Exhibit T3E-1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF MISSISSIPPI

In re: O&G LEASING, LLC, et al. Debtors.	) ) ) ) ) ) )	Case No. 10-01851 EE Chapter 11 Jointly Administered

SECOND AMENDED DISCLOSURE STATEMENT FOR DEBTORS’

SECOND AMENDED PLAN OF REORGANIZATION

O&G Leasing, LLC (“O&G”) and Performance Drilling Company, LLC (“Performance”), the above-captioned debtors and debtors-in-possession (each generally a “Debtor” and, collectively, the “Debtors” or the “Company”), submit this Second Amended Disclosure Statement (“Disclosure Statement”) for solicitation of votes on the accompanying Second Amended Plan of Reorganization [Dkt #916] (the “Plan”). Capitalized terms used and not otherwise specifically defined herein shall have the meaning ascribed to them in the Plan.

INTRODUCTION

The Debtors’ Plan is a plan of reorganization that provides for 100% repayment of all Allowed Claims. The Debtors believe that their Plan provides the best and most viable solution to exit from bankruptcy and continue the successful operation of the Company. This Disclosure Statement describes and explains in detail how the Debtors will implement and carry out the Plan.

The purpose of a Disclosure Statement is to set forth information (1) regarding the history of the Debtors, their businesses and these jointly administered Chapter 11 Cases; (2) concerning the Plan; (3) advising the Holders of Claims and Interests of their rights under the Plan; (4) assisting the Holders of Claims and Interests in making an informed judgment regarding whether they should vote to accept or reject the Plan; and (5) assisting the Bankruptcy Court in determining whether the Plan complies with the provisions of Chapter 11 of the Bankruptcy Code and should be confirmed. Only the representations to be made concerning the Debtors or the Plan that are set forth in this Disclosure Statement are those authorized by the Court to be made. Any representations or inducements made to secure your acceptance of the Plan that are other than as set forth in this Disclosure Statement are not authorized and should not be relied upon by you in arriving at your decision.

Accompanying this Disclosure Statement are copies of the following (collectively, with the Disclosure Statement, the “Solicitation Package”):

•	the Plan, attached hereto as Exhibit 1;

•	the Disclosure Order, attached hereto as Exhibit 2;

•	the Order Approving Employment of Voting Agent and Solicitation Procedures [Dkt #565], attached hereto as Exhibit 6;

•	one or more Ballots to those members of the voting classes; and

•	a Recommendation of Support from the Steering Committee endorsing the Plan and supporting confirmation.

Article 1 of the Plan contains definitions of certain terms. Where those capitalized terms are used in this Disclosure Statement, they have the meaning set forth in Article 1 of the Plan. Those defined terms are very important to fully understand this Disclosure Statement.

THIS DISCLOSURE STATEMENT IS NOT INTENDED TO REPLACE A CAREFUL AND DETAILED REVIEW AND ANALYSIS OF THE PLAN BY EACH HOLDER OF A CLAIM OR INTEREST. THE DISCLOSURE STATEMENT IS INTENDED TO AID AND SUPPLEMENT THAT REVIEW. THE DESCRIPTION OF THE PLAN IS A SUMMARY ONLY. HOLDERS OF CLAIMS AND INTERESTS AND OTHER PARTIES IN INTEREST ARE CAUTIONED TO REVIEW THE PLAN AND ANY RELATED ATTACHMENTS FOR A FULL UNDERSTANDING OF THE PLAN’S PROVISIONS. THIS DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN.

Disclosure Order

By order dated January 8, 2013 (the “Disclosure Order”) a copy of which is annexed hereto as Exhibit 2, the Bankruptcy Court approved this Disclosure Statement, in accordance with § 1125 of the Bankruptcy Code, as containing “adequate information” to enable a hypothetical, reasonable investor typical of Holders of Claims against, or Interests in, the Debtors, to make an informed judgment as to whether to accept or reject the Plan, and authorized its use in connection with the solicitation of votes on the Plan. The Disclosure Order also establishes the following dates and deadlines:

•	the deadline for filing objections to confirmation of the Plan;

•	the date for determining that Holders of Claims may vote on the Plan;

•	the record date for determining the Holders of 2009 Debentures entitled to receive Solicitation Packages and to vote on the Plan;

•	the deadline for voting on the Plan; and

•	the date on which a final hearing on confirmation of the Plan will be held.

APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN. No solicitation of votes may be made except pursuant to this Disclosure Statement and § 1125 of the Bankruptcy Code. In voting on the Plan, Holders of Claims and Interests should not rely on any information relating to the Debtors and their businesses, other than that contained in this Disclosure Statement, the Plan and all exhibits to either.

Voting on the Plan

Pursuant to the provisions of the Bankruptcy Code, only classes of claims or interests that are (i) “impaired” by a plan of reorganization, and (ii) entitled to receive a distribution under such a plan, are entitled to vote on the plan. If you are entitled to vote to accept or reject the Plan (see Article V.C of this Disclosure Statement), accompanying this Disclosure Statement should be the Ballot for casting your vote(s) on the Plan and a pre-addressed envelope for the return of the Ballot. BALLOTS FOR ACCEPTANCE OR REJECTION OF THE PLAN ARE BEING PROVIDED ONLY TO HOLDERS OF CLAIMS IN THE VOTING CLASSES BECAUSE THEY ARE THE ONLY HOLDERS OF CLAIMS THAT MAY VOTE TO ACCEPT OR REJECT THIS PLAN.

THE DEBTORS RECOMMEND THAT THE HOLDERS OF CLAIMS IN ALL SOLICITED CLASSES VOTE TO ACCEPT THIS PLAN. The Debtors believe that the prompt confirmation and implementation of the Plan is in the best interests of the Debtors, all Holders of Claims and Interests, the Debtors’ Chapter 11 estates and all persons who may be affected by the confirmation or denial of the confirmation of the Plan.

After carefully reviewing this Disclosure Statement and the exhibits attached hereto, please indicate your vote with respect to the Plan on the enclosed Ballot and return it in the envelope provided. Voting procedures and requirements are explained in greater detail elsewhere in Article VIII of this Disclosure Statement and in Exhibit 6 hereto. If you are entitled to vote and you did not receive a ballot, received a damaged ballot or lost your ballot, please call the Debtors’ solicitation and voting agent, BMC Group, Inc., at 1-888-909-0100. Votes cannot be transmitted via email, orally or by facsimile, except in the case of a master ballot submitted by a Master Ballot Agent. Accordingly, you are urged to return your signed and completed ballot, by hand delivery, overnight delivery or regular U.S. mail, promptly, so that it is received by the Debtors’ solicitation agent on or before the Voting Deadline at the applicable following address:

BY UNITED STATES MAIL: O&G Leasing LLC Voting Agent BMC Group, Inc. P.O. Box 3020 Chanhassen, MN 55317	BY OVERNIGHT COURIER OR PERSONAL DELIVERY: O&G Leasing LLC Voting Agent BMC Group, Inc. 18750 Lake Drive East Chanhassen, MN 55317

IN ORDER TO BE COUNTED, BALLOTS MUST BE ACTUALLY RECEIVED BY 5:00 P.M. (CENTRAL TIME) ON FEBRUARY 15, 2013 (THE “VOTING DEADLINE”). ANY EXECUTED BALLOTS WHICH ARE TIMELY RECEIVED BUT WHICH DO NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN SHALL BE DEEMED TO CONSTITUTE A VOTE TO ACCEPT THE PLAN.

As established in the Disclosure Order, the date for determining the record holders of Claims or Interests that may vote on the Plan is January 8, 2013 (the “Record Date”).

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE BY THE DEBTORS AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED HEREIN, AND THE DELIVERY OF THIS DISCLOSURE STATEMENT DOES NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN SINCE SUCH DATE. THIS DISCLOSURE STATEMENT HAS BEEN PREPARED BY THE DEBTORS. HOLDERS OF CLAIMS ENTITLED TO VOTE SHOULD READ IT CAREFULLY AND IN ITS ENTIRETY, AND WHERE POSSIBLE, CONSULT WITH COUNSEL OR OTHER ADVISORS PRIOR TO VOTING ON THE PLAN.

THIS DISCLOSURE STATEMENT SUMMARIZES THE TERMS OF THE PLAN, WHICH SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE PLAN. IF ANY INCONSISTENCY EXISTS BETWEEN THE TERMS AND PROVISIONS OF THE PLAN AND THIS DISCLOSURE STATEMENT, THEN THE TERMS AND PROVISIONS OF THE PLAN SHALL CONTROL. CERTAIN OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE FORWARD LOOKING AND MAY CONTAIN PROJECTIONS AND FORECASTS THAT ARE BASED UPON CERTAIN ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES.1 ALL HOLDERS OF CLAIMS ENTITLED TO VOTE SHOULD CAREFULLY READ AND CONSIDER FULLY THE ENTIRE DISCLOSURE STATEMENT AND PLAN BEFORE VOTING TO ACCEPT OR REJECT THE PLAN.

Most of the historic and current financial and other information contained in this Disclosure Statement has been derived from the Debtors, the Debtors’ records or the Claims Registers maintained by the Clerk of the Bankruptcy Court in these Cases. The Debtors believe the information to be correct; however, it has not been independently verified in every instance, nor has it been subjected to a certified audit. The projections attached to the Disclosure Statement and the liquidation analysis have been prepared by the Debtors based on their knowledge of the Company’s business, customers and the market and based on input and assistance from their advisors. The valuation information, along with other information and market-related data, was obtained through consultation with Hadco International, the Debtors’ expert engaged to appraise and provide valuation opinions and testimony regarding the Debtors’ drilling equipment and industry information relevant to the Plan. The Debtors believe the projections and valuation opinions to be sound, but they have not been independently assessed.

OVERVIEW OF PLAN

The following is a brief overview of the material provisions of the Plan and is qualified in its entirety by reference to the full Plan. For a more detailed description of the terms and provisions of the Plan, see Article V below entitled “Summary of the Plan.”

Plan Explanation

The Plan contemplates the substantive consolidation of the Debtors for the purposes of implementation of and performance under the Plan. The estates of the Debtors will be deemed combined so that all assets, liabilities, Claims and Interests are merged into and treated as one consolidated estate. There will be combined classification of Claims and Interests, voting, and treatment of and distributions to Holders of Claims. As a result of substantive consolidation, joint obligations of the Debtors shall be treated as a single obligation of the consolidated estate. By way of example, the WSB Secured Claim is

[1]

This Disclosure Statement may not be relied upon by any person for any purpose other than by holders of Claims or Interests entitled to vote and for the purpose of determining whether to vote to accept or reject the Plan. Nothing contained herein shall constitute an admission of any fact or liability by any party, or be admissible in any proceeding involving the Debtors or any other party, or be deemed conclusive evidence of the tax or other legal effects of the reorganization on the Debtors or the holders of Claims or Interests.

presently asserted against the estates of both O&G and Performance; upon the substantive consolidation, the WSB Secured Claim will be comprised of one Claim asserted against the consolidated estate. Also under the Plan, O&G and Performance will undergo a merger transaction whereby Performance will be the sole surviving entity – the Reorganized Debtor – in which all property and assets will be vested and which will have and perform all obligations under the Plan on and after the Effective Date.

Overview of Plan Performance

The Plan provides in Section 11.2 that it will become effective on the Effective Date, which at this time has not been determined or estimated by the Debtors. While there are other actions contemplated by the Plan, and described in more detail below, the Debtors propose to restructure and exit bankruptcy as reorganized companies that will continue to operate their respective businesses. The corporate and financial restructuring transactions that are proposed in the Plan are designed to, and the Debtors believe that they will, provide them with a stable and flexible debt structure under which to execute the Plan and repay Holders of Claims in full, operate the Company with appropriate safeguards against the turbulence of the oil and gas industry, and successfully reorganize their businesses for long-term success.

Overview of Classification and Treatment of Claims and Interests

The Plan provides for payment in full of all Allowed Claims. Administrative Claims, Tax Claims and Priority Claims will be paid in full on the Effective Date or when finally Allowed, and Secured and Unsecured Claims will be paid from Cash on hand and revenues generated from operations from and after the Effective Date. The Interest in O&G will be cancelled, and the Holder of such Interest will not receive a distribution under the Plan. The following chart2 summarizes the classification and the proposed distributions to Holders of Allowed Claims and Interests under the Plan:

Class	Claim/Interest	Treatment of Claim/Interest on later of Effective Date or Date on which Claim or Interest is Allowed	Estimated Recovery Under Plan
	Unclassified Claims	Paid Cash in full	100%

1	WSB Secured Claim	New secured term loan equal to Allowed Claim consistent with WSB Order	100%

2	2009 Senior Debentures Claims	Issued New Senior Debentures in face amount equal to Allowed Claim, less amounts paid during pendency of Cases	100%

3	Other Secured Claims	Paid in full, arrearage paid in extended installment payments	100%

4	2009 Subordinate Debenture Claims	Issued New Junior Debentures in face amount equal to Allowed Claim, less amounts paid during pendency of Cases	100%

5	General Unsecured Claims	Paid quarterly Cash payments until paid in full	100%

6	Octane Claim	Paid quarterly Cash payments beginning in Year 7 until paid in full	100%

7	Octane II Claim	Receive new membership Interests in O&G	$0 (negative equity value)

8	Interests	Cancelled and extinguished	$0

[2]	This chart is only a summary of the classification and treatment of Claims and Interests under the Plan. Reference should be made to the entire Disclosure Statement and the Plan for a complete description of the classification and treatment of Claims and Interests.

THE TREATMENT AND DISTRIBUTIONS PROVIDED TO HOLDERS OF ALLOWED CLAIMS AND INTERESTS PURSUANT TO THE PLAN ARE IN FULL AND COMPLETE SATISFACTION OF THE ALLOWED CLAIMS AND INTERESTS ON ACCOUNT OF WHICH SUCH TREATMENT IS GIVEN AND DISTRIBUTIONS ARE MADE. REFERENCE SHOULD BE MADE TO THE ENTIRE DISCLOSURE STATEMENT AND THE PLAN FOR A COMPLETE DESCRIPTION OF THE CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS.

HISTORY OF THE DEBTORS

Company Formation

O&G was formed in 2006 to acquire and construct land drilling rigs that it would lease to its wholly-owned subsidiary, Performance. Performance was formed to provide contract drilling services for ArkLaTex (Arkansas, Louisiana and Eastern Texas) region, as well as Alabama, Florida, Mississippi and Oklahoma. Management’s goal was to establish Performance as a mid-sized oil field service company, meaningfully differentiated from its competitors, and recognized as performing in the top percentages of the marketed fleet when measured by age and capability of the rigs, quality of crew, safety record, and drilling efficiency. With nearly 200 years of collective management experience in the oil and gas drilling industry, Performance believed it could well position itself in its desired market and compete on a long-term basis.

Rig Construction and Deployment

Starting in 2006 and continuing through 2007, the Company built three 1000 horsepower (“HP”) rigs. The first of which (currently known as Rig 22) was completed and started drilling in the fourth quarter of 2006, and the next two rigs (currently known as Rig 48 & Rig 3) were completed and began drilling in 2007. All three rigs were completed on schedule and on budget, despite a shortage of quality rig parts and components, long lead times for delivery and a shortage of skilled labor available to a start-up company. The Company later completed construction of Rig 14 and Rig 28 in 2008.

A description of each of the five rigs constructed/acquired is as follows:

Rig #	22	48	3	14	28
Description	HRI 800 Heartland	HRI 800 Heartland	HRI 800 Heartland	Oil Rig 1000 Full Circle	Gardner- Denver 1100 Full Circle
Horsepower	1,000	1,000	1,000	1,200	1,500
Depth-TMD (Feet)	12,500	12,500	12,500	15,000	18-20,000
Drill Pipe	4 1⁄2”	4 1⁄2”	4 1⁄2”	4 1⁄2”	5”
Type	Mechanical	Mechanical	Mechanical	Mechanical	Electrical
First Mobilized	November 2006	March 2007	September 2007	June 2008	December 2008

The total cost of the rigs constructed is as follows:

Rig 22:	$ 7,267,000, first deployed in November 2006

Rig 48:	$ 7,162,000, first deployed in March 2007

Rig 3:	$ 8,171,000, first deployed September 2007

Rig 14:	$ 7,846,000, first deployed in June 2008

Rig 28:	$12,527,000, first deployed in December 2008

At the time the Company was formed and during the periods that each of these rigs were commissioned and financed, market conditions were at historical highs that were supported by an extended, sustained need for additional rig capacity.

Construction/Acquisition Funding of Rigs

Construction of each of the rigs was funded through a series of debenture offerings, private debt and equity. As each rig was acquired and constructed, new bonds were issued to fund the cost of the rig. The bonds were placed by Crews and Associates, Inc. (“Crews”) of Little Rock, Arkansas. First Security Bank (“First Security”), Crews’ sister corporation also of Little Rock, Arkansas, served as indenture trustee. The structure for the first three (3) rigs (see chronology below) was that Sajac, owner of the Interest in O&G, would contribute 10% cash equity and Crews would arrange and place the balance of the construction costs through the sale of senior debentures for 80% of the remaining amount and junior debentures for 20% of the remaining amount. However, the bond financings did not provide funding sufficient to cover all construction costs, so the Company ensured that these financing shortfalls were met and provided working capital and operational expenses through loans from affiliates.

The following summarizes the construction and financing of the Company’s first three rigs, which were all built and financed under the same structure:

Rig 22. The debenture issuance for Rig 22 (previously known as Rig 1 and then Rig 8) was dated September 15, 2006, consisting of a senior component of $5,100,000 at 9.25% interest and a subordinated component of $1,860,000 at 17.6% interest, with interest on both payable quarterly, and a maturity date of September 15, 2011. Sajac paid $700,000 of equity towards construction of the rig. The net cash available for the project after costs was $6,921,964, which left a shortfall of $345,036 which was funded through related party loans. Prior to the refinancing of Rig 22 in 2008, see below, a total of $2,300,000 in principal and $1,283,812 in interest was paid to the debenture Holders.

Rig 48. The original debenture issuance for Rig 48 (previously known as Rig 2) was dated December 13, 2006, consisting of a senior component of $5,800,000 at 9.25% interest and a subordinated component of $1,510,000 at 15% interest, with interest on both payable quarterly and a maturity date of January 15, 2012. The Cash equity component provided by Sajac was $735,000. The net cash available for the project after costs was $7,260,185. Prior to the retirement of these debentures in 2008, a total of $2,050,000 in principal and $1,362,072 in interest was paid to the debenture Holders.

Rig 3. The debenture issuance for Rig 3 was dated April 10, 2007, with a senior component of $5,800,000 at 9.25% interest and a subordinated component of $1,515,000 at 15% interest, with interest on both payable quarterly and a maturity date of May 15, 2012. The Cash equity component provided by Sajac was $735,000. The net cash available for the project after costs was $7,259,251 which left a shortfall of $911,749 which was funded through loans from related parties. Prior to the exchange in 2009, a total of $1,350,000 in principal and $1,641,784 in interest was paid to the debenture Holders.

Initial Budgeted Operating Costs

The trust indentures under which the above debentures were issued provided for an allowance of $7,000 per day from revenue to be provided to the Company for its operational costs on a per rig basis. This allowance (which was disclosed in the offering documents for each debenture) has resulted in ongoing confusion with regard to what the Company’s operational costs actually are. This number was developed by Superior Well Drilling, LLC (“Superior Well”), and its principals, with whom the Company had negotiated a turnkey agreement under which Superior Well would manage the construction of the Company’s rigs, its drilling operations and business. Superior Well represented its capabilities and intention to be responsible for handling all aspects associated with the construction, ownership and operation of the rigs, from overseeing construction, to finding work and negotiating contracts, to drilling wells for $7,000 per day, and to run the Company “in an efficient and profitable manner.” Superior Well further represented that it would be able to secure work and generate enough profit to be able to pay off all acquisition and financing costs associated with each rig within 24 months of the rig being placed in service. Based on these representations, the Company believed and conveyed to Crews that $7,000 per day was an appropriate operating expense for budgeting purposes. Consequently, this number was used in and relied upon in the financing projections of the first 3 rigs (Rig 22, Rig 3, and Rig 48). Superior Well was unable to live up to its representations and its relationship with the Company ended. As a result of this failed relationship, the Company was forced to then assume complete control of its business in a manner that was not originally contemplated and form and employ its own sales and management team and thus incurring higher operating costs than contemplated.

Soon after the Company took over the day-to-day management and operations of its business that Superior Well was to handle, it was obvious that operational costs far exceeded $7,000 per rig, per day. This number was based on representations and assumptions that did not materialize and does not represent the actual cost of operations. This problem, compounded by the restrictive cash requirements contained in the original debenture financings (discussed below), led to significant cash flow problems. The result was that the Company was forced to obtain loans to cover these shortfalls even though the Company as a whole was generating significant excess revenues which were being swept by First Security to make accelerated principal payments on certain debentures, all as discussed in more detail in Subsection B.4, below.

Restrictions on Revenues

Another significant structural problem with the first three debenture financings was that each issuance constituted a separate financing unto itself and under which the Company was required to segregate all operating revenues. As stated above, the Company was permitted to retain only $7,000 per day and all remaining revenues were placed into a revenue account for use solely to pay interest and (if excess funds existed, as they quite often did) principal to retire the debentures issued in connection with that particular rig. So, for example, if Rig 22 was working, the revenue generated by its use was not available to the Company for use in paying any other obligation. If Rig 3 was not working, the Company was unable to make its interest payments as and when due. This resulted in the obvious problem of having significant cash in the revenue account of a working rig that would repay interest and significant accelerated principal payments while at the same time causing the Company to incur significant additional debt to be able to service debenture obligations for a rig that was not working.

Rig 28. Consistent with its strategic plans, in early 2008 the Company was doing well operationally and as a whole and opportunities arose that justified the acquisition of another rig. The Company used this opportunity to request that Crews and First Security modify the debenture structure to alleviate the problems noted above. Crews agreed and committed to place new debentures that would be used to finance the construction costs of Rig 28, to refinance the outstanding amounts owed on Rig 22 and to repay the loans that the Company had to secure from affiliates to fund the operating shortfalls that had accumulated due to the structural problems stated above.

On June 19, 2008, the Company issued senior debentures in the amount of $17,600,000 at 10% interest and subordinate debentures in the amount of $4,400,000 at 15% interest, with interest on both to be paid quarterly and a maturity date of June 15, 2013. These debentures were issued pursuant to a new indenture that eliminated both the $7,000 per day budget requirement and the restriction on use of revenue generated by these rigs, giving the Company partial relief from the structural problems it was experiencing. The net proceeds available after deposits and issuance costs were $19,926,660, which was used to cover the cost of the construction of Rig 28 ($12,527,000), to retire the remaining $3,490,000 of senior debt related to rig 22 and $1,170,000 of subordinate debt related to Rig 22, and to repay bridge financing in the amount of $2,739,660.

Funding Shortfalls; Rig 14

Also in 2008, the Company agreed to purchase Rig 14 after being presented with the opportunity by Tom Taylor, a consultant hired by Crews in connection with the financing of the Company’s rigs. Crews committed to provide the financing for the purchase of Rig 14. Given these assurances for financing, the Company made several non-refundable deposits in excess of $1 million and continued to expend several million dollars on upgrades and improvements to complete the rig. Only after these multi-million dollar investments had been made by the Company, Crews informed the Company that it was unable to raise sufficient funding to close on the scheduled closing date and that an alternative lender would have to be brought in to assist.

Crews first suggested that an alternate lender simply finance the acquisition of Rig 14 and that Crews would place subordinate debt if there was any shortfall. It was then suggested that the Company use the alternate lender to refinance the debentures issued on Rig 48 so that the Holders of the Rig 48 debentures could roll their investment into the debentures to be issued for the Rig 14 financing to allow for a completed financing. This funding structure was more complex and significantly increased the cost of financing, but the Company had already invested millions of dollars into Rig 14 and had no other realistic alternative. WSB was identified by Alan Barksdale, then a Crews representative, as an appropriate lender and the parties ultimately agreed that Rig 48 would be refinanced through a new loan from WSB in the amount of $5,250,000, and the acquisition of Rig 14 would be financed through placement by Crews of new senior debentures in the amount of $8,170,000 and new subordinate debentures placed on Rig 48 for $3,000,000 for a total debenture capital raise of $11,170,000. The debenture transaction was to be consummated within a week or two after the close of the WSB financing to allow enough time to effect retirement of the Rig 48 debentures before issuance of the debentures on Rig 14 and the subordinate debentures on Rig 48.

Ultimately, the debenture issuance for Rig 14 was dated October 31, 2008 with a senior component of $5,670,000, of which only $3,500,000 was funded, at 10.5% interest and a subordinate component of $2,500,000, of which only $2,100,000 was funded, at 16% interest, with interest payable quarterly and a maturity date of November 15, 2013. Of the $11,170,000 in new debenture funding committed, only $4,750,000 of actual funding was placed after accounting for substantial placement fees, legal fees and related costs. This left a permanent funding shortfall of $6,300,000 related to these transactions. Octane Funding, LLC provided the additional funding that enabled the acquisition of Rig 14 and expected to be repaid from the completion of the financing as proposed by Crews, which did not materialize.

Provisions for a second lien on Rig 48 were given in favor of the indenture trustee only because of the commitment from Crews to place the subordinate debenture on the rig, but the funding which served as the consideration for this lien did not materialize.

Management/Key Employees and Relationships with Affiliates

The following are the management and senior-level employees of the Company:

Ben O. Turnage is the former Manager and Chief Executive Officer of both O&G and Performance, having served in those roles through May 2012 and holding ultimate responsibility for oversight of all managerial, financial and executive business activities. Mr. Turnage received his compensation from the Debtors while serving in these roles through the management fees paid to Dell Group Holdings, LLC, as discussed below. Effective May 31, 2012, Mr. Turnage resigned from all positions with the Debtors and, as of the date hereof, holds no position as an officer of either of the Debtors, has no involvement in the daily operations of the Company and receives no compensation.

David G. (“Grumpy”) Farmer is the President and Chief Operating Officer of Performance and is directly responsible for all operations and staffing. Effective June 1, 2012, Mr. Farmer was appointed as Manager of both O&G and Performance and assumed all senior executive management responsibilities in addition to the operational authority he has always held with the Company. He managed construction of all five of the Company’s rigs, with completion of each on-time and within-budget. Mr. Farmer has over 25 continuous years of industry experience in drilling oil and gas wells throughout the ArkLaTex, Black Warrior and Gulf Coast Regions. Mr. Farmer started with Hughes Tool Company in 1981, later joining Smith International as a Regional Sales Manager in 1990. In 1999, Mr. Farmer formed DGFI, described more fully below, to further expand his services to Smith and its subsidiaries, along with his advisory work to major oil and gas operators, including BP/Amoco and Shell. He left Smith International in 2006 to join Performance. Mr. Farmer is highly regarded by and has many valuable relationships with operators and producers throughout the United States. Mr. Farmer’s current annual compensation is $222,000 (unchanged since 2007), plus health and dental insurance and use of a Company vehicle provided by Performance.

Jeff H. Goodwin, CPA, is the Treasurer and Chief Financial Officer of O&G and Performance and supervises the all aspects of the Company’s financial unit and is the chief financial spokesperson for the organization. Mr. Goodwin directly assists and advises management on all strategic and tactical matters as they relate to budget management, cost benefit analysis and forecasting needs. He is a graduate of Mississippi College and has been a practicing Certified Public Accountant for over 20 years. Mr. Goodwin’s current compensation package includes an annual salary of $150,000 plus health and dental insurance and use of a Company vehicle provided by Performance.

Tom Ferguson is Senior Vice President-Marketing and Contracts and is responsible for marketing, customer relations and contract procurement for Performance. He joined Performance in early 2007, after having held similar positions for years with Patterson Drilling Company and with Grey Wolf Drilling Company, where under Mr. Ferguson’s direction expanded its operations from 18 rigs to 120 and expanding its territory from the Gulf Coast Region and South Texas to one include West Texas, Rocky Mountains, Mid Continent and the ArkLaTex, Mississippi and Alabama. Mr. Ferguson’s current compensation package includes an annual salary of $205,000 plus health and dental insurance and use of a Company vehicle provided by Performance.

Dell Group Holdings, LLC, is a holding company managed by Mr. Turnage and through which managerial/executive oversight and backbone operational support was provided to the Company. From the Company’s inception, Dell Group Holdings, LLC, has provided two main support services: a) the executive management services of Mr. Turnage, and b) a substantial amount of administrative, accounting and IT support, including the accurate and timely production of all payroll, tax preparation, reporting for all employees, maintenance of all Company financial statements, sales use and income tax and senior-level accounting functions, all of which are managed by employees of Dell Group Holdings, LLC. Mr. Turnage received payment of his compensation from payments made to Dell Group Holdings, LLC, for management fees, which the Company has paid in the amount of $45,000 per month since January 2009, after construction of all the Drilling Rigs was completed. Effective May 31, 2012, Dell Group Holdings, LLC ceased providing these services, and the Company made all necessary changes to bring “in house” all of the personnel, services and infrastructure that had been previously provided by or through Dell Group Holdings, LLC.

Octane and Octane II are entities that are also managed by Mr. Turnage. Octane and Octane II provided debt capital to the Company at various times to, among other things, fund construction costs of the rigs pending closing of the debenture financings (all of which was understood and agreed to among all parties, including First Security and Crews), fund construction shortfalls discussed above, fund capital expenditures and fund debt service payments and provide working capital when needed due to the Company’s revenue restriction problems under the early debentures.

David Grumpy Farmer, Inc. (“DGFI”) was formed in 1999 by Mr. Farmer well prior to his full-time involvement in the Company. When Mr. Farmer agreed to work for Performance, he requested that his employment be through DGFI as an independent contractor, making administrative matters for Mr. Farmer easier to manage and providing tax benefits to Performance. Additionally, when the Company was formed its lack of credit history was problematic, so DGFI agreed, as an accommodation to the Company, to purchase vehicles and other equipment needed and lease them to the Company on essentially a pass-through basis. Mr. Farmer personally guaranteed substantial amounts of debt for these transactions. After vehicles and equipment financed by DGFI have been paid off, DGFI has permitted the Company to continue using them at no cost. DGFI also had in place certain infrastructure (including a yard, shop and field office facility complete with utilities, etc.) that it allowed the Company to use and pay for as a direct pass through expense at very advantageous pricing. DGFI, also as an accommodation to Performance, has provided equipment for use by the Company, if requested or needed by its customers, which are handled simply as pass through costs that are neither net expenses to the Company nor profit centers for DGFI. DGFI presently continues to lease the trucks and other vehicles used by the Company but no other property, equipment or premises.

Events Leading to Need for Restructuring

Market Dynamics Affecting the Drilling Industry

The period from 2004 through 2008 represented a boom era for drilling contractors. During this time, land rig counts continued to rise rapidly to the peak in August of 2008, while utilization rates across the industry increased to the low to mid 70% range. This increase in rig counts was driven by a significant increase in the prices of crude oil and natural gas and significant investments in large gas shale plays.

The following chart depicts the movement of rig counts, natural gas prices and utilization rates during the period in which the Company entered the market. These market conditions were conducive to additional capacity to be placed into the market. Demand was high which pushed day rates to an average over $17,000 per day. The second chart below tracks crude oil prices from 2000 through 2010. It is clear from the chart that the Company entered the market as the growth curve in oil prices was accelerating to an all-time high in 2007 with natural gas prices skyrocketing right behind.

U.S. Land Rig Count vs. Natural Gas Prices

NOTE: O&G's last two rigs came online just as the price of Natural Gas began to plummet corresponding in a dramatic drop in demand for RIG's
Rigs #22, #48 and #3 come online
U.S. Land Rig Count vs Rig Utilization
2000
1800
1600
1400
1200
1000
800
600
400
200
0
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
Jan-2003
Jun-2003
Nov-2003
Apr-2004
Sep-2004
Feb-2005
Jul 2005
Dec-2005
May-2006
Oct-2006
Mar-2007
Aug 2007
Jan-2008
Jun-2008
Nov-2008
Apr-2009
Sep 2009
Rig Count
% Rig Utilization
U.S. Natural Gas Price ($'s per Thousand Cubic Feet)
12
10
8
6
4
2
0
Jan-2002
Jun-2002
Nov-2002
Apr-2003
Sep-2003
Feb-2004
Jul-2004
Dec-2004
May-2005
Oct-2005
Mar-2006
Aug-2006
Jan-2007
Jun-2007
Nov-2007
Apr-2008
Sep-2008
Feb-2009
Jul-2009
Dec-2009
Rigs #14 and #28 come online
Crude oil, avg, spot price chart
132.8
104.2
75.7
47.1
18.5
14.8
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
($/bbl)

Drastic Changes in Market

The above chart also illustrates the drastic change in the market beginning in late 2008. This dramatic drop in oil and gas prices coincided with the global financial crisis that was occurring and caused a virtual stoppage in the drilling industry. The exploration and production of oil and gas, and the drilling that goes along with it, dramatically contracted as companies lost the ability to obtain the capital required to finance their ventures. Rigs were pulled out of the market and most contractors not under contract were released by operators. Demand plummeted as did utilization and rig counts. Utilization fell from over 70% nationally to 41% for 2009. Rig counts suffered a decline of 57% within one year as contractors took rigs off the market and out of service. As companies swiftly reduced drilling budgets, long-term contracts were replaced with short-term well-to-well engagements. Day rates fell as low as $9,500 to 10,000, which are rates similar to those the Company was able to secure at that time (when it was able to secure work) for its 1000HP rigs. The Company suffered the same plight as the rest of the industry.

Effect on Company Operations

Although Performance has traditionally outperformed the market,3 the significant decline in utilization and day rates in 2009 impacted all drilling contractors and resulted in a reduction in cash flow available to fund operations and service debt. Prior to this market collapse, the Company believed, as did just about everyone else in the industry, that day rates and utilization would remain at pre-crisis levels for years to come. It was commonly heard that we would never see $100 per barrel oil again. Looking back, however, the Company’s utilization rate fell to 52% in 2009, which was higher than the national average of 40% but obviously a big problem. The Company’s reputation for safe and highly efficient drilling services helped it secure this better than average work, but it was not enough. Two of the three rigs that the Company was able to find work for were at $11,000 per day, in contrast to the first quarter 2009 rates of $17,000–$18,000 per day. If it were not for the Company’s largest rig, Rig 28, which was fortunately under a term contract (through April of 2011) at a day rate of $25,000, the Company may not have been able to successfully reorganize like it has. By the mid-first quarter of 2010, Performance had two rigs working with one on a short-term contract rate of $10,300 per day. These worsening conditions made supporting the Company’s debt structure impossible.

Problems Exacerbated by Debenture Structure

As described above, the structure of the initial debentures caused the Company to incur additional debt to fund operations while at the same time significant (but restricted) revenues were being generated by the Company as a whole. The Company suffered operating shortfalls in excess of $5 million, all while repaying high rates of interest and, due to the restrictions on use of excess revenues, accelerated principal payments that were swept and remitted to the Holders of certain debentures. Instead of having the flexibility and capability to use the Company’s net revenues to satisfy all of its debenture obligations, the structural requirements instead resulted in payments of principal (not accounting for amounts repaid through refinancing) of approximately $5,700,000 while the Company had to secure loans to finance operations.

[3]	When utilization rates were peaking in the low-mid 70% range during 2008, Performance’s utilization was at 90%. When in 2009 the utilization rates fell to 41%, Performance’s utilization was 52%. This is even more evident now, as overall market utilization for North American land-based drilling rigs is around 50%, Performance has remained at virtually 100% utilization since late 2010.

2009 Debentures

In early 2009, the global economic meltdown was in full swing and the market challenges began to impact all drilling contractors. It became clear that servicing the debenture indebtedness was going to be a challenge for the Company. This simply aggravated the significant strain on Company finances already caused by the existing debenture structure. Management approached Crews to discuss the problems and market issues and requested a one-year deferment of interest and principal under each of the outstanding debentures to permit the market to settle and provide all parties with an opportunity to revisit the obligations under more stable and improved market conditions. Instead, Crews proposed an exchange under which all of the previously issued debentures would be terminated and exchanged for a new, consolidated debenture issuance. This debenture structure would also remove the problems discussed above that existed with the prior debentures but did not defer any interest payments as requested. It was agreed that the proposed exchange would be consummated in the Spring 2009, but it was ultimately delayed until September 15, 2009. The Company was required during this delay to make regular payments as an inducement to the completion of the exchange and therefore required further borrowings from Octane in order to do so. The Company was advised that this exchange was duly voted upon and agreed to by the Holders of the previously issued series. The new principal balances became $25,955,000 for the Senior Debentures and $7,610,000 for the Subordinate Debentures at an overall higher interest rate to the Company. It was optimistically anticipated that (a) the market would have recovered in time for the Company to return to financial stability, (b) the newly consolidated debt structure would provide the Company with the much needed flexibility to assist in servicing the obligations, and (c) day rates would recover to levels existing before the steep market decline. Unfortunately, the market downturn continued (ultimately into mid to late 2010), resulting in rigs remaining stacked and day rates depressed. In early 2010, it became evident that the Company was not going to be able to make the first interest payment due March 15, 2010, and management notified First Security and representatives at Crews of the Company’s inability to make the payment.

Attempt to Negotiate an Agreed Restructuring of 2009 Debentures

In early 2010, the Company notified Crews and First Security that the March 15, 2010, interest payment could not be made, and began to explore alternatives for restructuring the debenture indebtedness. The Company first attempted to engage with First Security in hopes of being able to negotiate an agreed, out-of-court restructuring of the 2009 Debentures. The Company desperately wanted to avoid bankruptcy and communicated this to First Security. The Company had already engaged a financial advisor for the primary purpose of assisting the Company with restructuring the debenture indebtedness and avoiding a bankruptcy filing.

Documents were provided to First Security, and presentations were made by the Debtors with initial proposals for the terms of a restructuring. First Security had already threatened litigation to enforce its asserted rights in Company assets, including the appointment of a receiver for purposes of liquidating the Company’s assets. As part of the negotiation, the Company informed First Security of its belief that problems with the loan and security documents raised serious concerns about the validity of the asserted liens and security interests it was threatening to enforce. See Section IV.D, below. The Company offered to waive and forego contesting the Liens if there was agreement to avoid judicial proceedings (whether that be litigation or bankruptcy proceedings) and to a mutual restructuring the debenture indebtedness. Forbearance was requested in order to give the parties reasonable time and appropriate conditions to negotiate toward such an agreement. First Security denied the request and it soon became clear to the Company that First Security either did not have the ability or authority to negotiate a restructuring, or it that had no intention of truly engaging in such a negotiation. The Company’s initial proposals were never met with counter-proposals or meaningful discussion, other than derogatory comments. So, the Company quickly and reluctantly determined that further dealings with First Security would not be productive.

This led the Company to make several requests to First Security to provide a list of the Holders of the 2009 Debentures. The Company intended to communicate directly with the Holders to facilitate a restructuring that would provide a much higher recovery than they would have gotten through First Security’s foreclosure. These requests were refused on the assertion that First Security did not know who held the debentures and was therefore unable to comply with the request. The Company did its best to identify some of the Holders of larger amounts of the 2009 Debentures and reached out to those Holders to open the discussion regarding available options to restructure the debt. The Company was attempting to establish open lines of communication so that the Holders would be able to receive timely and accurate information and have dialogue with the Company about the current financial issues and potential for addressing them. This was also done by requesting that First Security pass along information developed by the Company to the debenture Holders. The Company came to see, based on the limited feedback and clear lack of understanding of important and basic facts, that information flow to the Holders was, at best, slow and in many instances nonexistent. With First Security threatening judicial action, time was of the essence with regard to any agreed solution to the Company’s financial distress, and it was becoming evident that there would be no avenue available to the Company to achieve one.

This became a reality when First Security filed a civil action for appointment of a receiver and for judicial foreclosure and liquidation of the Company’s assets. Based on the Company’s information at the time, which has since been substantiated by industry and market data, the Company was in the midst of the low point of the market downturn. Forced liquidation at that time would have yielded the lowest possible return to the Holders of debentures, which opinion was supported by both First Security’s and the Debtors’ valuation experts. The Company then filed voluntary petitions for relief with the Bankruptcy Court on May 21, 2010, for both O&G and Performance to prevent a forced liquidation at the bottom of the market and to preserve the enterprise value of the Company. Market data and the benefit of hindsight, along with the Company’s operational success in these proceedings, has proven that the Company’s judgment and actions in thwarting First Security’s threatened foreclosure at what proved to be the absolute bottom of a sustained market downturn was critically important and beneficial, even though the Debtors sought all along to avoid bankruptcy.

SIGNIFICANT EVENTS IN THE BANKRUPTCY CASES

On May 21, 2010, the Debtors filed their voluntary petitions for relief under Chapter 11 of the Bankruptcy Code. Since filing the petitions, the Debtors’ Cases have been jointly administered under the above-captioned Case number. The Debtors have remained in possession of their property and operated their businesses as debtors-in-possession. The Debtors have continued to operate their drilling rigs and otherwise conduct operations in the ordinary course of business. Immediately after filing the petitions, the Debtors obtained permission to pay all pre-petition wage and benefit payments due to employees. As a result, substantially all, if not all, valid employee Priority Claims have already been paid in full. The Debtors also obtained the approval of the Bankruptcy Court to pay pending ad valorem taxes and insurance premiums due and payable as of the Petition Date. Finally, due to the Company’s outstanding reputation and success as an efficient drilling contractor, it has achieved essentially 100% utilization.

Use of Cash Collateral

Since the Petition Date, the Debtors have funded their on-going operations and administrative expenses pursuant to the Debentures Cash Collateral Order under which the Debtors were authorized to use cash collateral, subject to a budget, in which First Security asserts Liens but which the Debtors have contested on the bases asserted in the Lien Adversary. See Section IV.D. below. This order provided for the continuation of the pre-petition Liens on the Senior Debentures Collateral post-petition as adequate protection for any decline in the value of their collateral that may result from the Debtors’ use. These protections were conditional given that the Lien position of First Security was disputed and ultimately are dependent upon the outcome of the Lien Adversary to determine whether these protections become non-conditional, if First Security prevails, or become a nullity, if the Debtors prevail. Beginning in July 2010 as agreed to in the Debentures Cash Collateral Order, the Debtors placed in a “Debt Reserve Escrow” monthly payments of $65,000. After the Court determined in the Lien Adversary that First Security’s Liens were valid, all accumulated funds were disbursed, and these monthly payments have continued to be made. Since the Petition Date, the Debtors have paid First Security $1,625,000 through July 2012. Since the Petition Date, the Debtors have outperformed their budgeted projections, stabilized their business, financed significant capital asset acquisitions necessary to compete and secure the term contracts that they have with their customers, and throughout the Cases generated significant amounts of Cash from operations and accounts receivable. See Section IV.K.4., below. The Debtors have maintained continuous 13 week budgets and provided weekly budget reconciliations for the entirety of the Cases.

Retention of Professionals

The Debtors retained McCraney, Montagnet, Quin & Noble, PLLC as their bankruptcy counsel [Dkt #36] and YoungWilliams, P.A. as corporate counsel [Dkt #35]. YoungWilliams was replaced by Bradley Arant Boult Cummings, LLP as corporate counsel effective March 8, 2012, but remained engaged as special counsel on litigation matters. The Debtors retained General Capital Partners as financial and restructuring advisor [Dkt #100] and Lefoldt & Co. as accountants [Dkt #99]. General Capital Partners ceased providing services to the Debtor in or around March 2011. Hadco International was engaged by the Debtors to provide full and complete appraisals of the Debtors’ five (5) drilling rigs and related drilling equipment, expert testimony and consultation regarding valuation of said equipment for purposes of the Plan and related industry expertise regarding the Debtors’ operations and business affairs, where applicable.

Proof of Claim Bar Dates

Pursuant to the notice issued by the Clerk of the Bankruptcy court in the above-captioned Case on May 28, 2010, the last day on which Proofs of Claim were permitted to be filed was September 20, 2010, except that governmental entities were permitted until November 17, 2010 to file Proofs of Claim. Consistent with its practice in jointly administered cases, the Clerk of the Bankruptcy Court has maintained separate Claims Dockets for each of the Cases. In accordance with § 1111(a) of the Bankruptcy Code, a creditor whose Claim is listed on the Debtors’ Schedules of Liabilities filed in these Cases as undisputed, liquidated and not contingent is deemed to have filed a Proof of Claim for that amount. Conversely, all Claims for which an objection to a Proof of Claim has been filed, will be filed or which are listed on the Debtors’ Schedules of Liabilities as disputed, contingent or unliquidated have not yet been “Allowed” and are subject to the provisions of Article 8 of the Plan for the resolution of Disputed Claims and objections to Proofs of Claim.

Throughout the last several months, the Debtors have reviewed and attempted to reconcile the filed Proofs of Claim with the Debtors’ books and records. The Debtors will file prior to confirmation objections to filed Proofs of Claim. Unless otherwise provided in the Plan or the Confirmation Order, the Debtors (before the Effective Date) and Reorganized Debtor (after the Effective Date) shall have the sole right to object to and contest the allowance of any Proofs of Claim filed in the Cases. The Debtors will file such objections according to the process contained in Article 8 of the Plan.

Lien Adversary

As discussed in Section III. C, above, First Security instituted its civil action styled First Security Bank, as Trustee v. O&G Leasing, LLC, Performance Drilling Company, LLC, et al. in the United States District Court for the Southern District of Mississippi, in which it sought appointment of a receiver for the

Debtors, judicial foreclosure of the Debtors’ assets, among other remedies. The filing of this action pushed the Debtors into bankruptcy, which in turn stayed the action due to the imposition of the automatic stay of § 362.

Shortly after filing their petitions for relief in the Bankruptcy Court, the Debtors instituted an adversary proceeding styled O&G Leasing, LLC and Performance Drilling Company, LLC v. First Security Bank, as Trustee, and John Does 1-1000, Adversary Proceeding 10-00054. The Debtors assert numerous claims challenging First Security’s loan and security documents, including a request for a determination as to the nature, extent and validity of its asserted Liens, avoidance of preferential transfers stemming from the March 2010 filing of the UCC-1 financing statement that was to have been filed in connection with the September 2009 closing of the 2009 Debentures exchange, and an objection to First Security’s asserted secured claims.

Upon the Debtors’ filing of their adversary proceeding, the parties agreed to the referral of First Security’s civil action to the Bankruptcy Court, where it became Adversary Proceeding No. 10-00070, and then to the consolidation of the two adversary proceedings, which the Bankruptcy Court approved. The consolidated cases essentially assert the same claims and defenses between and among the parties, and the cases have proceeded under Case No. 10-00054 since that time.

First Security filed a motion for summary judgment that the Bankruptcy Court granted by order entered on August 26, 2011, which determined that the Liens asserted by First Security were valid and enforceable. The Bankruptcy Court held that First Security’s Liens attached to and were properly perfected against the Rigs but did not make final determinations as to the full extent of First Security’s asserted Liens. The Debtors elected not to appeal the decision based on the expectation that the confirmation process would be able to be completed prior to the time that a decision would likely be rendered. There are certain specified assets that the Debtors believe do not constitute collateral under the 2009 Indenture, and the resolution of this narrow question is all that remains in the Lien Adversary. The Debtors believe it likely that confirmation of the Plan will moot these remaining issues.

Rule 2019 Litigation

The Debtors filed their Motion for an Order (A) Compelling First Security Bank’s Compliance with Federal Rule of Bankruptcy Procedure 2019; (B) Prohibiting Further Participation in the Case by First Security Bank Pending Compliance with Federal Rule of Bankruptcy Procedure 2019 [Dkt #133] seeking to have the Court compel First Security to comply with the disclosure requirements of Rule 2019, based primarily on (a) the plain language of Rule 2019, which requires that indenture trustees make the disclosures called for thereunder, and (b) knowledge and belief that First Security had the ability to obtain and/or was in possession of the requested information, notwithstanding its representations to the contrary. Document production in the Lien Adversary proved this to be the case, where numerous documents produced by First Security (albeit improperly redacting the names of the Holders) show that the trustee was party to correspondence with Crews and had direct correspondence with brokers regarding the tally of votes of the Holders on the exchange offer for the 2009 Debentures and received documents reflecting the Holders voting in favor of the exchange and the amounts in face value of the previous debentures held by the Holders.

First Security vigorously opposed the motion, denying that it was obligated to comply, denying that it had any ability to identify the Holders of the 2009 Debentures and belatedly requesting that it should be excused from having to comply with the mandates of the rule. The Bankruptcy Court initially granted the Debtors’ motion on the basis that the language of Rule 2019 is clear and that First Security ought to comply by providing at least a limited amount of information regarding the Holders of the debentures. First Security filed its Motion to Reconsider and/or Alter or Amend the Court’s order granting the Debtors’ motion, which the Court granted. Unfortunately, no further proceedings were held on the issue for approximately a year until the Debtors requested that the Bankruptcy Court rule upon the motion and resolve the issues, and the predicted impediments to resolution continued to prolong these Cases. After reconsideration, the Court directed that First Security disclose to the Debtors the names of the Holders sitting on a “steering committee” that had been formed, and First Security provided the names of its members to the Debtors.

Rule 2004 Discovery

First Security filed their Motion for 2004 Examination of Debtor, O&G Leasing, LLC [Dkt. #62], Motion for 2004 Examination of Performance Drilling Company, LLC [Dkt. #63], Motion for 2004 Examination of Dell Group Holdings, LLC [Dkt. #64], Motion for 2004 Examination of David Grumpy Farmer, Inc. [Dkt. #65], Motion for 2004 Examination of Octane Funding, LLC [Dkt. #66], Motion for 2004 Examination of Octane Funding II, LLC [Dkt. #67] and Motion for 2004 Examination of SAJAC O&G Investors, LLC [Dkt. #68] seeking to examine the entities with respect to the acts, conduct or property or the liabilities and financial conditions of the Debtors or any other matter that would affect the administration of these bankruptcy cases as well as requesting that they produce documentary evidence to First Security for inspection. First Security conducted each of these examinations and received all documents and information requested, in addition to those voluntarily produced to First Security well prior to the Petition Date. The Debtors requested a Rule 2004 examination of First Security and had proposed to conduct discovery under Rule 2004 in conjunction with discovery on the Lien Adversary, which for the most part occurred with regard to document production. The Debtors efforts to examine First Security under oath were never allowed by the Court in either instance, and no such examination has taken place to date.

First Security conducted a second examination of the Debtors in April 2012, primarily inquiring about past and current operations issues. The Debtors were again denied by the Court the right to conduct Rule 2004 examinations of First Security and Sterne, Agee & Leach, Inc. with regard to matters pertaining to First Security’s efforts to market and sell the Debtors’ assets discussed further below notwithstanding that, as per the express language of Rule 2004 and the stated intention of First Security, such matters directly relate to the formulation of its then-filed plan and its amended plan.

First Security’s Motions for Appointment of Chapter 11 Trustee

First Security filed its Motion to Appoint Trustee or Examiner for Debtors O&G Leasing, LLC and Performance Drilling Company, LLC [Dkt #331] on January 19, 2011. The basis for the request is steeped in allegations of wrongdoing that First Security made for months prior to its filing of the motion, all of which the Debtors strongly contest and believe to have no merit whatsoever. The Debtors and all other parties subjected to First Security’s extensive Rule 2004 examinations provided all requested documents and provided explanation through testimony of the very matters First Security states in the motion require further investigation and warrant appointment of a trustee or examiner. Furthermore, at the time the motion was filed, the Company had — for the first time in its existence — recently achieved 100% utilization to solidify a hugely successful operational recovery as debtors-in-possession. On these significant bases, the Debtors believe that the motion is far from well founded and based on allegations that are not supported by fact. The motion was held in abeyance pursuant to the Mediation Order (see Section IV.H below) prior to the deadline for filing a response and has remained that way.

First Security filed a second Motion of First Security Bank, as Indenture Trustee, for the Appointment of a Chapter 11 Operating Trustee for the Debtors Pursuant to 11 U.S.C. § 1104(a)(2) and § 1112(b) [Dkt #858]. This motion has not been prosecuted or set for hearing, as First Security’s stated objective for the filing of the Motion was to provide the Court with the mechanism for additional alternatives in the event that neither the Plan nor First Security’s then-filed plan of liquidation were confirmed. The Debtors have not filed a response to the motion due to the motion not having been set for hearing, but the Debtors will do so if and when that occurs. The motion has been held in abeyance by the Court pending further order.

Mediation/Settlement

By virtue of the consensual and mutual desire to attempt to negotiate and resolve on a final basis a restructuring plan for the Debtors that resolved globally all matters in dispute in this case, including plan treatment for the 2009 Debentures, settlement of the Lien Adversary and plan treatment for WSB, the Bankruptcy Court entered its Order Referring Case and Adversary Proceeding to Mediation, Appointing Mediator and Establishing Mediation Procedures [Dkt #346] (the “Mediation Order”). The agreement to mediate arose from discussions between counsel for First Security and the Debtors wherein the willingness and desire to mediate, in lieu of litigating the numerous and significant disputes that were fast approaching. In fact, this constituted the first opportunity the Debtors had been given since March 2010 to have meaningful discussions with First Security, and the Debtors were genuinely optimistic at what they believed to be an apparent and significant change for the better in the tenor of these proceedings. So, along with agreement from WSB to participate and forego litigation of its pending request for adequate protection or, alternatively, relief from the automatic stay, the parties were able to secure agreement of the Bankruptcy Court and submit the aforementioned order.

As the Debtors prepared for the mediation in earnest, with all professionals working diligently to prepare and handle their respective responsibilities for presentation and discussion, First Security engaged additional “special” counsel and a financial advisor, R.M. Duncan Advisors (which, upon information and belief, is or is an affiliate of either a Holder of 2009 Debentures or a broker who controls certain accounts of Holders of 2009 Debentures), for purposes of proposing an undefined and undisclosed “alternate transaction” or competing plan of reorganization. This information (and nothing more) was provided to the Debtors only days before the mediation. At the mediation, which occurred on March 23, 2011, instead of negotiation of terms and engagement in open discussions regarding the issues and how to resolve them, First Security presented its summary terms of its “alternate transaction” with three (3) legitimate buyers and advised the Debtors that they could either match or accept them, with oversight and presumably some transfer of control to a then and still unidentified “steering committee” consisting of one or more representatives of the 2009 Debentures, or there was nothing to negotiate. The terms of the proposed transaction as explained to the Debtors by the mediator were infeasible at the time, so after discussion with and agreement by the mediator that there was no way to respond to such an ultimatum, the mediation ended with no progress and no discussion between the parties having occurred and, obviously, no progress toward resolution of any issues having been made. Post-mediation requests by the Debtors to have further discussions regarding the terms and bases for the proposal made by First Security at the mediation were refused.

In the latter part of 2011, after the Company had continued to build upon its operational successes and (including securing a two (2) year daywork contract for Rig 14), the Debtors informed First Security that they would gladly match the terms of its proposed plan given the relative insignificant differences in terms and the needless expense that would come from litigation over and delay of confirmation of plans that were so similar. Specifically, the Debtors advised that they would match the terms of the First Security plan and give First Security and the Holders of Debentures essentially what they had asked for. So, the Debtors and counsel for First Security engaged for several weeks in what the Debtors believed to be significant and detailed discussions about the terms of an agreed plan of reorganization that would have permitted a swift end to the case and avoid further litigation and expense, particularly the sale process First Security was then seeking to impose upon the estates. After significant effort, the Debtors believed that settlement terms had been essentially agreed upon as thoroughly negotiated by First

Security’s professionals. After the Debtors’ final proposal was never responded to by First Security, it became apparent that the terms proposed to the Debtors had not been made with any authority and that the process had been futile, so “negotiations” came to an end. Consequently, significant efforts by the Debtors to negotiate and resolve the case were again unsuccessful, despite the good faith best efforts of the Debtors to reach an amicable exit plan and give Holders of Debentures what the Debtors were led to believe they wanted.

After First Security’s sale process produced no Cash buyers and produced no new interested buyers, additional overtures were made in May 2012 that included the potential for a Cash offer procured through or with the cooperation of the Debtors. First Security again refused to seriously engage and/or respond to inquiries that could have provided, potentially, an exit strategy based upon a Cash payout or, alternatively, agreed terms for a plan.

Exclusivity

The Debtors obtained authorized extensions of their rights of exclusivity under § 1121 of the Bankruptcy Code, giving them the right to be the only party authorized to file a plan of reorganization and to solicit acceptances of their plan, first to December 21, 2010, then again to March 1, 2011, pursuant to orders entered granting the Debtors’ two motions requesting both such extensions [Dkt #236 and #344]. Upon entry of the Mediation Order, the March 1, 2011 deadline was suspended pending completion of the mediation. Thereafter, the Bankruptcy Court entered an order setting aside the Mediation Order [Dkt #373] thereby effecting termination of the Debtors’ exclusivity after the Bankruptcy Court stated its intention to terminate exclusivity at the request of First Security.

The Debtors filed their Plan [Dkt #407] and accompanying Disclosure Statement [Dkt #408] on July 1, 2011. First Security then filed its own plan [Dkt #423] on July 22, 2011, proposing a sale on credit to a third party on terms substantially the same as those proposed by the Debtors. First Security’s disclosure statement was later filed on July 26, 2011 [Dkt #425]. Both of these plans were essentially rendered unable to be prosecuted because of First Security’s intent to formulate and carry out the sale process it proposed in its plan, and the Court’s permitting First Security to do so. After almost a year of delay in the case to accommodate First Security’s attempted sale process, the Court established a deadline for amended plans to be filed so that competing plans could proceed toward exit.

First Security’s Sale Process

In connection with First Security’s proposed plan of liquidation, First Security sought to impose a sale process pursuant to which the Debtors’ assets would be marketed by an investment banking firm, Sterne, Agee & Leach, Inc. (“Sterne Agee”), and then auctioned to identify the highest bid. The Debtors objected to the process from the outset and opposed the retention of Sterne Agee primarily because (a) no showing was made that pursuit of such a process was in the best interests of the estate, and (b) First Security had no ability, as merely a lender with a proposed and unconfirmed plan, to sell any property of the estates and, therefore, such a process was premature.

The Court permitted the process to be implemented, and a protracted process ensued. Particularly, the Debtors believed that the potential threat to their operations required strict protocols and restrictions on the actions of all parties involved in the process, particularly including potential bidders. The Debtors sought and obtained Court approval of confidentiality provisions and restrictions with particular regard to communication by potential bidders with employees and customers regarding the sale process. Notwithstanding these confidentiality obligations, breaches of those provisions caused numerous problems that the Debtors had to mitigate. Specifically, breaches by Thornton Drilling representatives raised concerns from one of the Debtors’ customers (at a time when contracts with that customer were under negotiation for renewal) that led to a request for additional contractual protection to protect it against any transaction that altered the composition of the Debtors and/or management or otherwise threatened fulfillment of the contract by the party with whom it had contracted.

After an extended process lasting several months, First Security received final “lead” and “back-up” bids that would form the basis of their plan of liquidation to compete with this Plan. The Debtors continue to believe that the sale process was and remains fatally flawed in what it was represented to be – although First Security characterized the sale as essentially that of a “going concern” a buyer could acquire in reliance upon an uninterrupted revenue stream, such is not the case where (a) the Debtors’ key management personnel will not work for any of the proposed purchasers, and other employees cannot be “sold” or assured to be willing to work for a hostile acquirer; and (b) the Debtors drilling contracts (all post-petition contracts) may not be assigned without the consent of the counterparty/customer and are terminable at the counterparty’s option upon a change of control of the Debtors or other action that affects the Drilling Rig under contract. Strong management, competent and skilled employees and a proven track record of safety and success are the most important attributes sought by operators. Without guaranteed work for the Drilling Rigs and competent personnel and employees to perform the work, a sale of assets (particularly a fleet of largely mechanical rigs) is a highly risky exit strategy and is neither the most feasible (if feasible at all) nor advantageous to creditors (including Holders of 2009 Debentures). None of the proposed purchasers ever offered a Cash purchase price, confirming the Debtors’ predictions that the market simply did not support a sale of assets as sought in the sales process. The only offers presented, including those of the “Successful Bidder” and “Backup Bidder,” came from buyers with bids based on “seller financing” by the estate to be repaid from payments derived from future revenues generated by the assets.

Further, as stated in the Debtors’ Response to the Report of Result of Auction [Dkt. # 762], the sales process conducted by Sterne Agee produced no new bidders. Solsten XP, as the alleged Stalking Horse, was already involved. Red Mountain Resources, Inc. (“RMR”) and its newly formed subsidiary Hunter Drilling, LLC (“Hunter Drilling”) had expressed interest since before the Petition Date. Likewise, Thornton Drilling had also been lurking since well before the sale process or Sterne Agee became involved. Sterne Agee had no hand in any of these parties’ interest as bidders, and, therefore, no bidders were produced as a result of Sterne Agee’s efforts. The sales process run by Sterne Agee did, however, impose what the Debtors understand to be significant and unrecoverable cost burdens on the estates due to significant delays in the Cases and the attendant Professional fees incurred by the Debtors and the Indenture Trustee during the process.

Thereafter, the “Successful Bidder” selected by Sterne Agee at the Auction, Hunter Drilling, and its parent, RMR, could not close their Asset Purchase Agreement with the Indenture Trustee, and therefore terminated that APA. This was not a surprise to the Debtors and should have been readily apparent to Sterne Agee in its due diligence with respect to each potential bidder before finding Hunter Drilling to be a Qualified Bidder. In its 10-Q filed with the Securities and Exchange Commission on April 16, 2012, RMR reflected a working capital deficit of $8,841,466 resulting primarily from the short-term maturity of its debt. During the nine-month period ended February 29, 2012, RMR used $1,802,974 in its operational activities and had a net loss of $7,380,628. Subsequently, in its 10-Q for the period ending August 31, 2012, RMR reflected a loss for the quarter of $3.7 million, with outstanding debt in the principal amount of $10.5 million, and a working capital deficit of $13.0 million. RMR stated that it did not have sufficient funds to repay approximately $8 million in short-term obligations, and that if it was unable to finance its operations on acceptable terms or at all, its business, financial condition and results of operations may be materially and adversely affected. As a result of the recurring losses from operations and a working capital deficiency, the 10-Q expressed “substantial doubt regarding the Company’s ability to continue as a going concern.” The Debtors believe these facts were evident well before these public filings confirmed them.

Sterne Agee may seek a “Success Fee” under the terms of its engagement letter with the Indenture Trustee dated September 27, 2011 (to be funded from the ultimate recovery to the Holders of 2009 Debentures or from the estates were it to seek an Administrative Claim) of an amount believed to be in excess of $1.5 million. It is clear that Sterne Agee is not entitled to any such Success Fee from the Debtors or their bankruptcy estates or from any party based on any claim of “success”. The Debtors’ Plan does not constitute any of the triggering items that Sterne Agee agreed would be required to earn its “Success Fee”: the Plan is not an “Alternate Transaction” under the terms of the Engagement Letter because it is not a “Qualified Bid” (as defined in the Sales Procedures Order entered by the Bankruptcy Court); it is not a competing offer to that proposed by SolstenXP, Inc. or its affiliates (which withdrew its offer and therefore ceased being the “Backup Bidder”); it is not the “Successful Bid” at the auction; it is not a “competing cash offer.” In fact, because the Debtors did not participate in the sales process or the Auction conducted by Sterne Agee, the Plan can in no way constitute a “bid” or have otherwise resulted from Sterne Agee’s efforts. This Plan is not a “competing restructuring offer” and is not being recommended by the Indenture Trustee to the Bankruptcy Court over the Stalking Horse Bid – the Stalking Horse Bid was withdrawn and the “Successful Bid” never had any realistic ability of closing the transaction. This Plan is the same mechanism that the Debtors had proposed prior to Sterne Agee’s employment or wasted efforts. Accordingly, Sterne Agee has neither earned nor qualified to receive a Success Fee under the terms of its engagement letter.

Similarly, SolstenXP is not entitled to its break-up fee since no transaction with the Successful Bidder was closed, and it withdrew as the Backup Bidder and was not available/declined to become the Successful Bidder when Hunter Drilling terminated its Asset Purchase Agreement.

Post-Petition Operations

Market Conditions Since Petition Date

As previously mentioned, the collapse of the oil and gas markets along with the rest of the economy caused utilization and day rates to plummet. The market “bottomed” in the second quarter of 2010 and the latter months of 2010 brought the start of a slow but steady rebound for the drilling industry as oil prices increased. Overall land rig utilization in the United States increased from lows of 39% in early 2010 to 50% presently, which rate has slightly decreased in the past year.4 It is important to note, however, that the primary driver of this increase was demand for larger rigs, those capable of drilling from 16,000 to over 20,000 feet.

Increased utilization means that more rigs, especially those between 1000HP and 1500HP, are being put back into service and marketed, and new and more technologically advanced rigs are being built. The trend seems to be that operators are requesting newer, faster and more mobile electric rigs equipped with top drives and draw works capacities preferably up to 1500 HP. The Company has only one rig, Rig 28, in this class, and it has continued to work almost continuously since it was constructed in 2008, although at lower rates now than it garnered before the downturn. All in all, day rates paid to drilling contractors have increased but are still approximately 20% lower than the Debtors enjoyed before the market crash. The introduction of newly-constructed and more flexible non-mechanical rigs to the ArkLaTex region has also presented a challenge for contractors with less sophisticated mechanical rigs to command prime day rates.

[4]	The Company’s rig fleet is primarily comprised of 1000 HP, mechanical rigs that have depth capacity to 12,500 feet. The reported utilization for rigs of this class in the Permian Basin (where the Drilling Rigs are located) is currently 82% (down from 89% a year ago and recently showing slight continued decreases). The reported utilization rate for rigs in the 1500HP class in the Permian Basin is currently 85% (up from 77% a year ago but also recently showing slight decreases).

Reasons for Company Success

Even in light of the challenges presented by the market collapse and changes in desirability of rigs, the Company has done remarkably well over the last several quarters. Management made several key strategic decisions that enabled the Company to be successful when it was able to stabilize its business through this reorganization and as the market rebounded. First Security and certain Holders of 2009 Debentures were very critical of the Company’s operational decisions (overhead expenses were too high, the Company has too many employees), complaining that these actions were too expensive. However, the Company has always been aware of the fact that operators seeking to hire drilling contractors are primarily concerned with ensuring that the rig is proven and well maintained, the crew is experienced, and the drilling contractor has a sound safety record. As discussed below, these decisions have been proven correct and are what led to an unquestionably successful and sustained turnaround.

Availability of Skilled Labor

One of the major factors impacting the drilling market today is crew availability. When the market plummeted in 2009, many people were laid off and left the industry and moved from the area to seek employment elsewhere and in other industries that were not impacted quite as hard. This shortage of trained labor has severely impacted drillers, large and small, that may be able to secure work but do not have the work force required to perform. This prevented many drilling contractors, both large and small, from re-entering the market when the opportunities for work finally arose.

Performance has assembled and maintained a highly skilled and experienced drilling crew. As with any successful company, a drilling contractor is only as strong and successful as its people. Iron is secondary. When the Company began suffering from the downturn and rigs were being released by operators forced to scale back or cease drilling, Company management made the decision to retain its skilled-position employees when possible — tool pushers, drillers, and derrick men — all of whom had years of knowledge and experience on the Company’s rigs. This was an added cost burden to the Company during a very difficult period, but this decision ensured that (1) the rigs would be properly maintained and cared for while stacked, (2) the Company would be ready on a moment’s notice to put any of its rigs back to work and (3) customers could expect safety and efficiency due to continuity of the drilling crews. Contractors unable to withstand the downturn and forced to stack their rigs and terminate their employees were placed at a severe competitive disadvantage and were unable to timely mobilize when the time came to re-enter the marketplace. Without key people and proven equipment, it is very difficult to solicit work from operators; further, even if you can get work, without capable employees and fully functioning equipment, a contractor cannot perform. Performance avoided this dilemma, and this is one of the key reasons that the Company secured and has maintained work for all five Drilling Rigs.

Safety Policies and Record

Work in the drilling industry is extremely dangerous. Personnel on the Company’s rigs work around the clock, 24 hours a day, seven days a week, while drilling wells for customers. Safety is therefore critical to running an efficient operation and to maintain a sound reputation as a respected drilling contractor. Performance established and maintains thorough and strict safety policies that have resulted in a safety record that rivals any company in the industry. The continuity of skilled employees who have worked together on the same rig for a period of time contributes greatly to a safe work environment. Performance employs a Manager of Safety and Training who oversees two field safety engineers and a training instructor who, collectively, develop, maintain, implement and educate employees on its safety policies and procedures.

Efficient and Reliable Operating Record

One of the qualities most sought after by operators is that its drilling contractors are reliable and efficient, and a satisfactory review of a company’s downtime record (interruption in operations due to equipment failure or other problems), by rig and by fleet, is a prerequisite of any operator hiring a drilling contractor. Because a working rig operates 24 hours a day, seven days a week, it is required that all equipment be maintained and kept in full working order. Performance’s downtime is less than 2%, which is excellent by industry standards and well below the standard contractual allowance of 5%. Performance’s ability to achieve such success is attributable in large part to its having built and maintained a shop fully equipped with replacement parts overseen by a full-time mechanic, electrician and other skilled personnel who are all familiar with the rigs and ready to respond to the emergency maintenance calls that regularly arise. The Company’s decision to accept smaller jobs during the downturn (well-to-well jobs for small operators) also enhanced its Company’s performance record as they enabled the Company’s rigs to remain in good working order and to continue running, as opposed to simply being stacked and deteriorating. Because of this decision, all of the Company’s rigs were in good working order when the market presented better opportunities, which in turn showed customers current and reliable operating history.

Expansion to West Texas Market

As of the Petition Date, the Company had three of its five rigs working: two were under term contracts, the third rig was on a well-to-well contract that ended shortly after the Petition Date. Day rates for work available to the Company at the time remained fairly consistent with market rates (well below average). New long-term contracts from operators were virtually nonexistent, and well-to-well agreements were realizing rates no better than $10,000 to $11,000 per day. The Company was aware that multiple areas throughout the country had increasing needs for drilling contractors, so management began strategically investigating new markets that could hold opportunities for Performance. Some of those areas included Pennsylvania, the Rocky Mountain Region and West Texas, all of which were outside of the region in which the Company had market recognition and presence. The Rocky Mountain Region and Pennsylvania were areas that the Company determined would not be prudent business opportunities to pursue.

The Company determined, however, that West Texas held fewer obstacles to entry and sent sales and management representatives to the area to evaluate the opportunity. They determined that the West Texas region would be a viable region for the near term and that Performance had a very good chance of securing work for a minimum of one year, which was management’s overriding criterion for entering any new market. Performance made contacts with key potential customers whose primary concerns were the Company’s ability to provide qualified rig crews due to the widespread shortage of qualified labor. As discussed above, because Performance retained most of its key skilled employees, it was able to bring capable rig crews to the market along with its rigs. In October of 2010, the Company landed its first work in West Texas, a three well agreement priced on a footage basis.5 The wells were successfully drilled by Rig 22, and the Company was thereafter able to secure a one year footage contract for this rig with a different operator.

[5]	Footage contracts pay the drilling contractor on a per foot basis and carry risks that day rate contracts do not, which is a variation on the Company’s standard of working under day rate contracts. The contractor on a footage contract bears responsibility for additional costs of direct supplies that typical day rate contracts do not carry, such as the costs of mobilization, fuel, casing, drill bits and other input costs. The development of the quote and negotiation of the contract price are more involved, and the drilling contractor has to have a good handle on how many days it will take to complete to realize an acceptable profit margin. If the drilling takes more time than budgeted, profit will fall significantly. If the contractor completes the well in less time than budgeted, opportunities for profit increase significantly.

Performance’s successful showing led it to relocate two additional rigs, Rig 48 and Rig 3, to West Texas where it secured and has maintained additional long-term work. Performance opened a shop in Big Springs, Texas, to support its local operations and maintenance in the area. Rig 14 was relocated to West Texas in late fall 2011, followed recently by Rig 28. Today, all five (5) Drilling Rigs are under term daywork contracts working in the Permian Basin.

Post-Petition Financial Performance

The Company has benefited from positive movement in the industry, which due to sound management and effective implementation of strategic decisions, has resulted in a tremendously successful operational turnaround. These results are evidenced by reviewing the Company’s increase in liquid working capital: at the Petition Date, the Company had Cash on deposit of approximately $700,000, and accounts receivable of $3,500,000; and as of August 31, 2012, the Company had Cash in the approximate amount of $1,500,000 and accounts receivable of approximately $6,000,000. In addition, during the pendency of these Cases and through August 31, 2012, the Debtors have repaid WSB $829,000 (exclusive of deposited reserves) and First Security $1,690,000, in addition to capital upgrades funded with Cash of approximately $3,300,000. The Debtors purchased new drill pipe in August 2011 for approximately $517,000, made payments of approximately $564,000 in November 2011 and $847,000 in May 2012 to purchase the top drive and made two payments of $675,000 in October 2011 and December 2011 to purchase the new mud pumps (additional expenses were incurred of approximately $100,000 that either were required to make the pumps operable or not quoted by Oklahoma Rig Fabricators in connection with the purchase of the mud pumps). See Section V.B.3 below.

Despite unforeseen costs that were not known at the Petition Date (e.g. mobilizations costs to move the Drilling Rigs to West Texas, early recertification of Rig 22), as of May 31, 2012 the Company has spent on a cumulative basis 2% less than its total budgeted costs. During this same 105 week period, the Company’s actual weekly revenues met or exceeded budgeted amounts 57 of those weeks, and weekly costs were less than the budgeted amounts for 59 of those weeks. Notwithstanding the higher costs associated with work in the West Texas market, which also include increased labor costs, the Company has realized the benefit of these investments by establishing Performance as a reliable and quality drilling contractor in the West Texas market and thereby securing long-term contracts at higher day rates in that market.

Current Drilling Contracts

The Debtors’ operational and strategic successes are evidenced by the fact that Performance has had since December 2010 and still today has all five (5) Drilling Rigs fully utilized and under term contracts for work in the Permian Basin of West Texas/New Mexico. Four (4) of the Debtors’ Drilling Rigs are under contract with Apache Corporation, and the fifth is with Linn Energy. All of these contracts are post-petition contracts. The significance of these term contracts is that the Debtors can, with a substantial degree of certainty, show that operations will continue and revenue projections will be met for the duration of these contracts.

Rigs 3 and 48, which are 1000HP mechanical rigs, are under term contracts with Apache Corporation through March 2013. Rig 28, the Debtors’ largest and only electric rig (1500HP DC), is under a recently signed one year term contract with Apache Corporation through June 2013. Rig 14 was placed under a two (2) year contract by Apache Corporation that runs through November 2013. At Apache Corporation’s request, the Debtors purchased an upgraded 1600HP pump package for Rig 14. To compensate the Debtors for this upgrade, Apache Corporation increased the contract rate by $5,000/day to repay the Debtors for the cost of the pump package upgrade, as well as the cost of providing a top drive. The two (2) year contract gave the Debtors the opportunity to purchase a top drive for Rig 14 to replace the rental that it has used for several years. The top drive was purchased with Cash and relieves the Debtors of the rental cost of $4,100/day, which substantially reduced the profit margin previously realized for Rig 14. Further, with the Company’s ability to now retain an additional $4,100/day of its gross revenue, the top drive will have paid for itself within approximately one (1) year of ownership and provide a substantial increase in profit margins thereafter.

Rig 22, the third of the Company’s 1000HP mechanical rigs, recently was placed under a daywork contract with Linn Energy after fulfilling its one year footage contract with Linn Energy (which was instrumental in enabling the Company to establish its presence in the West Texas market). The footage contract was ultimately not very profitable due to some difficult wells that were costly to complete toward the end of the contract term. However, Linn Energy wanted to keep the Company as one of its drilling contractors and entered into a new one (1) year daywork contract that runs through May 2013. Linn Energy required that Rig 22 be recertified prior to commencement of work under the new contract (which was not scheduled by the Company until approximately a year), which resulted in approximately forty (40) days of downtime and lost revenue for Rig 22 that was not projected or expected.

Importantly, each of the current contracts contains several provisions that render them non-assignable or terminable by the operator/customer under circumstances that affect the Debtors, their assets or their management. Because each of the contracts was signed and became effective after the Petition Date, they are not Executory Contracts and therefore are not subject to the provisions of § 365 of the Bankruptcy Code that permit the Court to compel assignment of Executory Contracts. Some provisions, e.g., that preventing assignment without consent of the operator/customer, are standard provisions in the IADC forms used on all drilling contracts. Others, e.g., provisions permitting termination by the operator/customer in the event of a change of control of the Debtors or their management, were specifically requested and included by the Debtors’ customers after improper communication in violation of Court-ordered confidentiality agreements. See Section IV.J, above. These provisions evidence the importance to the customers of the Debtors’ skill and management expertise in agreeing to enter into the contracts.

SUMMARY OF THE PLAN

The following summary and the other descriptions of the Plan in this Disclosure Statement are qualified in their entirety by reference to the provisions of the Plan and its exhibits, a copy of which is attached hereto as Exhibit 1. It is urged that each Holder of a Claim or Interest carefully review the terms of the Plan. In the event of any inconsistency between the provisions of the Plan and the summary contained in this Disclosure Statement, the terms of the Plan shall control.

In general, a Chapter 11 plan (i) divides claims and equity interests into separate classes, (ii) specifies the property that each class is to receive under the plan, and (iii) contains other provisions necessary to confirm the plan. Under the Bankruptcy Code, “claims” and “equity interests” are classified, rather than classification as “creditors” and “shareholders,” because such entities may hold claims or equity interests in more than one class.

A Chapter 11 plan may specify that certain classes of claims or equity interests are either to be paid in full when the plan becomes effective or are to remain unchanged by the treatment prescribed in the plan. Such classes are referred to as “unimpaired,” and because of such favorable treatment, the Holders in such classes are deemed to accept the plan and are not entitled to vote. Accordingly, it is not necessary to solicit votes from the Holders of claims or equity interests in such classes. A Chapter 11 plan may also specify that certain classes will not receive any distribution of property or retain any claim against the debtor. Such classes are deemed not to accept the plan and, therefore, need not be solicited to vote to accept or reject the plan.

Drilling Rigs and Drilling Contracts

The Debtors’ most significant assets are the Drilling Rigs and related equipment, including drill pipe and collars and associated inventory.

Drilling Rigs and Related Equipment

The Schedules filed by the Debtors identify the tangible assets that existed on the Petition Date and their respective values based on management’s best information and opinions at the time. The obvious bulk of the Debtors’ asset value is concentrated in the Drilling Rigs. Since the Petition Date, the Debtors have purchased a larger pump package for Rig 14 (1600 HP) and a Tesco 250 Ton HXI 700 top drive system, also for use on Rig 14. See Section IV.K.5, above.

The Debtors engaged Hadco International to provide valuation advices and opinions on the values of the rigs and drilling equipment for purposes of determining Plan treatment. All of the rigs and related drilling equipment appraised were determined as of December 2011 (effective date of the most recent thorough valuation) to be in “Good” condition. With the upgrades referenced above, and accounting for the relevant market and valuation factors discussed below, the following are the approximate aggregate values of all five (5) Drilling Rigs and related equipment (including drill pipe and collars), all of which the Debtors believe to still be in “Good” condition:

Fair Market Value	Orderly Liquidation Value	Forced Liquidation Value
$33,045,000	$25,159,000	$19,998,000

Hadco International defines “Fair Market Value” as the price, in cash or equivalent, that a buyer could reasonably be expected to pay and a seller could reasonably be expected to accept, if the property were exposed for sale on the open market for a reasonable period of time (at least one year), both buyer and seller being in possession of the pertinent facts and neither being under any compulsion to buy or sell. “Orderly Liquidation Value” is the estimated proceeds that would result from sale of an asset, or group of assets, if sold individually and not as part of the enterprise of which they were originally a part, through an orderly sale process involving the owner preparing the asset and promoting and advertising the sale over a reasonable period of time (six months to one year) with the owner not being under the pressure of a deadline to sell. “Forced Liquidation Value” is the estimated proceeds that would result from sale of an asset, or group of assets, if sold individually and not as part of the enterprise of which they were originally a part, typically at auction sales, sold “as is, where is” and without warranties of any kind, under compulsion to sell/time pressures (less than six months), and net of sale commissions, advertising, mobilization/assembly and preparation costs.

Under the Bankruptcy Code, for purposes of determining the appropriate value of an asset, the United States Supreme Court has declared that the appropriate determination is the “replacement value” as of the effective date of the plan – that is, the hypothetical cost or amount that a debtor would incur to replace the asset. Extensive proceedings were held with regard to the value of the Drilling Rigs – experts for the Debtors and First Security were deposed and testified at a hearing held on January 11, 2012, and post-trial briefs were submitted on the issue. The Court has reserved its ruling, but the Debtors believe that the overwhelming uncontested evidence is that rigs like the Drilling Rigs (four (4) mechanical rigs and one (1) DC electric rig) are not in demand for sale in the market and therefore have a “replacement value” that is on the lower end of any measurable scale. Neither expert could identify a documented sale of a mechanical rig in over two (2) years, and the market data in industry publications (one of which was submitted into evidence by First Security) elaborates on the market’s continuing obsolescence of mechanical rigs and evolution to the newer, technologically advanced AC electric rigs. Given to total lack of “fair market” sales, “Fair Market Value” has no applicability to the Drilling Rigs in the current market where there are simply no sales occurring under such terms. The Debtors believe that this fact played a large part in First Security’s inability to identify a Cash buyer for the Company’s assets.

The Debtors, based on extensive consultation with Hadco International and their knowledge of the market and of available rigs in the marketplace, believe that the “replacement value” of the Drilling Rigs is approximately $21,500,000, which due to the market forces discussed above places the value of the Drilling Rigs between “Orderly Liquidation Value” and “Forced Liquidation Value” due to the absence of demand for these types of rigs. The Debtors believe that the recent capital improvements to Rig 14 of an upgraded pump package and a purchased (not leased) top drive have increased the overall value of Rig 14 by between $1,200,000 and $1,500,000. The most viable and cost-effective manner of acquiring (“replacing”) a rig today is to purchase rigs available for sale. The Debtors (as did Hadco and MEL Valuations, First Security’s valuation expert) identified similar rigs in the market available for purchase and similar in type, capacity and condition that support this value and the cost to the Debtors if forced to “replace” the Drilling Rigs. The Debtors believe that the actual “market” for its Drilling Rigs were they to be sold would produce values at or near the lower end of the valuation numbers provided above. It is these factors that reflect the market value of similar rigs and support the basis for the stated “replacement value” above.

Drilling Contracts

The Debtors’ current drilling contracts, see discussion in Section IV.K.5 above, are projected to produce approximately $25,000,000 in gross revenue from and after August 31, 2012, through their expiration dates. These drilling contracts provide certainty that the Debtors’ Plan will be immediately performing on and after the Effective Date.

Other Assets

In addition to the foregoing, as of August 31, 2012, the Debtors’ had (i) Cash on hand of approximately $1,500,000 (ii) current accounts receivable of approximately $6,000,000; (iii) rolling stock and equipment and (iv) various claims and Causes of Action.

The Debtors are currently aware of the following Causes of Action that they believe may hold value:

Zenergy Claim

Zenergy sued Performance for a declaratory judgment that it owed Performance nothing for plugging and re-drilling work done after the drilling of a well was discovered to be off-vertical. Performance and Zenergy dispute which party was responsible for directing the drilling. Performance counter-claimed for $419,942.99 for the re-drilling work done but not paid for by Zenergy, plus interest, attorney fees, and costs as provided in the drilling contract between the parties. After a jury trial, Performance obtained a final judgment in the principal amount of $836,044.22, inclusive of pre-judgment interest and attorneys fees. Post-trial motions have been filed by Zenergy. This Cause of Action and all net proceeds are WSB Collateral resulting from a drilling contract performed by Rig 48.

GCI Counterclaim

In 2008, Performance contacted GCI to arrange for the fabrication, delivery and commissioning of certain drilling rig control-assembly structures (“SCR Houses”) for its then to-be-constructed Rigs 28, 16 and 9. These houses integrate and house the equipment that provides the electrical power for drilling equipment at well sites and act as the control or power center for a drilling rig. GCI proposed to build an SCR house for Rig 28 for $605,000, along with two additional houses for the same price. Performance paid for the first SCR house in installments, with the final payment made in December, 2008. Performance also made a down payment for a house for Rig 16 in the amount of $201,833.

GCI delivered the SCR house for Rig 28 in November, 2008. However, the SCR house was not fully functional and had not been completed in accordance with the agreement with Performance. GCI refused to perform the warranty work necessary to get the SCR house fully operational and attempted to charge Performance for repair and service work which should have been covered by warranty. GCI filed an oil well lien on property in Louisiana where Performance was performing drilling services with Rig 28, and Performance was required to post a cash bond for $121,096.76 to get the lien released for its customer. When the problems with the SCR house for Rig 28 became apparent, Performance cancelled its order for houses for Rigs 16 and 9 (which were never built) and demanded a refund of its deposit.

Performance has claims against GCI for breach of contract, breach of warranty, negligent and fraudulent misrepresentation, unjust enrichment and wrongful interference with Performance’s business relationship with a project owner as a result of the wrongful filing of an oil well lien by GCI. GCI has filed a proof of Claim against Performance [Claim No. 13-1] in the amount of $1,211,000 which purportedly represents the amounts it asserts in counterclaims and is Disputed.

Tax Recoveries

As discussed in Section V.C.2 above, the Debtors have asserted a Cause of Action against Leaf River Energy Center, LLC for recovery of tax obligations that are referenced in Section V.C.2, below, that, pursuant to contractual terms, are to be reimbursed to the Debtors.

Canyon Adversary

The Debtors initiated an adversary proceeding seeking injunctive relief and damages against Canyon Drilling Company for violations of the confidentiality and non-disclosure agreement executed in connection with First Security’s sale process. Canyon Drilling Company hired and employed up to twenty (20) of the Debtors’ employees when obligated not to do so under the confidentiality and non-disclosure agreement and accompanying Court order approving the same. Discovery is underway and continuing.

Oklahoma Rig Fabricators Claim

In late 2011, the Debtors contracted to purchase the new 1600HP pump packages for Rig 14 described above from Oklahoma Rig Fabricators. The pumps were not timely delivered, the pumps did not work when delivered and numerous component parts were not what the Debtors paid for. The Debtors are continuing to evaluate and address the claims and damages.

Avoidance Actions

The Debtors filed four (4) actions to recover potential preferential and/or post-petition transfers made to T.K. Stanley, H&H Welding, LLC, Smith International, Inc. and Petroleum Oiltools, Inc. The Debtors believe that potential preference claims may exist against certain affiliates or parties deemed to be “insiders” under the Bankruptcy Code. The Debtors have filed but not prosecuted any of these actions pending finalization and prosecution of the Plan because all Claims will be paid in full or otherwise satisfied on agreed terms, including most significantly the Unsecured Creditors for whose benefit these actions would be prosecuted. The Debtors propose to suspend prosecution of any Chapter 5 Causes of Action until all Class 5 Claims have been paid in full, after which time the Debtors will dismiss each case with prejudice that has not otherwise been settled or resolved.

Classification of Claims and Interests

The Plan divides the Claims against, and the Interests in, the Debtors into the following classes:

Class	Debtors Claims/Interests	Status	Voting Rights
Unclassified	Administrative, Tax and Priority Claims	Unimpaired	Not entitled to vote
1	WSB Secured Claim	Impaired	Entitled to vote
2	2009 Senior Debenture Claims	Impaired	Entitled to vote
3	Other Secured Claims	Impaired	Entitled to vote
4	2009 Subordinate Debenture Claims	Impaired	Entitled to vote
5	General Unsecured Claims	Impaired	Entitled to vote
6	Octane Claim	Impaired	Entitled to vote
7	Octane II Claim	Impaired	Entitled to vote
8	Interests	Impaired	Deemed to reject

Treatment of Unclassified Claims and Interests

Administrative Claims

Post-Petition Payables.

All allowed Administrative Claims that are incurred by the Debtors in the ordinary course of business shall be paid on the later of (i) the Effective Date, (ii) when due or (iii) the date on which there exists a Final Order requiring payment. As of August 31, 2012, the Debtors’ accrued and unpaid post-petition liabilities totaled $3,419,234 which includes unpaid Professional fees of the Debtors’ Professionals. At any given point in time, the Debtors can accrue post-petition payables entitled to priority as Administrative Claims between $1,500,000 and $4,000,000. These Claims are generally comprised of ordinary trade payables, payroll obligations that are approximately $1,000,000 per month and Professional fees and expenses.

United States Trustee Fees.

Quarterly fees owed to the United States Trustee will be paid when due. The Debtors shall continue to make post-confirmation quarterly fee payments to the United States Trustee, based upon disbursements by the Debtors until the Effective Date, and by the Liquidation Agent thereafter, until entry of a final decree pursuant to § 350 of the Bankruptcy Code. Through June 30, 2012, the Debtors have paid $138,775 in quarterly fees to the United States Trustee.

Professional Fees.

The Debtors have Administrative Claims for accrued but unpaid Professional fees and expenses, which Claim amounts will increase for all fees and expenses incurred through the Effective Date. From the Petition Date through June 30, 2012, the Debtors have paid Professional fees and expenses in connection with the Cases to the following Professionals: McCraney, Montagnet & Quin, PLLC $484,087.59; YoungWilliams, P.A. $685,762.06; General Capital Partners $244,736.80; Bradley Arant Boult Cummings, LLP $0; Lefoldt & Co. $95,140.50. Professionals in the case have been paid interim compensation and reimbursement of expenses pursuant to the Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses for Professionals [Dkt #129] throughout the Cases, therefore any Administrative Claims will be comprised largely of Professional fees and expenses incurred in connection with the confirmation process up to and through the Effective Date.

All requests for the payment of previously unpaid Professional fees and expenses, and the final applications for payment shall be filed with the Bankruptcy Court on or before the Administrative Bar Date, which is no later than thirty (30) days after the Effective Date. Professionals shall not be required to seek or obtain any approval of fees or expenses incurred from and after the Effective Date.

Other Administrative Claims.

Under the Plan, any creditor or party-in-interest asserting that it is still owed an Administrative Claim must file a request for payment of the Administrative Claim on or before the Administrative Bar Date, which is no later than thirty (30) days after the Effective Date. Any creditor or party-in-interest that fails to file a request for payment by this date shall be forever barred from asserting any such right to payment and any such right shall be waived and forever released.

Tax Claims

According to the Debtors’ Schedules, various Tax Claims exist. The Claims Docket that the Clerk of the Bankruptcy Court maintains for these Cases showed filed Tax Claims in the amount of $24,615 that as of May 31, 2011, remain unpaid. The Debtors will pay all Allowed Tax Claims in full on the Effective Date. The Debtors obtained approval to pay the Tax Claims of certain Louisiana parish taxing authorities for 2009 ad valorem tax assessments on rigs on location in Louisiana and have satisfied in full all Allowed Tax Claims of these parish taxing authorities. The Debtors paid, as and when due, their 2010 and 2011 post-petition ad valorem taxes.

In May 2011, the Company was notified by the Mississippi State Tax Commission (now the Mississippi Department of Revenue) of its intent to perform a sales tax audit, which was performed and concluded on or about June 3, 2011. The Company was advised that Performance would be assessed unpaid sales taxes from years 2008 through the Petition Date of May 21, 2010, of $211,344, plus $46,056 in penalties and interest and an aggregate use tax liability of $1,212. The Company resolved these Claims by settlement and has paid the Mississippi Department of Revenue all amounts agreed to be paid. Because most of Performance’s drilling contracts contain provisions imposing liability for such taxes on its customer, Performance has filed a civil action to recover amounts owed from its customer whose project generated the asserted tax liabilities. The Debtors have recovered amounts from the other customer after demand was made.

Priority Claims

The Debtors do not believe that there will be no Priority Claims on or after the Effective Date.

Treatment of Classified Claims and Interests

Class 1: WSB Secured Claim

The WSB Secured Claim has been determined and agreed by and between the Debtors and WSB to be an Allowed Secured Claim pursuant to § 506(b) of the Bankruptcy Code in the amount of $4,504,177, which is the full principal amount of its Secured Claim. The Allowed amount of the WSB Secured Claim is derived from the aggregate valuation of the WSB Collateral, which consists of (a) Rig 48 and its related drilling equipment; (b) Cash attributable to revenues from Rig 48; and (c) accounts receivable, drilling contracts and other intangible collateral relating to Rig 48, including that certain civil action styled Zenergy, Inc. v. Performance Drilling Company, LLC, Case Number 3:10-cv-00483-HTW–LRA in the United States District Court for the Southern District of Mississippi.

The terms of the agreement and treatment of the WSB Secured Claim were memorialized by the WSB Order, a copy of which is attached to the Plan as Exhibit “B”, which the Debtors have fully and timely performed since September 2011. WSB fully supports the Plan and the Debtors’ emergence from bankruptcy.

Class 1 is Impaired and entitled to vote to accept or reject the Plan.

Class 2: 2009 Senior Debentures Claims

The Class 2 Claims consist of the Allowed Claims of the Holders of 2009 Senior Debentures, which the Debtors propose to repay in full. All Claims of Holders of 2009 Senior Debentures are Allowed and fully secured based on the Debtors’ proposed repayment terms.

The Reorganized Debtor proposes to issue New Senior Debentures6 pro rata to all Holders of Class 2 Claims pursuant to a New Indenture to be executed and delivered on the Effective Date. The New Indenture governing the Class 2 Claims will be separate and distinct from that to be executed with respect to the Class 4 Claims and the New Junior Debentures. As with each previous issuance of debentures, including the 2009 Debentures, the Reorganized Debtor will select the New Trustee to serve as indenture trustee that is reasonably acceptable to the Holders of Class 2 Claims. The New Senior Debentures will be issued in the aggregate Allowed amount of $28,372,890.42, less seventy percent (70%) of all amounts paid as Post-Petition Payments during the pendency of these Cases (which, through December 2012, totaled $1,950,000). Through December 15, 2012, the Debtors have paid First Security, for the benefit of Holders of 2009 Senior Debentures, $1,365,000 ($65,000 per month x 30 months x 70%), and such payments will continue through the Effective Date and will continue to proportionately reduce the principal face amount of the New Senior Debentures accordingly. The Allowed amount of the Class 2 Claims is comprised of all principal, accrued interest and costs owed by the Debtors through the Petition Date. Combining the Cash paid to First Security after the Petition Date, the Debtors propose to repay the Holders of Class 2 Claims in full.

[6]	Please read carefully the definition of New Senior Debentures set forth in the Plan as to the new securities to be offered hereunder.

The principal amount of the New Senior Debentures will be amortized over eight (8) years and bear interest at six percent (6%), payable quarterly in equal installment payments of $1,068,894.7 It is expected that, either through the accumulation and application of Excess Cash or through early retirement of New Senior Debentures, the Class 2 Claims will be repaid prior to the eight (8) year term. The Debtors will execute all loan and security documents necessary to close the New Indenture, issue the New Senior Debentures and grant to the New Trustee, for the benefit of the Holders of New Senior Debentures, first priority Liens in the Debentures Collateral on terms similar to those contained in the 2009 Indenture, except to the extent those terms are modified by the Plan treatment described herein.

Holders will have the ability to tender New Senior Debentures for redemption or early retirement by the Company pursuant to the Dutch Auction outlined in Exhibit “A” to the Plan and discussed below and pursuant to other tender offers. The Debtors will establish and maintain the Debt Service Escrow Account in the amount of $2,000,000 for the benefit of the Holders of New Senior Debentures that will provide additional assurance of payment and performance. The Debtors will also establish the Sinking Fund with Excess Cash with the primary intention of using the funds placed in the Sinking Fund to purchase New Debentures through the Dutch Auction or other tender offers. See Section VI.C.3 and 4, below.

All Class 2 Claims are Disputed in part with regard to certain specific assets. See Section IV.D, above. However, the Debtors believe that confirmation and implementation of the Plan effectively resolves and/or renders remaining disputes in the Lien Adversary moot. Thus, for purposes of the Plan, the Debtors do not believe that such objection is material to the treatment of the Holders of Class 2 Claims or their voting rights based on the proposed treatment set forth herein.

Class 2 is Impaired and entitled to vote to accept or reject the Plan.

Class 3: Other Secured Claims

The Debtors believe that the only Class 3 Secured Claim is that of Ally Financial (f/k/a G.M.A.C.) with regard to two (2) vehicles purchased by Performance and financed through Ally Financial. Pursuant to an Agreed Order Providing for Adequate Protection to G.M.A.C. [Dkt #177], the Debtors agreed to modify the pre-petition terms of the subject financing agreements to extend the contract term by the necessary number of additional monthly installment payments necessary to pay in full the delinquent balances due and owing thereunder. Accordingly, the terms of the aforementioned agreed order are incorporated herein, and the Debtors shall continue to make those payments, subject to the modified terms, until Ally Financial’s Allowed Class 3 Claim is paid in full.

Class 3 is Impaired and entitled to vote to accept or reject the Plan.

Class 4: 2009 Subordinate Debenture Claims

Membership in Class 4 is comprised of the Allowed Claims of Holders of 2009 Subordinate Debentures, which the Debtors propose to pay in full. The Class 4 Claims are Allowed Unsecured Claims in the aggregate amount of $8,652,283.89, which amount constitutes all amounts due and owing to Holders of 2009 Subordinate Debentures through the Petition Date, including principal, accrued interest and other costs.

[7]	The amortized amounts assume an Effective Date of December 31, 2012. See Projections in Exhibit 3.

The Reorganized Debtor will issue New Junior Debentures8 pro rata to all Holders of Class 4 Claims pursuant to a New Indenture to be executed and delivered on the Effective Date. The New Indenture governing the Class 4 Claims will be separate and distinct from that to be executed with respect to the Class 4 Claims and the New Senior Debentures. As with each previous issuance of debentures, including the 2009 Debentures, the Debtors will select the New Trustee to serve as indenture trustee reasonably acceptable to Holders of Class 4 Claims. The New Junior Debentures will be issued in the aggregate Allowed amount of $8,652,283.89, less thirty percent (30%) of all amounts paid as Post-Petition Payments during the pendency of these cases (which, through December 2012, totaled $1,950,000). Through December 15, 2012, the Debtors have paid First Security, for the benefit of Holders of 2009 Senior Debentures, $585,000 ($65,000 per month x 30 months x 30%), and such payments will continue through the Effective Date and will continue to proportionately reduce the principal face amount of the New Senior Debentures accordingly. The New Junior Debentures shall begin receiving payments in the first calendar quarter of Year 7 (see Projections in Exhibit 3) and shall receive quarterly payments in equal amounts for four (4) years until all New Junior Debentures have been retired and paid in full. If First Security objects to these amounts, then resolution and payment of the Claim will be determined through the Claim objection process outlined in Article 8 of the Plan. The Debtors will execute all loan documents necessary to close the New Indenture and issue the New Junior Debentures on terms consistent with the Plan treatment described herein.

Holders will have the ability to tender New Junior Debentures for redemption or early retirement by the Company pursuant to the “Dutch Auction” outlined in Exhibit “A” to the Plan and discussed below.

Class 4 is Impaired and entitled to vote to accept or reject the Plan.

Class 5: General Unsecured Claims

Class 5 consists of Allowed General Unsecured Claims. The total Allowed amount of General Unsecured Claims is believed to be approximately $600,000. Each Holder of an Allowed Class 5 Claim shall be paid its pro rata share of quarterly Cash payments of no less than $100,000 until all Allowed Class 5 Claims are paid in full, which should occur in the sixth or seventh calendar quarter after the Effective Date.

Class 5 is Impaired and entitled to vote to accept or reject the Plan.

Class 6: Octane Claim

The Octane Claim constitutes the Unsecured Claim of Octane Funding, LLC, an affiliate of the Debtors, in the amount of $2,279,721 for amounts loaned to the Debtors. The Octane Claim was identified on the Debtors’ Schedules as a Secured Claim but was Disputed. The Octane Claim was asserted to be a Secured Claim based upon UCC-1 financing statements that were filed within the ninety (90) day period provided in § 547 of the Bankruptcy Code, and in the Debtors’ opinion, avoidable. As also evidenced in the Debtors’ Statement of Financial Affairs filed in these Cases and consistent with customary practices with the Debtors described herein, Octane provided bridge financing to the Debtors

[8]	Please read carefully the definition of New Junior Debentures set forth in the Plan as to the new securities to be offered hereunder.

that was known, disclosed, contemplated and expressly authorized in the 2009 Indenture. See 2009 Indenture at pp. 10 (defining “Permitted Indebtedness” to expressly include loans from “Affiliates”) and 29 (authorizing incurrence and repayment of debt with Affiliates); Offering Statement for 2009 Debentures, Appendix B. As provided in Section 7.7.3 of the Plan, the Octane Claim is subject of a compromise and settlement of these issues with the Debtors avoiding any litigation. Pursuant to agreement, Octane shall hold an Allowed Unsecured Claim and begin receiving payments in the first calendar quarter of Year 7 (see Projections in Exhibit 3) and shall receive quarterly payments in equal amounts for four (4) years until the Class 6 Claim has been paid in full.

Class 6 is Impaired and entitled to vote on the Plan.

Class 7: Octane II Claim

The Octane II Claim constitutes the Unsecured Claim of Octane II, an affiliate of the Debtors, in the amount of $1,828,380 for amounts loaned to the Debtors. The Octane Claim was asserted to be a Secured Claim evidenced by loan and security documents, but the Debtors Disputed the Claim because the UCC-1 financing statements perfecting the Lien were filed within the ninety (90) day period provided in § 547 of the Bankruptcy Code, and in the Debtors’ opinion, avoidable. As also evidenced in the Debtors’ Statement of Financial Affairs filed in these Cases and consistent with customary practices with the Debtors described herein, Octane II made loans and received repayments from the Debtors that was known, disclosed, contemplated and expressly authorized in the 2009 Indenture. See 2009 Indenture at pp. 10 (defining “Permitted Indebtedness” to expressly include loans from “Affiliates”) and 29 (authorizing incurrence and repayment of debt with Affiliates); Offering Statement for 2009 Debentures, Appendix B. Advances and repayments were made to and by the Debtors within the one (1) year period provided in § 547 of the Bankruptcy Code for affiliated parties. As provided in Section 7.7.4 of the Plan, the Octane II Claim is subject of a compromise and settlement of these issues with the Debtors avoiding any litigation of potential claims for preferences or any other Cause of Action, and with Octane waiving and foregoing any right to payment of Cash and instead receiving, after O&G is merged in to Performance, the Interest in Performance. The value of the Interest on the Effective Date is projected to be $-2,619,862 (negative book value).

The terms of each New Indenture will contain covenants with respect to the newly issued Interest. Until the New Debentures are retired, and other than the rights appurtenant to ownership of membership Interest, Octane II will be subject to restrictive covenants, including but not limited to the following:

a. No dividends or distributions will be made to Octane II on account of its newly issued Interest in reorganized Performance; provided, however, that distributions shall be made by reorganized Performance for payment of state and federal income tax calculated at the then-current corporate tax rates and passed through to Octane II as a result of their respective operations; and

b. Ben Turnage will not serve as manager, nor will Mr. Turnage participate in the daily operational management of the Reorganized Debtor for so long as the New Debentures are outstanding.

Class 7 is Impaired and entitled to vote on the Plan.

Class 8: Interests

Class 8 consists of the limited liability company membership Interest in O&G owned by Sajac. The limited liability company membership Interest in Performance is owned by O&G. Sajac’s Interest shall be cancelled on the Effective Date.

Class 8 is Impaired, shall receive nothing under the Plan and is therefore conclusively deemed to reject the Plan.

Claims Objections and Administration

Objections to Claims

No later than ninety (90) days after the Effective Date, the Reorganized Debtor shall file with the Bankruptcy Court any objections to Claims. The Bankruptcy Court shall determine the amount of any Disputed Claim, unless the Debtors stipulate as to its amount, or compromise, settle or dismiss the objection to the Disputed Claim prior to the determination of the Bankruptcy Court.

Pending Litigation

The Company has pending litigation that result from Claims asserted against these estates and which are being contested by the Company. See Section V.B, above. These Claims, to the extent in existence on the Petition Date, were also included in the Company’s Schedules and are Disputed.

Disallowed Claims

In the event the Debtors have or have asserted a Cause of Action under Chapter 5 of the Bankruptcy Code against the Holder of a Claim, then such Claim shall be deemed Disallowed pursuant to Section 502(d) of the Bankruptcy Code. Consequently, the Holders of such Claims may not vote to accept or reject the Plan until the Cause of Action against such Claimant has been settled or adjudicated by the Bankruptcy Court and any amounts due the Debtors have been received.

No Interest

Except as expressly stated in the Plan or otherwise allowed by Final Order of the Bankruptcy Court, no Holder of an Allowed Claim will be entitled to the accrual of interest from and after the Petition Date or the payment of interest, penalties, or late charges on account of such Claim for any purpose.

Security Deposits

To the extent the Debtors have posted security deposits (with courts, landlords, utilities or otherwise) prior to the Petition Date, those amounts may be set off against Allowed Claims only upon the written consent of the Debtors or upon entry of a Final Order authorizing such offset. To the extent the Debtors have posted security deposits (with landlords, utilities or otherwise) after the Petition Date, those amounts shall be remitted to the Debtors promptly after the Effective Date and shall not be offset against any Claim.

SUMMARY OF PLAN IMPLEMENTATION

Substantive Consolidation

The Debtors believe that the substantive consolidation of the Debtors is in the best interest of the estates and their creditors for the purposes of implementing and carrying out the Plan. The law generally provides that substantive consolidation is appropriate when there is a substantial identity among the estates to be consolidated and consolidation is necessary to realize some benefit. In the proposed substantive consolidation of these Cases, such circumstances indeed exist.

Under the Plan, the estates of the Debtors will be substantively consolidated for the purposes of solicitation, voting, confirmation, implementation and execution of the Plan. Also, on the Effective Date, all assets and liabilities of the Debtors shall be treated as merged. All Claims filed against either O&G or Performance shall be deemed filed against the Debtors’ consolidated estate for all purposes relating to the Plan. The Debtors believe that substantive consolidation aids in the efficiency of administration, maximizes the recovery to creditors and is in the best interest of the estates and all interested parties.

The Debtors’ most significant liabilities are those owed to WSB and Holders of 2009 Debentures. Both O&G and Performance are obligors, whether as primary obligors or as secondary obligors by virtue of pledges of property as collateral. O&G’s sole source of revenue is derived from its leasing of drilling equipment to Performance, which is the operating company producing substantially all of the combined company’s revenue from drilling oil and gas wells for its customers. The Debtors are insured under a common insurance policy and share common senior management. The ability to consolidate the collective claims of the Debtors’ largest creditors for the purposes of voting and distribution maximizes the return to creditors holding the most significant Claims (in dollar amount), provides no prejudice or adverse treatment to Holders of any other Claims and eases the administrative burdens of the solicitation and voting process.

Vesting of Assets

On the Effective Date, except as provided in the Plan, all assets and property of the Debtors shall vest in Performance as the Reorganized Debtor, free and clear of all Liens, Claims, Interests or encumbrances. This includes but is not limited to all known assets identified in each respective Debtors’ Schedules and Statements of Financial Affairs, as amended, and all Causes of Action.

Consummation of Plan Transactions

Merger and Other Corporate Matters

Upon the Effective Date, O&G will be merged in to Performance, which will be the Reorganized Debtor and sole surviving corporate entity. The Reorganized Debtor will exist and be governed under the same corporate structure as Performance did prior to the Effective Date. Performance will remain a manager-managed Mississippi limited liability company existing under its certificate of formation in existence on the Petition Date, together with the certificate of merger resulting from the merger transaction with O&G, and all authority for making corporate decisions will be vested in Grumpy Farmer, who is the current manager of both Debtors. Appropriate amendments to the Performance’s limited liability company agreement will be made to address changes called for by the Plan and will contain, to the extent required by § 1123(a), prohibitions against issuance of non-voting equity securities. The Plan provides in Sections 6.2 and 6.3 that confirmation of the Plan will be deemed to constitute the express authorization for all corporate action necessary to be taken to implement all actions necessary to consummate the Plan.

The current officers, managers, management and senior-level employees for Performance will remain unchanged. See Section III.A.3., above. Grumpy Farmer will continue to serve as manager and President/Chief Operating Officer of reorganized Performance and shall receive compensation through DGFI that will be increased to $300,000 per year. Jeff H. Goodwin will remain Chief Financial Officer and will receive compensation increased to $200,000 per year. Mr. Farmer and Mr. Goodwin will enter into long term employment contracts with the Reorganized Debtor on or after the Effective Date providing for benefits consistent with the current package and that contain typical provisions for executive-level employees.

On the Effective Date, the existing Interest in O&G held by Sajac will be cancelled as provided in the treatment of Sajac’s Class 8 Claim. The newly issued Interests in Performance, which were formerly owned by O&G, will be delivered to Octane II as the sole Holder of such newly issued Interests in the Reorganized Debtor.

Financial Restructuring Transactions

The WSB Class 1 Claim will be satisfied by the Reorganized Debtor entering into the new and restructured secured loan described in Section 5.1 of the Plan. WSB shall retain a Secured Claim on the WSB Collateral, but the Allowed amount of its pre-petition indebtedness, $4,504,177, will be restructured pursuant to a new four (4) year term loan as described in Section 5.1 of the Plan pursuant to loan and security documents substantially similar to the original loan and security documents and agreements existing between the Debtors and WSB as of the Petition Date.

On or as of the Effective Date, the 2009 Indenture and 2009 Debentures, including all documents, instruments and agreements accompanying or existing on account of the 2009 Indenture or 2009 Debentures, will be cancelled, terminated and of no further force or effect. The Plan provides for specific instructions, and the Confirmation Order shall constitute an order of direction from the Bankruptcy Court, directing closure of all transfer registers or ledgers and the surrender of all Debentures, including those issued by the Depository Trust Company in the name of Cede & Company, any broker, dealer or other representative or entity.

On the Effective Date, the Reorganized Debtor will issue and deliver the New Senior Debentures to Holders of Class 2 Claims and the New Junior Debentures to Holders of Class 4 Claims pursuant to separate and distinct New Indentures – there will be separate indentures and separate trustees for the New Senior Debentures and the New Junior Debentures. The Debtors will select a New Trustee to serve as indenture trustee thereunder, and the New Trustee shall keep and maintain books for the registration and for the transfer of the New Debentures pursuant to the terms of and in accordance with each New Indenture and applicable law.

On the Effective Date, Performance will close the transaction described in Section 6.8 of the Plan with DGFI to acquire several trucks and trailers that are used solely by the Company but have been purchased and financed by DGFI and leased to the Company. This arrangement was initiated since the Company’s inception due to the Company’s lack of a credit history and the ability to finance its own vehicles. DGFI used its credit to acquire and finance the trucks, trailers and related equipment that the Company needed to operate and then leased them to the Company on virtually a pass-through basis. First Security has questioned this financing structure, so the Debtors will enter into this transaction to eliminate DGFI from its role as lender and/or lessor. DGFI will sell to Performance 13 trucks and trailers, all further identified in the Plan Supplement, in exchange for Performance’s assumption of the outstanding indebtedness on the rolling stock ($41,930.70 as of June 30, 2012) and set off a Company deposit with DGFI of $71,975. The “blue book” trade-in value of the rolling stock being acquired is approximately $264,495, providing a non-Cash acquisition of assets having equity of $150,000 or more.

Establishment of Sinking Fund

Consistent with an annual Budget (a demonstrative example of the current 13 week budget is included in Exhibit 3 and will be substantially similar to the Budget), and to the extent available, the Reorganized Debtor will establish with the New Trustee for the New Senior Debentures on the Effective Date and thereafter maintain the Sinking Fund into which they will deposit Excess Cash. All Excess Cash existing on the Effective Date will be used to initially fund the Sinking Fund. Thereafter, if revenues from the Reorganized Debtor’s operations generate Excess Cash and after the Debt Service Escrow

Account is fully funded and/or maintained, see below, the Reorganized Debtor will place those funds in the Sinking Fund. Excess Cash, by definition, constitutes Debentures Collateral, and the Sinking Fund will be subject to the Lien granted to the New Trustee for the benefit of the Holders of New Senior Debentures. The Sinking Fund will be the mechanism through which the Reorganized Debtor will fund purchases of New Debentures through the Dutch Auction discussed in the immediately succeeding subsection. The Reorganized Debtor will be able to utilize funds in the Sinking Fund to make quarterly installment payments to Holders of New Debentures if there are insufficient funds from operations to do so; otherwise, funds in the Sinking Fund will only be used for retirement of New Debentures through the Dutch Auction.

After the first annual Dutch Auction has concluded, the Reorganized Debtor will establish with the New Trustee for the New Senior Debentures the Debt Service Escrow Account. This account will be funded with Excess Cash, and all Excess Cash shall be first used to fully fund (and thereafter maintain) the Debt Service Escrow Account in the amount of $2,000,000. Funds in this account will provide security for the Holders of New Senior Debentures that quarterly installment payments can be made. Further, these funds may be used by the Reorganized Debtor, at its discretion, to purchase New Debentures through the Dutch Auction or through other tender offers authorized under the New Indentures.

On and at all times after the Effective Date, the Debtors will retain Cash, consistent with the Budget, in an amount necessary to sustain operations consistent with the Projections in Exhibit 3. This will include necessary reserves established and maintained for operating capital, maintenance and capital improvement. All Allowed Claims will be paid from the Reorganized Debtor’s operating Cash consistent with the Budget. Cash on hand at the Effective Date, and all Cash collected and generated thereafter, will first be used, on a monthly basis, to fund operations and the Reorganized Debtor’s Plan obligations. All funds that are not WSB Collateral or Company Property remaining after such amounts are funded, if any, will constitute Excess Cash.

Dutch Auction

Attached to the Plan as Exhibit “A” is the Dutch Auction. This program provides for Holders of New Debentures to tender them to the Company for early and priority retirement. The right to tender New Debentures for retirement shall be first made available to the Holders of New Senior Debentures. The New Trustee will receive and may consider at any time offers to purchase New Senior Debentures. If two or more tender offers are made at the same price and the Reorganized Debtor desires to accept offers at the offered price, each offer will be accepted from each Holder in equal part up to the amount the Reorganized Debtor desired to purchase. If an offer is made to sell at 75% or less of the then-existing principal amount due under the New Senior Debenture, the Reorganized Debtor will be obligated to accept the offer to purchase. If no tender offers of New Senior Debentures are made that the Reorganized Debtor is required or desires to purchase, the Reorganized Debtor may consider offers to purchase New Junior Debentures with the discretion to accept or decline any such offer. Tender offers made by Holders of New Senior Debentures shall be considered first, and only after all such offers have been either accepted or rejected may tender offers of New Junior Debentures be considered. The Reorganized Debtor may use funds in the Sinking Fund or the Debt Service Escrow Account to purchase Debentures through the Dutch Auction. Further, the Reorganized Debtor shall be entitled, at any time, to make a tender offer to all Holders to purchase New Debentures at any price and to use available funds in the Sinking Fund or the Debt Service Escrow Account to do so.

Settlements and Compromises

The Debtors’ Plan contains several proposed settlements and compromises that the Debtors seek to have approved in connection with confirmation pursuant to Bankruptcy Rule 9019. These settlements provide a significant benefit to the estates and avoid the unwarranted expense of continued litigation of questionable claims. First Security (a) holds no Lien or other right in or to such claims or Causes of Action or to any proceeds recovered therefrom, and (b) will receive, for the benefit of the Holders of New Debentures, 100% recovery, thus it should have no standing or good reason to oppose the proposed compromises. Likewise, all Unsecured Creditors for whose benefit these claims would be recovered will receive payment in full under the Plan, likely prior to the time any significant judgment recovery would occur (assuming success and collectability and no appeal).

Octane

Prior to the Petition Date, Octane filed a UCC-1 financing statement and asserted its Claim as a Secured Claim; the Debtors believe that the Lien purportedly perfected by the filing is avoidable as a preferential transfer and therefore treat the Claim as Disputed. Octane provided debt capital to the Debtors and never received repayment of any amount. The amount of the Claim is not Disputed. Other than a claim to avoid Octane’s asserted Lien, the Debtors do not believe that there are any additional viable Causes of Action against Octane. All Causes of action against Octane are subject of a six (6) month tolling agreement (from May 21, 2012) voluntarily entered into with the Debtors. Octane has agreed to waive its asserted Lien rights and to hold an Allowed Unsecured Claim in the asserted amount of $2,279,720. Octane further agreed to repayment of its Class 6 Claim pursuant to the terms set forth in the Plan and pari passu to the treatment afforded the Holders of Allowed Class 4. In exchange, Octane will receive a full and complete release of any and all Causes of Action or other claims by or through the Debtors or their estates.

Octane II

Similar to Octane, Octane II also filed a UCC-1 financing statement and asserted its Claim as a Secured Claim; the Debtors believe that the Lien purportedly perfected by the filing is avoidable as a preferential transfer and therefore treat Octane II’s Claim as Disputed. Octane II also provided debt capital funding to the Debtors on a revolving basis. See Section III.A. above. Octane II received payments during the one (1) year period prior to the Petition Date totaling $2,597,000 and made advances totaling $691,000. Octane II believes that valid defenses apply to the payments and that, some if not all of the payments are not recoverable. All Causes of action against Octane II are subject of a six (6) month tolling agreement (from May 21, 2012) voluntarily entered into with the Debtors. Because the Debtors propose in their plan to repay all Claims in full, the Debtors believe that prosecution of any such claim, even if valid, is pointless. The Debtors believe that the amount of the Octane II Claim, which is asserted in the amount of $1,828,380, may be Disputed in part but would in any event still be well in excess of $1,000,000. Octane II has agreed to waive its asserted Lien rights and to hold an Allowed Unsecured Claim. Because Octane II has agreed to forego any Cash payment or recovery and instead will receive the Interest in Performance (having an Effective Date negative book value of $-2,619,862), settlement alleviates the need for determination of the Claim amount. In exchange for accepting such treatment, Octane II will receive a full and complete release of any and all Causes of Action or other claims by or through the Debtors or their estates.

DGFI

DGFI has, since the Company’s inception, leased to the Company substantially all of the vehicles, as well as trailers and other equipment (collectively, the “Trucks”), used by Company employees in daily operation. See Section VI.C.2 above for the details of this transaction. DGFI and the Debtors will grant each other mutual releases of any and all claims or Causes of Action. DGFI also entered into a six (6) month tolling agreement with respect to potential Chapter 5 Causes of Action, although the Debtors are unaware of the existence or basis for any such claims, so the compromise proposed in the Plan will fully and finally resolve any such claims.

Avoidance Actions

The Causes of Action arising under Chapter 5 of the Bankruptcy Code that may exist would be comprised of those described in Section V.B.6, above, those described against Octane II, and a potential claim against Dell Group Holdings, LLC that is also subject of a six (6) month tolling agreement. Those claims or Causes of Action that are not otherwise compromised and settled under the Plan will be stayed and likely dismissed with prejudice after consummation of the Plan.

Executory Contracts and Leases

Pursuant to the Plan, any Executory Contract or Lease not previously assumed or rejected by an Order of the Bankruptcy Court during the pendency of these Cases, or otherwise expressly rejected in or pursuant to the Plan, shall be assumed upon entry of the Confirmation Order. The assumption of Executory Contracts and Leases shall be accomplished through the Plan, and shall not require the filing of any additional motion by the Debtors. If the Debtors elect prior to the Effective Date not to take assignment of any Executory Contract or Lease, neither shall have any liability for the payment or satisfaction of any other Claim arising prior to the Effective Date under such Lease or Executory Contract. Any Rejection Claim arising as a result of rejection of an Executory Contract or Lease by virtue of the entry of the Confirmation Order shall be filed on or before thirty (30) days from the Effective Date. If an Executory Contract or Lease was rejected by the Debtors during the pendency of the Cases, then the Rejection Claim for rejection damages arising from such rejection should have been filed by the date set by the Court in the order approving such rejection. Any Rejection Claim not timely filed shall be deemed waived without further action by the Committee or the Debtors. If any Rejection Claim becomes an Allowed Claim, it shall be treated as a General Unsecured Claim under Class 5. As of the date of filing of the Plan, the Debtors are unaware of any Executory Contracts or Leases that will require assumption or rejection, given that all Executory Contracts and Leases have expired by their terms or have otherwise been terminated. In the event that any Executory Contracts or Leases will be rejected, notice of rejection will be provided to the counterparty prior to the Effective Date.

Contracts and other agreements entered into by the Debtors after the Petition Date are not Executory Contracts subject to assumption and/or assignment under § 365 of the Bankruptcy Code. Included in these are the Debtors’ current drilling contracts which contain anti-assignment and change of control provisions. Contrary to pre-petition Executory Contracts, the provisions contained in the Debtors’ drilling contracts are given full force and effect and render them unassignable and terminable at the discretion of the counterparty in the event assignment is attempted or other events result in a change of control of the Debtors or the assets that are the subject of the contract. Under the Plan and so long as the Debtors remain in operation as they currently exist, all such contracts and agreements, which include all five (5) of the Debtors’ current drilling contracts, shall continue in effect and remain unchanged and unaffected by the Plan or Confirmation Order.

Post-Effective Date Actions

Generally

Depending upon the timing of final resolution of the Lien Adversary and the treatment of Claims that will be dictated by the result, the various actions necessary to consummation of the Plan may take place after the Effective Date and will take place at such times and upon the occurrence of the events specified in the Plan. All matters pertaining to the Debtors’ corporate authority and existence are likewise provided in Sections 6.2, 6.3 and 6.4 of the Plan, and the Confirmation Order shall constitute the express corporate authority for all such corporate actions to take place on or after the Effective Date.

Claims Administration

As provided in Section 7.7 and Article 8 of the Plan, and discussed in Section V.E., above, the Reorganized Debtor will retain authority for handling of review and, if necessary, objection and resolution of Claims that are or are determined to be Disputed.

Causes of Action

The Debtors retain and preserve all Causes of Action not compromised or resolved in the Plan for post-confirmation pursuit on behalf of the Debtors’ estates and shall have broad discretion to institute, prosecute, compromise or abandon any Cause of Action. After the Effective Date, the Reorganized Debtor shall have the exclusive right, authority and discretion to institute, prosecute, abandon, settle or compromise any and all Causes of Action subject to the provisions of Section 7.8.2 of the Plan. The Causes of Action preserved under the Plan shall include those identified in the Schedules filed in these Cases, those arising under Chapter 5 of the Bankruptcy Code and those otherwise identified herein. The expenses of pursuit of any Causes of Action, including fees of counsel, shall be paid from Cash generated from operations.

Neither a vote to accept the Plan nor the entry of the Confirmation Order will act as a release, waiver, bar or estoppel of any Cause of Action against any Holder of a Claim unless such Holder is otherwise expressly released in the Plan, in the Confirmation Order, or in any other Final Order of the Bankruptcy Court. The Debtors identified in their Schedules those Causes of Action it is aware at this time, in addition to potential avoidance actions relating to preferential transfers and possible fraudulent transfers under various provisions of the Bankruptcy Code, which the Debtors have not yet investigated but will do so after the Effective Date.

Retention of Jurisdiction

The Bankruptcy Court will maintain jurisdiction to the fullest extent allowed under applicable law over all matters set forth in the Plan, including authority to adjudicate the matters specifically reserved for determination by the Bankruptcy Court.

Final Accounting and Case Closing

The Debtors shall, as and when appropriate, prepare and file any required motion and the final accounting necessary to close the Cases. These Cases may be closed notwithstanding the pendency of any Claims objections, contested motions, adversary proceedings or Causes of Action, over which the Court shall retain jurisdiction.

FINANCIAL PROJECTIONS AND ASSUMPTIONS

Preparation

The Debtors’ management and advisors have, through the development of financial projections (the “Projections”), analyzed the ability of the Company to meet its obligations under the Plan while maintaining sufficient liquidity and capital resources to conduct its business. The Projections were also prepared to assist each Holder of an Allowed Claim or Interest in voting Classes in determining whether to accept the Plan. The Company has prepared two (2) alternate series of Projections as a result of the unresolved Lien Adversary, one being a “secured model” and the other an “unsecured model” reflecting the projected recovery to Holders of Claims under each outcome.

The Projections are collectively found in Exhibit 3 and should be read in conjunction with the assumptions, qualifications and/or footnotes thereto. The Projections were prepared in good faith based upon assumptions believed to be reasonable and applied in a manner consistent with past practices. Most of the assumptions about the operations of the business after the assumed Effective Date that are utilized in the Projections were based, in part, on economic, competitive, and general business conditions prevailing at the time. While as of the date of the Disclosure Statement such conditions have not materially changed, any future changes in these conditions may materially impact the ability of the Company to achieve the Projections.

The Projections, along with the accompanying assumptions and the Company’s discussions below regarding its operations on and after the Effective Date, are “forward-looking statements.” Generally, these statements relate to business plans, anticipated strategies, and anticipated capital financing needed and estimated costs and expenses required to perform the Plan. Forward-looking statements are subject to risks, uncertainties, and assumptions about the Company, including, but not limited to all of the risks discussed below. Actual results may differ materially from those in the Projections as a result of these risks and uncertainties. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurances that such expectations will materialize or prove to be accurate. The Company’s operations and the industry and market conditions in which it operates are subject to a number of uncertainties, risks and other influences, many of which are outside the control of the Company and cannot be predicted with any degree of accuracy. In light of the significant uncertainties inherent in the forward-looking statements made in the Projections, the inclusion of such statements should not be regarded as a representation by the Company or any other person that the results reflected in the Projections will be achieved.

Future Operations

As explained in more detail below, the primary source of future funds for distribution by the Reorganized Debtor is revenue from operations. Company management and their advisors have analyzed the Company’s ability to meet its obligations while maintaining sufficient liquidity and capital resources to conduct its business and to withstand inevitable adverse market conditions inherent in the oil and gas industry. The Debtors prepared the alternate pro forma financial statements for the Reorganized Debtor for a ten (10) year period. See Exhibit 3. The Projections show the estimated consolidated financial position, results of operations and cash flows at and following August 31, 2012. The financial and operational assumptions (the “Assumptions”) used and relied upon by the Debtors in connection with the formulation and preparation of the Projections are attached to this Disclosure Statement as Exhibit 4.

Based upon existing contracts and expected business going forward, management anticipates 95% utilization in Year 1 and Year 2. The Company currently enjoys 100% utilization and term contracts that provide it with reasonable certainty for the near term and for most of the first year of the Plan. While the Company cannot be certain of its ability to secure new or extended contracts, it believes that it will be able maintain average utilization of 80% in Year 3 and 75% in Years 4 thru 10. While management believes this is a reasonable estimate due to Performance’s consistent outperformance of the industry, utilization is extremely difficult to predict especially considering the fact that the market has never maintained industry utilization above 80% for prolonged periods of time and the inherent uncertainty that exists in the volatile domestic and international oil and gas market.

The Company has projected day rates to remain constant for all of the Company’s rigs. Operating expenses for the Projections are based upon the known current cost structure of the business. Operating expenses include, but are not limited to direct labor costs to run the rigs, indirect labor, shop expense, repairs and maintenance, operating supplies, rig insurance and property taxes. The margins that the Company generates on both a percentage basis and per day basis are nevertheless in line with the industry averages and better than most public companies with less than 100 rigs in operation.

Sales, general and administrative costs represent the costs associated with the management and running of the Company and securing business, sales and marketing, strategic planning and direction, securing and managing capital and working capital needs, along with administrative support for accounting, payroll, tax review and filing and information technology. Sales costs are primarily costs associated with the Company’s full-time sales representative. Based on the Company’s best information and belief, its costs of sales, general and administrative costs (after adjusting for excess restructuring costs) compare favorably to (and in some cases are much lower than) those of similarly situated drilling contractors whose information is publicly or otherwise available for comparison, both on a per-day basis and as a percentage of revenues. The Company’s administrative expense under its current structure will remain the same whether it has 3, 5 or possibly more rigs in service. The Debtors have reduced costs by downsizing management functions with the resignations of Dell Group Holdings, LLC and Ben Turnage and the transition of responsibilities and services in-house. It is the Debtors’ expectation that many of the managerial and executive services provided by Dell Group Holdings, LLC will no longer be needed after the Company emerges from bankruptcy and provide net annual savings of approximately $350,000.

The Company’s rigs were placed into service between 2006 and 2008. Because they have been well maintained and serviced properly at all times, the Company has incurred limited capital expenditure due to age and continued use. However, because the Company’s rigs have been in operation for much of the past five (5) years and are currently 100% utilized, it is estimated that between $1,250,000 and $1,500,000 in capital investment will be required in each of the next five (5) years. This amount is below what the Company believes is the industry average for such expenses. Significant expenditures included in these estimated amounts are for rig recertifications and anticipated purchases of drill pipe, engines and mud pumps which range in price from $150,000 to over $600,000 or more each. Replacement through capital investment of such items is not only necessary to ensure uninterrupted operations but is ordinary and customarily expected in the industry. The Company has provided for retention of capital reserves in the Projections to be able to meet those needs when they arise.

Risks

The Projections provided in this Disclosure Statement have been prepared by management and reviewed by the Debtors’ advisors. These Projections, while presented with numerical specificity and based upon the historical operations of the Debtors, are necessarily based on a variety of estimates and assumptions which, though considered reasonable by the Debtors and their Professionals, may not be realized, and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Debtors’ control. For example, the Debtors’ Projections may be adversely affected by a myriad of factors that impact drilling contractors and the oil and gas industry as a whole, including among other things (i) the demand for drilling based upon prices for oil and natural gas (steep price declines contributing to the significant downturn in the drilling industry in 2008); (ii) demand for the type of Drilling Rigs that the Debtors operate; (iii) changes in prevailing day rates in the drilling market; (iv) continued unrest and instability in the Middle East; (v) adverse changes to the drilling industry and/or financial markets; and (vi) changes resulting from government regulation or legislation.

For these reasons, the Debtors caution that no representations can be made as to the accuracy of the Projections, or to the Company’s ability to achieve the projected results. Some assumptions may not materialize. Further, events and circumstances occurring subsequent to the date on which the Projections were prepared may be different than those assumed, or, alternatively, may have been unanticipated. The occurrence of these events may affect financial results in a material and possibly adverse manner. The Projections, therefore, shall not be deemed or relied upon as a guaranty or other assurance of the actual results that will occur. The Debtors’ independent accountants have neither compiled nor examined the accompanying prospective financial information to determine the reasonableness thereof and, accordingly, have not expressed an opinion or any other form of assurance with respect thereto.

The Debtors do not, as a matter of course, publish projections of their anticipated financial position, results of operations or cash flows. Accordingly, the Debtors do not intend to, and disclaim any obligation to, furnish updated projections to Holders of claims prior to the Effective Date or otherwise make such updated information publicly available.

Tax Consequences

The following discussion summarizes certain United States federal tax consequences of the implementation of the Plan to the Debtor and to certain Holders of Claims. The following summary is based on Title 26 of the United States Code (“Tax Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published administrative rules and pronouncements of the IRS, all as in effect on the date hereof. Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the United States federal tax consequences described below.

The United States federal tax consequences of the Plan are complex and are subject to significant uncertainties because of (i) the complexity of the transactions contemplated by the Plan; (ii) the uncertainty as to the tax consequences of events in prior years; (iii) the differences in the nature of the types of Claims and the taxpayer status, residence and methods of accounting of Holders of Claims; (iv) prior actions taken by Holders with respect to their Claims; and (v) the possibility that events or legislation subsequent to the date hereof could change the federal tax consequences of the transactions. There may also be state, local or foreign tax issues that may affect particular Holders. The Debtor has not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan. Thus, no assurance can be given as to the interpretation that the IRS will adopt. In addition, this summary generally does not address foreign, state or local tax consequences of the Plan, nor does it address the United States federal income tax consequences of the Plan to special classes of taxpayers (such as foreign taxpayers, broker-dealers, banks, mutual funds, insurance companies, other financial institutions, small business investment companies, regulated investment companies, tax-exempt organizations (including, without limitation, certain pension funds), persons holding a Claim as part of a constructive sale, straddle or other integrated transaction, and investors in pass-through entities). If a partnership (or other entity taxed as a partnership) holds a Claim, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership.

Holders of Claims and Interests are urged to consult their tax advisors respecting the individual tax consequences of the transactions contemplated under or in connection with the Plan. Accordingly, the following summary of certain United States federal tax consequences is for informational purposes only and is not a substitute for careful tax planning and advice based upon the individual circumstances pertaining to a Holder of a Claim.

IRS Circular 230 Notice: To ensure compliance with IRS Circular 230, Holders of Claims are hereby notified that: (a) any discussion of United States federal tax issues contained or referred to in this Disclosure Statement is not intended or written to be used, and cannot be used, by Holders of Claims for the purpose of avoiding penalties that may be imposed on them under the Tax Code; (b) such discussion is written in connection with the solicitation of votes on the Plan by the Debtor; and (c) Holders of Claims should seek advice based on their particular circumstances from an independent tax advisor.

Material Tax Consequences to Holders of Claims and Interests

The tax consequences of the implementation of the Plan to Holders of Claims and Interests will depend in part on (i) whether the Holder’s Claim constitutes a security for federal income tax purposes, (ii) whether the Holder reports income on the accrual or cash basis, (iii) whether the Holder receives consideration in more than one (1) tax year, (iv) whether the Holder is a resident of the United States, (v) whether the Holder is a corporation, partnership, or an individual, (vi) whether all the consideration received by the Holder is deemed to be received by that Holder as part of an integrated transaction or a step transaction, or (vii) whether the Holder is a Holder of some interest in the Debtor.

In general, if the Holder of a Claim receives interest on account of its Claim, such interest will constitute income under the Tax Code. In general, if an Interest Holder receives funds on account of such Interest, these funds will constitute a recovery of the Interest Holder’s investment and any excess funds above the Holder’s basis in the Interest will be a capital gain. Conversely, if the Holder does not recover the full amount of the basis in the Interest, such deficiency will be a capital loss.

Material Tax Consequences to the Debtor

There are no known material tax consequences of the Plan to the Debtors, as the Debtors are limited liability companies taxed as partnerships with liabilities passed through to the member/Holder of the Interest.

Liquidation Analysis

The Debtors, together with their advisors, have prepared a liquidation analysis that is contained in Exhibit 5 hereto (the “Liquidation Analysis”). This Liquidation Analysis outlines potential recoveries to creditors in the event the Company was liquidated in a hypothetical Chapter 7 case and demonstrates that the Plan satisfies the “best interests” test of Section 1129(a)(7)(A)(ii). See Section VIII.G.6., below. Proceeds distributed in the Liquidation Analysis are presumed to be distributed in accordance with § 726 of the Bankruptcy Code in the following priority: (i) claims of secured creditors to the extent of the value of their collateral; (ii) costs, fees and expenses of liquidation, as well as any other administrative expenses; (iii) claims arising prior to commencement of the hypothetical Chapter 7 case, but which have priority status under the Bankruptcy Code; and (iv) general unsecured claims. The Liquidation Analysis does not constitute a certified valuation of assets and is not necessarily indicative of recoverable proceeds in an actual liquidation.

This analysis is based on a number of assumptions, which are contained as a part of and are outlined in Exhibit 5. The assumptions used in the Liquidation Analysis are based on management’s knowledge of operations and the industry in general and input from Hadco International, the Debtors’ appraisal and valuation expert. These assumptions are subject to significant uncertainties as a result of, among other factors, general market conditions. For example, breach and/or termination of drilling contracts could have a significant adverse effect on the collectability of accounts receivable (including the potential for offsets of damages) from the customer. The Debtors believe that all market data shows that it is likely impossible for a Chapter 7 trustee or a secured lender like First Security to liquidate the Company and thereby generate a recovery to creditors anywhere close to that proposed under the Plan. See Section V.A.1, above.

CONFIRMATION OF PLAN

The Plan cannot be consummated unless it is confirmed by the Bankruptcy Court. Confirmation of the Plan requires that, among other things, either (i) each class of Claims or Interests that is Impaired by the Plan has voted to accept the Plan by the requisite majority, or (ii) the Plan is determined by the Bankruptcy Court to be fair and equitable, as defined by the Bankruptcy Code, with respect to classes of Claims or Interests that have rejected the Plan. The Bankruptcy Code also requires that the Confirmation of the Plan be in the “best interests” of all Holders of Claims and Interests. The Debtors believe that the Plan meets the Confirmation requirements of the Bankruptcy Code.

Manner of Voting

IT IS IMPORTANT THAT HOLDERS OF CLAIMS AND INTERESTS EXERCISE THEIR RIGHT TO VOTE TO ACCEPT OR REJECT THE PLAN. All known Holders of Claims and Interests entitled to vote on the Plan have been sent a Ballot contained in the Solicitation Package. Such Holders should read the Ballot carefully and follow the instructions contained therein. In voting for or against the Plan, please use only the Ballot (or Ballots) sent to you with this Disclosure Statement. If a creditor has an Allowed Claim or Interest in more than one class, such creditor may vote multiple Ballots.

FOR YOUR BALLOT TO COUNT, YOUR BALLOT MUST BE ACTUALLY RECEIVED BY BMC GROUP, THE DEBTORS’ SOLICITATION AND VOTING AGENT (IDENTIFIED BELOW), NO LATER THAN 5:00 P.M. CENTRAL TIME ON FRIDAY, FEBRUARY 15, 2013 (the “Voting Deadline”). IF YOU MUST RETURN YOUR BALLOT TO YOUR BROKER, ATTORNEY OR ANYONE ELSE WHO WILL BE VOTING FOR YOU, YOU MUST RETURN YOUR BALLOT TO THEM IN SUFFICIENT TIME FOR THEM TO PROCESS IT AND RETURN IT TO DEBTORS’ SOLICITATION AND VOTING AGENT BY THE VOTING DEADLINE, AT THE APPLICABLE FOLLOWING ADDRESS:

BY UNITED STATES MAIL: O&G Leasing LLC Voting Agent BMC Group, Inc. P.O. Box 3020 Chanhassen, MN 55317	BY OVERNIGHT COURIER OR PERSONAL DELIVERY: O&G Leasing LLC Voting Agent BMC Group, Inc. 18750 Lake Drive East Chanhassen, MN 55317

ANY BALLOT WHICH IS EXECUTED AND RETURNED BUT WHICH DOES NOT INDICATE AN ACCEPTANCE OR REJECTION OF THE PLAN WILL BE DEEMED A VOTE TO ACCEPT THE PLAN. IF YOU HAVE ANY QUESTIONS CONCERNING VOTING PROCEDURES OR IF A BALLOT IS DAMAGED OR LOST, YOU MAY CONTACT THE DEBTORS’ SOLICITATION AND VOTING AGENT AT THE ADDRESSES ABOVE OR BY TELEPHONE AT 1-888-909-0100.

Additional copies of the Plan, the Disclosure Statement, or any exhibits to such documents may be obtained by requesting copies thereof from (i) BMC Group, at the addresses and/or telephone numbers above, or (ii) by requesting copies thereof from Debtors’ counsel at the telephone numbers or e-mail addresses set forth below.

Creditors Eligible to Vote

Subject to the provisions of the Disclosure Order and express provisions of the Plan providing otherwise, any Holder of a Claim against or Interest in any Debtor as of the Petition Date, which Claim or Interest has not been disallowed by order of the Bankruptcy Court and is not otherwise a Disputed Claim or Disputed Interest, is entitled to vote to accept or reject the Plan if (i) such Claim or Interest is Impaired under the Plan and is not of a Class that is deemed to have accepted or rejected the Plan pursuant to §§ 1126(f) and 1126(g) of the Bankruptcy Code and (ii) either (a) such Holder’s Claim or Interest has been scheduled by the Debtors (and such Claim or Interest is not scheduled as disputed, contingent or unliquidated), or (b) such Holder has filed a Proof of Claim on or before the applicable Bar Dates. Unless otherwise permitted in the Plan, the Holder of any Disputed Claim or Disputed Interest is not entitled to vote with respect to such Disputed Claim or Disputed Interest, unless the Bankruptcy Court, upon application made by such Holder pursuant to Bankruptcy Rule 3018(a) and in accordance with the provisions set forth in Exhibit 6 hereto, temporarily allows such Disputed Claim or Disputed Interest for the limited purpose of voting to accept or reject the Plan. Any such application must be heard and determined by the Bankruptcy Court on or before ten (10) days prior to the Voting Deadline. A vote on the Plan may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that such vote was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

For Holders of any Disputed Claim or Disputed Interest, the Debtors will cause to be distributed by United States mail, first-class postage prepaid, personal service or overnight delivery a Solicitation Package, which contains a Ballot, and such person or entity will be provided with notice that its entire Claim has been allowed temporarily for voting purposes only and not for purposes of allowance or distribution, at $1.00.

Acceptance Necessary to Confirm the Plan

For the Plan to be accepted and thereafter confirmed, it must be accepted by at least one (1) class of Claims that is Impaired by the Plan. Under § 1126 of the Bankruptcy Code, the Impaired class is deemed to have accepted the Plan if: (i) with respect to a class of Claims, votes representing at least two-thirds ( 2⁄3) in amount and more than one-half (1/2) in number of Allowed Claims that have voted in that class have accepted the Plan, and (ii) with respect to a class of Interests, votes representing at least two-thirds (2/3) in amount of those Allowed Interests that have voted have accepted the Plan; provided, however, that the vote of any Holder of an Allowed Claim or Allowed Interest whose acceptance or rejection of the Plan was not made in good faith, as determined by the Court, will not be counted.

If a class of Claims has been Impaired by the Plan, the Impaired class must accept the Plan. Otherwise, the Bankruptcy Court, in order to confirm the Plan, must independently determine that the Plan provides to each Holder of a Claim or Interest, as the case may be, of such class a recovery which has a value, as of the Effective Date, at least equal to the value of the distribution which such Holder would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code on the Effective Date.

CREDITORS AND OTHER PARTIES IN INTEREST ARE CAUTIONED TO REVIEW THE DISCLOSURE ORDER FOR A FULL UNDERSTANDING OF VOTING REQUIREMENTS, INCLUDING, WITHOUT LIMITATION, USE OF BALLOTING FORMS.

General Procedures for Solicitation and Voting

Pursuant to Bankruptcy Rule 3017(d) and as directed in the Disclosure Order, on or before January 11, 2013 (the “Solicitation Mailing Date”), BMC Group, the Debtors’ solicitation and voting agent, will transmit Solicitation Packages to all parties entitled to receive them pursuant to and in accordance with the Solicitation Procedures set forth in Exhibit 6.

Record Date for Determining Holders Entitled to Vote

Pursuant to Bankruptcy Rule 3017(d) and in the Disclosure Order, the Court has established January 8, 2013, as the record date as of which it is shall be determined the Holders of 2009 Debentures entitled to vote on the Plan (the “Record Date”).

Procedures for Holders of 2009 Debentures

Set forth with particularity in Exhibit 6 hereto are the Debentures Solicitation Procedures, which are special provisions established by the Bankruptcy Court for the solicitation of votes from Holders of 2009 Debentures. Reference should be made to Exhibit 6.

Procedures for Holders of Contingent, Unliquidated and Disputed Claims

Pursuant to Bankruptcy Rule 3003(c)(2), unless otherwise provided in the Plan, the Debtors will not mail or distribute any documents or notices to any Holders of Claims or Interests (a) whose Claim or Interest is not scheduled or is scheduled at zero, in an unknown amount or as disputed, contingent, or unliquidated and (b) who failed to timely file a Proof of Claim. Moreover, such Holders shall not be treated as a Holder of a Claim or Interest with respect thereto for the purposes of voting and distribution.

Procedures for Vote Tabulation

Voting Deadline

Pursuant to Bankruptcy Rule 3017(c), the Court has established February 15, 2013, as the Voting Deadline, which is the last date and time by which ballots for accepting or rejecting the Plan must be received by BMC Group, the Debtors’ solicitation and voting, agent in order to be counted. Except to the extent otherwise determined by the Debtors, in their sole discretion and after consultation with BMC Group, the Debtors will not accept or count any Ballots received after the Voting Deadline.

Tabulation Procedures

The Tabulation Procedures applicable to the receipt and tabulation of votes on the Plan shall be those defined and set forth more particularly in the Final Order of the Bankruptcy Court attached as Exhibit 6, and all creditors entitled to vote on the Plan are directed to Exhibit 6 for careful review.

Distributions Under the Plan

Timing of Distributions

The Reorganized Debtor shall make distributions as and when called for under this Plan.

Distributions to Holders of Debentures

As provided in Sections 6.8 and 7.5 of the Plan, as a condition to Holders of 2009 Debentures receiving distributions under the Plan, (a) the 2009 Debentures must first be surrendered to the Debtors for cancellation (or, as applicable, to BMC Group as the Debtors’ solicitation and voting agent) or (b) the Debtors shall have received satisfactory evidence of the ownership and cancellation of the 2009 Debentures. With respect to any 2009 Debentures held in book-entry form by The Depository Trust Company (“DTC”), then the DTC shall surrender such securities to First Security, which shall in turn surrender same to the Debtors or otherwise provide written certification of such cancellation in form and substance satisfactory to the Debtors. In connection with such cancellation, Holders will be provided with a letter of transmittal from the Debtors (or, as applicable, to BMC Group as the Debtors’ solicitation and voting agent) to be completed by such Holder and to provide the proper mailing address for remitting distributions under the Plan.

Nominal Distributions

With respect to any distribution prior to the final distribution, if the Holder of an Allowed Claim would receive less than $100, the Debtors may choose not to distribute such lesser amount to such Holder, but may instead defer the distribution thereof until the cumulative amount to be distributed to such Holder and any subsequent distribution is $100 or more. No interest on any deferred amount shall be paid to such Holder. If the final distribution to the Holder of an Allowed Claim would be less than $100, the Debtors are not required to make such distribution, and such distribution is deemed waived.

Unclaimed Distributions

If a check or other distribution notice transmitted the Holder of an Allowed Claim or Interest hereunder is returned or otherwise not timely negotiated, then the Reorganized Debtor will make no further distribution to such Holder unless and until they are provided in writing with the Holder’s proper address. If a proper address is provided, the Debtors shall remit to such Holder as soon as practicable any previously undelivered distributions, without interest. If one or more distributions are unclaimed or undeliverable for one (1) year after the Effective Date, such Holder shall be deemed to have waived and forfeited its Claim, such Claim will no longer be deemed to be an Allowed Claim in any respect, such Holder will not participate in any further distributions under the Plan. All unclaimed or undelivered property existing on the date that is one (1) year after the Effective Date shall be deemed unclaimed property under § 347(b) of the Bankruptcy Code. The Debtors shall have no affirmative obligation to identify or locate any Holders of Claims or Interests entitled to distributions under the Plan.

Hearing on Confirmation of the Plan

Section 1128(a) of the Bankruptcy Code requires that the Bankruptcy Court, after notice, hold a hearing on confirmation of a plan. Pursuant to the Disclosure Order entered by the Bankruptcy Court, a preliminary hearing on confirmation of the Plan will be held on Tuesday, February 26, 2013, at 2:30 p.m., Central Time, before the Honorable Edward Ellington in Courtroom 4D of the United States Courthouse for the Southern District of Mississippi in Jackson, Mississippi (the “Confirmation Hearing”). The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement made at the Confirmation Hearing or any adjournment thereof.

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to confirmation of a plan. Any objection to confirmation of the Plan must be made in writing, conform to the Federal Rules of Bankruptcy Procedure and the Local Rules of the Bankruptcy Court, set forth the name of the objector, the nature and amount of the Claim or Interest held or asserted by the objector against the Debtors’ estates or property, the basis for the objection and the specific grounds therefor. Any objection, together with proof of service thereof, must be filed with the Clerk of Court by 5:00 p.m. Central Time on Friday, February 15, 2013, (“Plan Objection Deadline”) and served on all counsel for the Debtors by such Plan Objection Deadline.

Objections to confirmation of the Plan are governed by Federal Rule of Bankruptcy Procedure 9014. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY AND PROPERLY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

Requirements for Confirmation of the Plan

Acceptance

Holders of Claims in Classes 1, 2, 3, 4, 5, 6 and 7 (the “Voting Classes”) are Impaired under, and the Holders of such Claims are entitled to vote on, the Plan and, therefore, must accept the Plan in order for it to be confirmed without application of the “fair and equitable test”, described below, to such Class. As stated above, a Class of Claims will have accepted the Plan if the Plan is accepted by at least two-thirds ( 2⁄3) in dollar amount and a majority in number of the Claims of such Class (other than any Claims of creditors designated under § 1126(e) of the Bankruptcy Code) that have voted to accept or reject the Plan.

The Holder of Interests in Class 8 are not entitled to vote on the Plan; such Holder will receive no distribution under the Plan and are conclusively deemed to reject the Plan.

Fair and Equitable Test

The Debtors may seek to confirm the Plan notwithstanding the nonacceptance of the Plan by any impaired class of Claims under the requirements of § 1129(b) of the Bankruptcy Code. To obtain such confirmation, it must be demonstrated to the Bankruptcy Court that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to such dissenting impaired Class. A plan does not discriminate unfairly if the legal rights of a dissenting class are treated in a manner consistent with the treatment of other classes whose legal rights are substantially similar to those of the dissenting class and if no class receives more than it is entitled to for its claims or interests. The Debtors believe that the Plan satisfies this requirement and that in all cases, distributions under the Plan satisfy the application of the fair and equitable rule.

Section 1129(b) of the Bankruptcy Code establishes different “fair and equitable” tests for secured claims, unsecured claims and interests, as follows:

(a) Secured Claims. The plan must provide either (i) that the Holders of such claims retain the liens securing such claims, whether the property subject to such liens is retained by the debtor or transferred to another entity, to the extent of the allowed amount of such claims, and each Holder of a claim receives deferred cash payments totaling at least the allowed amount of such claim, of a value, as of the effective date of the plan, of at least the value of such Holder’s interest in the estate’s interest in such property; (ii) for the sale of any property that is subject to the liens securing such claims, free and clear of such liens, with such liens to attach to the proceeds of such sale; or (iii) for the realization by such Holders of the indubitable equivalent of such claims.

(b) Unsecured Claims. Either (i) the plan provides that each Holder of an impaired unsecured claim receives or retains under the plan property of a value, as of the effective date of the plan, equal to the amount of its allowed claim or (ii) the Holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan.

(c) Interests. Either (i) each interest Holder will receive or retain under the plan property of a value, as of the effective date of the plan, equal to the greater of (y) the fixed liquidation preference or redemption price, if any, of such interest or (z) the value of the interest, or (ii) the Holders of interests that are junior to the interests in such class will not receive or retain any property under the plan.

Confirmation without Unanimous Acceptance; Cram Down

Section 1129(b) of the Bankruptcy Code provides that the Plan may be confirmed by the Court despite not being accepted by every Impaired class if (i) at least one Impaired class of Claims, excluding the claims of insiders, has accepted the Plan; and (ii) the Court finds that the Plan does not discriminate unfairly and is fair and equitable to the rejected classes. Among other things, such a finding would require a determination by the Court that the Plan provides that no Holder of an Allowed Claim or Interest junior to the rejecting class will receive or retain property or payment under the Plan until or unless such rejecting class is paid in full.

The Debtors reserve the right pursuant to Bankruptcy Code § 1129(b) to request that the Court confirm the Plan if all of the applicable requirements of Bankruptcy Code § 1129(a) have been met. THE DEBTORS BELIEVE THAT THE PLAN MAY BE CONFIRMED ON A NONCONSENSUAL BASIS (PROVIDED AT LEAST ONE IMPAIRED CLASS OF CLAIMS VOTES TO ACCEPT THE PLAN). ACCORDINGLY, THE DEBTORS EXPECT TO DEMONSTRATE AT THE CONFIRMATION HEARING THAT THE PLAN SATISFIES THE REQUIREMENTS OF § 1129(b) OF THE BANKRUPTCY CODE AS TO ANY NON-ACCEPTING CLASS. In addition, the Debtors reserve the right pursuant to Bankruptcy Code § 1126(e) to request that the Court designate and strike any Ballot rejecting the Plan cast by any Holder of a Claim which was not cast in good faith.

Absolute Priority Rule

The absolute priority rule provides that the Plan is fair and equitable with respect to a rejecting class if the rejecting class receives payment in full over time with interest or as long as no class junior to it receives a distribution under the Plan. The Debtors believe that the Plan represents the best option available to maximize the return to all creditors. Furthermore, under the Plan, no inferior class of creditors or Interest Holders will receive or retain anything unless the Allowed Claims of all superior classes are paid in full.

Feasibility

The Bankruptcy Code requires that confirmation of a plan is not likely to be followed by the liquidation or the need for further financial reorganization of a debtor or its successor other than as provided in the Plan. The Debtors believe that the Plan provides the means by which the Reorganized Debtor will be able to make all payments and perform all obligations as required by the provisions of the Plan and that there is no reasonable basis for believing that confirmation of the Plan is likely to be followed by the liquidation or the need for further financial reorganization which is not provided for in the Plan. See Article VII hereof and the Exhibits relating thereto for the financial Projections upon which the Debtors’ opinions regarding feasibility of the Plan are based. The Debtors believe that continuation of the Company is the most feasible exit strategy available and provides the most certainty of performance and long-term feasibility that can reasonably be expected to be shown.

“Best Interests” Test/Liquidation Analysis

To obtain confirmation of the Plan, the Debtors must show that each Holder of an Impaired Claim or Interest has accepted the Plan, or that each Holder will receive or retain under the Plan on account of the Holder’s Claim or Interest, property of a value, as of the Effective Date, that is not less than the amount such Holder would receive or retain if the Debtors’ assets were liquidated under Chapter 7 of the Bankruptcy Code on said date.

The information set forth in Exhibit 5 provides a summary of the liquidation values of the Debtors’ assets assuming a Chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court or some other third party (including a secured party) would liquidate the assets of the Debtors’ estates or some other forced sale procedure were followed. Reference should be made to Exhibit 5 and to the discussion thereof in Section VII, and comparison should be made to the information regarding the estimated return to Holders of Allowed Claims under the Article 5 of the Plan and Exhibit 5 hereto. Plainly, the Debtors believe that continuation of operations maximizes the values of these assets.

Underlying the Debtors’ Liquidation Analysis are estimates and assumptions that, although developed and considered reasonable by management, are inherently subject to significant uncertainties and contingencies beyond the control of the Debtors and management. The liquidation value is also based upon assumptions with regard to liquidation decisions that are subject to change. Accordingly, the values reflected may not be realized if the Debtors were, in fact, to undergo such a liquidation. The liquidation period is assumed to be for a period ranging from six (6) to eighteen (18) months following the discontinuance of operations. This period would allow a reasonable time for the collection of receivables, selling of assets and the winding down of operations. It has been assumed that creditor recoveries would not be affected by proceeds of Causes of Action, if any, including avoidance actions or any other litigation that any of the Debtors are or may be able to assert or the expenses necessary to litigate such claims.

Furthermore, after consideration of the effects that a forced liquidation would have on the ultimate proceeds available for distribution to creditors in this Chapter 11 Case, including: (a) the increased costs and expenses of a liquidation under Chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee or other liquidating agent; (b) the substantial erosion in a Chapter 7 case of the value of the Drilling Rigs and related assets, in the context of the expeditious liquidation required under Chapter 7 or a similar “forced sale” atmosphere that would prevail, (c) the complete loss of any going concern value of the Company; (d) the adverse effects on the salability due to the immediate departure of management and key skilled employees and the termination of drilling contracts and loss of customers; (e) the potential increases in Claims required to be satisfied on a priority basis or on parity with creditors in these Cases, the Debtors believe that confirmation of the Plan will provide each Holder of an Allowed Claim with significantly more than the amount it would receive pursuant to liquidation of any of the Debtors under Chapter 7 of the Bankruptcy Code.

The Debtors also believe that the value of any distributions from the liquidation proceeds to each class of Allowed Claims in a Chapter 7 case or other forced liquidation scenario would be less than the value of distributions under the Plan because such distributions in a Chapter 7 case would not occur for a substantial period of time. It is likely that distribution of the proceeds of the liquidation could be delayed for at least a year or more after the completion of such liquidation in order to resolve claims and prepare for distributions. In the likely event litigation was necessary to resolve claims asserted in the Chapter 7 cases (e.g. the Lien Adversary), the delay could be prolonged and the recovery diminished further.

Effect of Confirmation

Confirmation of the Plan will bind the Debtors and all Holders of Claims or Interests, whether or not they accept the Plan. The distributions provided for in the Plan will be in exchange for and in complete settlement, satisfaction and discharge of all Claims and Interests, including any claim for interest after the Petition Date. All Holders of Claims shall be precluded from asserting any claim against the Debtors or their property based upon any transaction or other activity of any kind that occurred prior to the Effective Date.

Title to Assets

Except as otherwise provided by the Plan, on the Effective Date, title to all assets and properties encompassed by the Plan shall vest in the Reorganized Debtor in accordance with § 1141 of the Bankruptcy Code.

General Injunction

The Plan provides in Section 13.7, pursuant to 11 U.S.C. § 1123(b)(6), for a permanent injunction against parties holding Claims or Causes of Action which are extinguished or released pursuant to the Plan or which are subject to the exculpation provision of Section 13.8 herein, which states as follows:

Except as otherwise expressly provided in the Plan or the Confirmation Order, all Holders of Claims, Interests or Causes of Action against or in any of the Debtors are permanently enjoined, from and after the Effective Date, from (a) commencing or continuing in any manner any action, process or other proceeding against any of the Debtors or their property or assets on account of such Claim, Interest or Cause of Action, (b) seeking enforcement, attachment, collection or recovery on account of such Claim, Interest or Cause of Action against any of the Debtors by any manner or means not expressly provided for in this Plan, (c) creating, perfecting, or enforcing any Lien or other encumbrance against any of the Debtors or interests in their property or assets, (d) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from any of the Debtors or their property or assets, (e) commencing or continuing any action or other proceeding of any kind with respect to any Claims or Causes of Action which are extinguished or released pursuant to the Plan or which are subject to the exculpation provision of Section 13.8 herein, and (f) taking any actions to interfere with the implementation or consummation of the Plan, other than any rights of appeal of the Confirmation Order as may exist.

Release and Exculpation

Pursuant to § 1123(b)(6) of the Bankruptcy Code, the Plan provides in Section 13.8 for an exculpation of liability in favor of the Covered Parties, which states as follows:

Exculpation. Notwithstanding anything in the Plan to the contrary and subject to confirmation of the Plan as written, none of the Covered Parties shall have or incur any liability to, or be subject to any right of action by, or by anyone acting on behalf of, any of the Debtors, the Reorganized Debtor or their estates or any Holder of a Claim or Interest or any other party in interest or party that has entered an appearance in the Cases, for any act or omission in connection with, relating to, or arising out of (i) the Cases, (ii) any act taken or omitted to be taken on or after the Petition Date in connection with the Cases, or (iii) the Disclosure Statement, the Plan or the documents and actions necessary to perform the Plan, except for obligations of the Debtors expressly arising under or in accordance with the Plan and Confirmation Order, except for their willful misconduct or gross negligence; and the Debtors shall be entitled to rely reasonably upon the advice of counsel with respect to their duties and responsibilities under the Plan and Confirmation Order.

Included within the scope of the exculpation provision are the Indenture Trustee and the members of the Steering Committee, who have represented the interests of the debenture holders during the course of the bankruptcy cases. The Indenture Trustee and the Steering Committee are now included under the definition of “Covered Parties” in Section 1.20 of the Second Amended Plan. This provision exculpates all Covered Parties, including the Indenture Trustee and the Steering Committee, from any liability arising out of or in connection with the bankruptcy cases by anyone acting on behalf of, any of the Debtors, the Reorganized Debtor or their estates or any Holder of a Claim or Interest or any other party in interest in the Cases, including any party which has entered its appearance herein. Thus, the exculpation provision applies to, among other persons or entities, all holders of the Senior Series 2009A Term Debentures and all holders of the Subordinate Series 2009B Term Debentures. The exculpation is significant because under Article X of the Trust Indenture, the Indenture Trustee may require that it be furnished an indemnity satisfactory to it from the debenture holders for the reimbursement to it of all expenses to which it may be obligated and to protect it against all liability, except liability which is adjudicated to have resulted from the gross negligence or willful misconduct of the Indenture Trustee, by reason of any action so taken by the Indenture Trustee. One purpose of including the Indenture Trustee and the Steering Committee within the scope of the exculpation provision is to reduce the indemnity obligation of the debenture holders.

The exculpation provisions described above that reduce the indemnity obligation of the debenture holders are available only under certain conditions. The Debtors have provided that the Indenture Trustee and the Steering Committee are to be included as Covered Parties only if the Indenture Trustee is not instructed by the Holders of Senior Series 2009A Debentures to file an objection to the confirmation of the Debtors’ Second Amended Plan and if the Indenture Trustee does not file an objection to confirmation of the Debtors’ Second Amended Plan.

Discharge of Claims

Except as otherwise expressly provided in the Plan or in the Confirmation Order, the Confirmation Order will operate as a discharge, pursuant to Bankruptcy Code § 1141(d), to the fullest extent permitted by applicable law, as of the Effective Date, of any and all debts of, and claims of any nature whatsoever against the Debtors that arose at any time prior to the Effective Date, including any and all claims for principal and interest, whether accrued before, on or after the Petition Date. Without limiting the generality of the foregoing, on the Effective Date, the Debtors will be discharged from any claim or debt that arose prior to the Confirmation Date and from any and all debts of the kind specified in Bankruptcy Code §§ 502(g), 502(h), or 502(i), regardless of whether (a) a Proof of Claim based on such debt was filed pursuant to the Bankruptcy Code § 501, (b) a Claim based on such debt is an Allowed Claim pursuant to Bankruptcy Code § 502, or (c) the Holder of a Claim based on such debt has voted to accept the Plan.

Exemption from Securities Laws

Initial Issuance

Section 1145(a)(1) of the Bankruptcy Code generally exempts the offer and sale of securities under a plan of reorganization from registration under section 5 of the Securities Act and state securities laws if three principal requirements are satisfied: (i) the securities are offered and sold under a plan of reorganization and are securities of the debtor, of an affiliate participating in a joint plan with the debtor, or of a successor to the debtor under the plan; (ii) the recipients of the securities must hold a claim against, or an interest in, the debtor or such affiliate; and (iii) the securities are issued entirely in exchange for the recipient’s claims against or interests in the debtor, or are issued “principally” in such exchange and “partly” in exchange for cash or property. The Debtors believe that the issuance and distributions of the New Debentures and the new membership interests in O&G under the Plan will satisfy the requirements of § 1145(a)(1) of the Bankruptcy Code and are, therefore, exempt from registration under the Securities Act and state securities laws.

Subsequent Transfers

To the extent not otherwise prohibited, and subject to the terms of the Plan, New Debentures and each New Indenture, all New Debentures issued under the Plan and covered by § 1145(a)(1) of the Bankruptcy Code may be resold by the Holders thereof without registration unless, as more fully described below, the Holder is an “underwriter” with respect to such securities, as such term is defined in § 1145(b)(1) of the Bankruptcy Code. Generally, § 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as any person who: (i) purchases a claim against, an interest in or a claim for an administrative expense in the case concerning, the debtor, if such purchase is with a view to distributing any security received in exchange for such a claim or interest; (ii) offers to sell securities offered under a plan for the Holders of such securities; (iii) offers to buy such securities from the Holders of such securities, if the offer to buy is: (A) with a view to distributing such securities; and (B) under an agreement made in connection with the plan, the consummation of the plan or with the offer or sale of securities under the plan; or (iv) is an “issuer” with respect to the securities, as the term “issuer” is used in section 2(a)(11) of the Securities Act. Under section 2(a)(11) of the Securities Act, an “issuer” includes any person directly or indirectly controlling or controlled by the issuer or any person under direct or indirect common control of the issuer. Such a person is an “affiliate” of the issuer. “Control” (as such item is defined in rule 405 promulgated under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting of securities, by contract or otherwise.

To the extent that Persons who receive New Debentures pursuant to the Plan are deemed to be “underwriters” as defined in § 1145(b) of the Bankruptcy Code, including as an “affiliate” of the issuer, resales by such Persons would not be exempted by § 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Consequently, an “underwriter” or “affiliate” may not resell New Debentures except in compliance with the registration requirements of the Securities Act (which is an undertaking the Debtors and Reorganized Debtor or an exemption therefrom, including Rule 144. In addition, any person who is an “underwriter” but not an “issuer,” including an “affiliate,” with respect to an offer and sale of securities is entitled to engage in exempt “ordinary trading transactions” within the meaning of § 1145(b) of the Bankruptcy Code.

Whether or not any particular person would be deemed to be an “underwriter” with respect to the New Debentures to be issued pursuant to the Plan would depend upon various facts and circumstances applicable to that person. Accordingly, we express no view as to whether any particular Person receiving New Debentures under the Plan would be an “underwriter” with respect to such Subscription Rights or New Debentures.

GIVEN THE COMPLEX AND SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER MAY BE AN “UNDERWRITER,” THE DEBTORS MAKE NO REPRESENTATION CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE NEW DEBENTURES. POTENTIAL RECIPIENTS OF THE NEW DEBENTURES ARE ADVISED TO CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY TRADE THE NEW DEBENTURES WITHOUT TAKING ADDITIONAL ACTION TO ENSURE COMPLIANCE WITH THE SECURITIES ACT, THE EXCHANGE ACT, OR SIMILAR STATE AND FEDERAL LAWS.

Subsequent Transfers Under State Laws

State securities laws generally provide registration exemptions for subsequent transfers by a bona fide owner for the owner’s own account and subsequent transfers to institutional or accredited investors. Such exemptions generally are expected to be available for subsequent transfers of the New Debentures.

THE DEBTORS MAKE NO REPRESENTATION TO ANY OFFEREE OF ANY SECURITIES ISSUED UNDER THE PLAN REGARDING THE LEGALITY OF ANY INVESTMENT THEREIN BY SUCH OFFEREE UNDER APPROPRIATE LEGAL INVESTMENT OR SIMILAR LAWS OR REGULATIONS.

Exemption from Transfer Taxes

In accordance with § 1146(c) of the Bankruptcy Code, no stamp tax or similar tax shall be imposed in connection with the issuance, transfer or exchange of a security or the making or delivery of an instrument of transfer pursuant to the Plan.

Confirmation Order and Plan Control

To the extent the Confirmation Order and/or the Plan is inconsistent with the Disclosure Statement, or any other agreement entered into between or among the Debtors and any third party, the Plan controls the Disclosure Statement and the Confirmation Order shall control the Plan.

CONCLUSION AND RECOMMENDATION

The Debtors believe that the Plan is in the best interests of all Holders of Claims and Interests and of all other persons who will be affected by the confirmation of the Plan. The Debtors believe that the Plan is the most feasible, stable and successful exit strategy to enable the Company to continue its successful reorganization efforts. The Debtors propose to repay 100% of Claims and, to the extent possible, can assure Plan performance on and after the Effective Date. The Debtors urge the Holders of Impaired Claims in the Voting Classes (Classes 1, 2, 3, 4, 5, 6 and 7) to vote to accept the Plan and to evidence such acceptance by returning their Ballots so that they will be actually received by the Debtors’ solicitation and voting agent by the Voting Deadline.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

DATED: January 8, 2013.

Respectfully submitted,

O&G LEASING, LLC, et al.

By:	/s/ Jeff H. Goodwin
JEFF H. GOODWIN
Chief Financial Officer

OF COUNSEL:

Douglas C. Noble

W. Thomas McCraney, III

McCraney | Montagnet | Quin | Noble PLLC

602 Steed Road — Suite 200

Ridgeland, Mississippi 39157

Telephone: (601) 707-5725

Email: dnoble@mmqnlaw.com

  tmccraney@mmqnlaw.com

Web: www.mmqlnaw.com

Counsel to Debtors O&G Leasing, LLC, and Performance Drilling Company, LLC

Exhibit 1 to Second Amended Disclosure Statement to Debtors’ Second Amended Plan of Reorganization

Debtor’s Second Amended Plan of Reorganization

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IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF MISSISSIPPI

In re: O&G LEASING, LLC, et al. Debtors.	) ) ) ) ) ) )	Case No. 10-01851 EE Chapter 11 Jointly Administered

DEBTORS’ SECOND AMENDED PLAN OF REORGANIZATION

This Second Amended Plan of Reorganization is proposed and submitted on January 8, 2013, by O&G Leasing, LLC (“O&G”) and Performance Drilling Company, LLC (“Performance”), the above-captioned debtors and debtors-in-possession (each generally a “Debtor” and, collectively, the “Debtors”).

INTRODUCTION

The Debtors propose this Second Amended Plan of Reorganization under Chapter 11 of the Bankruptcy Code (the “Plan”). ALL CREDITORS ARE ENCOURAGED TO CONSULT THE ACCOMPANYING DISCLOSURE STATEMENT APPROVED BY THE BANKRUPTCY COURT BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. NO OTHER SOLICITATION MATERIALS, OTHER THAN THE DISCLOSURE STATEMENT, HAVE BEEN AUTHORIZED BY THE BANKRUPTCY COURT FOR USE IN SOLICITING ACCEPTANCES OR REJECTIONS OF THIS PLAN.

ARTICLE 1.

Definitions

For purposes of this Plan and any subsequent amendments or modifications hereof, the following words and phrases shall have the meaning set forth below when used herein, and any term used herein that is defined in the Bankruptcy Code, but not otherwise defined herein, shall have the meaning set forth in the Bankruptcy Code:

1.1. “2009 Debentures” are, collectively, the 2009 Senior Debentures and the 2009 Subordinate Debentures issued by O&G pursuant to the 2009 Indenture.

1.2. “2009 Indenture” means that certain Amended and Restated Trust Indenture dated as of September 15, 2009 entered into by O&G and First Security.

1.3. “2009 Senior Debentures” means the $25,955,000 of 10.50% Senior Series 2009A Debentures, dated September 15, 2009, and due September 15, 2013, issued pursuant to the 2009 Indenture.

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1.4. “2009 Subordinate Debentures” means the $7,610,000 of 16.00% Subordinate Series 2009B Debentures, dated September 15, 2009, and due September 15, 2013, issued by O&G pursuant to the 2009 Indenture.

1.5. “Administrative Claim” means any indebtedness or obligations incurred or assumed by the Debtors in connection with administration of these estates or performance of this Plan, any fees and expenses of Professionals that are or become an Allowed Claim under § 503(b) of the Bankruptcy Code, the fees payable to the U.S. Trustee pursuant to 28 U.S.C. § 1930(a)(6), and any other Allowed Claims for actual, necessary costs and expenses incurred after the Filing Date for preserving the estate and operating the businesses of the Debtors asserted under §§ 503(b) and 507(a)(1).

1.6. “Administrative Bar Date” is the deadline for assertion of Administrative Claims against the estate as established in Section 4.1.2 of the Plan.

1.7. “Allowed” or “Allowed Claim” means a claim (a) in respect of which a proof of claim has been filed with the Court within the applicable period of limitation fixed by Rule 3003 of the Federal Rules of Bankruptcy Procedure, or filed thereafter with the Court pursuant to a final order, or (b) scheduled in the list of creditors prepared and filed with the Court pursuant to Rule 1007(b) of the Federal Rules of Bankruptcy Procedure and not listed as disputed, contingent, or unliquidated as to amount, and in either case, as to which no written objection to the allowance thereof has been filed within any applicable period of limitation, or as to which any such objection has been determined by an order or judgment which is no longer subject to appeal and as to which no appeal is pending. An Allowed Claim shall not include unmatured or post-petition interest on the principal amount of such claim, except as specifically provided herein.

1.8. “Ballot” means, with respect to any class of Claims that is Impaired and whose members are entitled to vote under this Plan, the forms which will be distributed to Holders of Claims to be used for showing acceptance or rejection of this Plan.

1.9. “Bar Date” is respectively, the deadline dates by which a proof of claim was required to be filed with the clerk of the Bankruptcy Court, as established by (a) the Notice of Chapter 11 Bankruptcy Case, Meeting of Creditors and Deadlines [Dkt #45] filed on May 28, 2010, said general deadline being September 20, 2010 for all Creditors except a governmental unit, and November 17, 2010 for all Governmental Units; (b) the Notice to Creditors Added to Debtor(s) Creditor List/Matrix/Schedules [Dkt #58] filed on June 2, 2010; (c) the Notice to Creditors Added to Debtor(s) Creditor List/Matrix/Schedules [Dkt #253] filed on November 3, 2010; and (d) the Notice to Creditor of Amendment to Scheduled Claim [Dkt #256] filed on November 4, 2010.

1.10. “Budget” means, with respect to any particular period, the operating budget for the Debtors setting forth, in reasonable detail, projected operating income and expenses, capital expenditures, other costs and expenses, accruals, revenues from operations and any other source, amounts and sources of capital that the Reorganized Debtor will require, amounts and character of distributions under the Plan, and any other financial information that the Debtors deem relevant with respect to operations for that particular period, prepared on an annual basis through

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the last day of each quarter of the subject fiscal year. The Budget format will be generally consistent with the Debtors’ thirteen (13) week budgets prepared and approved pursuant to the Debentures Cash Collateral Order in these Cases.

1.11. “Case” or “Cases” means, as applicable, the chapter 11 case of each Debtor or the jointly administered chapter 11 cases of the Debtors, collectively, currently pending in the Southern District of Mississippi.

1.12. “Cash” is lawful currency of the United States of America.

1.13. “Causes of Action” means any and all actions, causes of action, controversies, liabilities, obligations, rights, suits, damages, debts, dues, sums of money, accounts, judgments, claims and demands whatsoever of any of the Debtors, whether arising before or after the Petition Date, known or unknown, reduced to judgment, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, secured or unsecured, assertable directly or derivatively, existing or hereafter arising, in law, equity, or otherwise, including all Causes of Action and rights to recover money or property under Chapter 5 of the Bankruptcy Code.

1.14. “Claim” shall have the meaning set forth in Bankruptcy Code § 101(5) with regard to any claim asserted against either of the Debtors.

1.15. “Code” or “Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. § 101, et seq., and any amendments thereto.

1.16. “Confirmation Hearing” is the hearing held by the Bankruptcy Court in accordance with Bankruptcy Code § 1128 to consider confirmation of this Plan.

1.17. “Confirmation Order” means the order entered by the Court confirming the Plan in accordance with the provisions of Chapter 11 of the Code, whether or not such order shall have become a Final Order.

1.18. “Court” or “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Mississippi in which the Debtors’ Cases are pending, and any court having competent jurisdiction to review its orders of or to hear appeals from its decisions.

1.19. “Covered Parties” means the Debtors, the Reorganized Debtor and their estates existing before or after the Effective Date, First Security, the Steering Committee, and each of their respective attorneys, certified public accountants, employees, officers, directors, managers and members.

1.20. “Debentures Cash Collateral Order” is, collectively, the interim and final orders entered by the Bankruptcy Court in this Case bearing Docket Nos. 46 and 101 governing the Debtors’ use of Cash asserted by First Security to be Cash Collateral (as defined in said orders) upon which it holds a Lien.

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1.21. “Debentures Collateral” shall mean Rigs 3, 14, 22 and 28 and all of the drilling rig equipment comprised or relating thereto, together with all contracts and contract rights, equipment, rolling stock, other tangible assets, accounts and notes receivable, insurance benefits and proceeds, prepaid deposits and prepaid expenses, claims and warranties, permits, intangible assets, books and records of Debtors, Claims and Causes of Action of the Debtors, now owned or hereafter acquired, less and except WSB Collateral, but specifically including all of the revenues generated by Rig 48, all to be more specifically identified in the New Senior Indenture.

1.22. “Debt Service Escrow Account” means the account to be established with the New Trustee for the New Senior Debentures after completion of the first Dutch Auction and thereafter maintained, through deposits of Excess Cash, in the amount of $2,000,000 to be used to make scheduled debt service payments to the Holders of New Senior Debentures and, at the option of the Reorganized Debtor, to fund purchases of New Debentures through the Dutch Auction or other tender offers. Once established, all Excess Cash shall be first used to fully fund and thereafter maintain the Debt Service Escrow Account prior to Excess Cash being placed in the Sinking Fund.

1.23. “Debtor” or “Debtors” shall have the meaning set forth in the preamble of this Plan, above.

1.24. “Disclosure Statement” is the disclosure statement accompanying this Plan and approved by the Court as containing adequate information concerning the Plan, in accordance with Bankruptcy Code § 1125.

1.25. “Disputed” with respect to any Claim or Interest is one (i) to which an objection is timely filed, or which is otherwise disputed, until such objection is resolved by Final Order, or (ii) which is listed as disputed, contingent or unliquidated on the schedules filed by the relevant Debtor in accordance with Bankruptcy Rule 1007.

1.26. “Drilling Rigs” means the five (5) drilling rigs owned by O&G currently referred to as Rig 3, Rig 14, Rig 22, Rig 28, and Rig 48.

1.27. “Dutch Auction” is the program to be established as set forth and described on Exhibit “A” hereto by which the Holders of the New Debentures will be given the opportunity to present their New Debentures for early redemption and retirement.

1.28. “Effective Date” means the date after the entry of the Confirmation Order confirming this Plan upon which all conditions to the effectiveness of the Plan have been satisfied or waived.

1.29. “Excess Cash” means, for any applicable period, the excess of all revenues and other income generated by the Reorganized Debtor from the use and operation of the Drilling Rigs and other property or assets, after deducting (i) all operational expenditures of the Reorganized Debtor, including without limitation all expenses required to own and operate the Drilling Rigs, including without limitation all maintenance, repair, salaries and benefits, insurance, supplies, replacements, improvements, fuel, rentals, taxes, and other direct expenses, charges and deductions incurred or accrued by the Reorganized Debtor in connection therewith; (ii) sales, general and marketing expenses incurred, including without limitation costs of prosecution of Claims and Causes of Action, (iii) quarterly distributions of amounts equal to the then-current federal and state corporate tax rates applied to the Reorganized Debtor’s income

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derived from the ownership and use of the Drilling Rigs whether currently due, paid or accrued during the relevant period; (iv) amounts payable to the Holders of Allowed Claims under this Plan; and (v) amounts set aside for working capital and capital expenditures; all generally consistent with the Budget. Notwithstanding the foregoing or anything in this Plan to the contrary, Excess Cash shall not include proceeds or receipts from the use, sale or other disposition of any WSB Collateral; provided, however, that Excess Cash shall include the revenues and income derived from Rig 48.

1.30. “Executory Contract” means any contract of any of the Debtors in existence on the Petition Date and that is subject to the provisions of § 365 of the Bankruptcy Code.

1.31. “Final Order” shall mean an order or judgment of the Court as to which the time to modify, amend, or appeal, petition for certiorari, or seek reargument or rehearing has expired and as to which no modification, amendment, appeal, reargument, certiorari petition, or rehearing is pending, or if such action has been sought, the order of the Court has been affirmed by the highest court to which the order was appealed or from which the reargument or rehearing was sought, or certiorari has been denied, or the appeal is dismissed or rendered moot, and the time to take any further appeal or to seek certiorari or further reargument or rehearing has expired.

1.32. “First Security” is First Security Bank of Searcy, Arkansas, as indenture trustee under the 2009 Indenture.

1.33. “First Security Claim” means all rights of payment, reimbursement and indemnification of First Security for all reasonable fees and expenses incurred by First Security (including reasonable fees and expenses of its counsel, certified public accountants, advisors, and/or its agents and all other amounts incurred in connection with the Cases) for the actual and necessary expenses incurred by First Security, in accordance with the terms and conditions of the 2009 Indenture and related documents and in connection with the Cases, or Post-Confirmation in attending to the administration of the rights of Holders of Allowed Class 2 and Class 4 Claims under the Plan, or claims for which First Security is entitled to indemnity under the terms of the 2009 Indenture, or in undertaking such other matters as to which First Security is authorized by this Plan. The First Security Claim shall be included within and as a part of the Class 2 and Class 4 Claims, as set forth in this Plan, and will be reduced by an amount equal to the Post-Petition Payments applied by First Security to the First Security Claim. To the extent the First Security Claim is not satisfied by the Post-Petition Payments, the First Security Claim will be paid from the first proceeds paid to the Holders of New Debentures, and the New Trustee is authorized to make such payments on the First Security Claim from those proceeds.

1.34. “General Unsecured Claims” shall mean those Unsecured Claims classified in Class 5 of this Plan.

1.35. “Holder” means the beneficial owner of any Claim or Interest.

1.36. “Impaired” means, with regard to any Class of Claims or Interests, that the rights of the Claimants in such Class are deemed impaired under § 1124 of the Bankruptcy Code.

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1.37. “Interest” is the legal, equitable and contractual rights of the owner or Holder of an equity interest in any of the Debtor entities.

1.38. “Lease” means any unexpired lease of any of the Debtors as such term is used in § 365 of the Bankruptcy Code.

1.39. “Lien” is any lien, security interest, encumbrance, charge against or other interest in property or assets of any of the Debtors which secures payment of a Claim or performance of an obligation of any of the Debtors.

1.40. “Lien Adversary” means those consolidated adversary proceedings styled O&G Leasing, LLC, et al. vs. First Security Bank, as Trustee, et al., Adversary Proceeding No. 10-00054, and First Security Bank, as Trustee vs. O&G Leasing, LLC, et al., Adversary Proceeding No. 10-00070.

1.41. “New Debentures” are the New Senior Debentures and New Junior Debentures to be issued by the Reorganized Debtor pursuant to this Plan. However, in the event that the Debtors are unable to find a satisfactory party willing or able to serve as a New Trustee, or in the event that either New Trustee conditions service upon or otherwise requires the securities to be issued under the Plan be something other than New Debentures as presently proposed or to modify the terms of either New Indenture or other similar document to suit the applicable New Trustee, the Debtors reserve the right to issue such securities in such form as may be necessary or required and to accommodate either New Trustee’s terms. Notwithstanding the foregoing, in no event will the treatment of or recovery to any Class of Claims proposed to receive New Debentures hereunder change in substance or amount.

1.42. “New Indenture” is, respectively, each indenture to be executed on the Effective Date, and pursuant to which the New Debentures will be issued to the Holders of Allowed Claims in Classes 2 and 4, in accordance with Sections 5.2, 5.4 and 6.6.3 of this Plan and in form and substance consistent with transactions of this size and type and with the terms of this Plan and as may be modified as required or requested by the New Trustee.

1.43. “New Senior Debentures” means the debentures to be issued to the Holders of Class 2 Claims under a New Indenture and pursuant to this Plan; provided, however, that the Debtors may, if necessary or desirable, issue another form of securities instead of debentures. See definition of “New Debentures” in Section 1.39 and accompanying explanation.

1.44. “New Junior Debentures” means the debentures to be issued to the Holders of Class 4 Claims under a New Indenture and pursuant to the Plan; provided, however, that the Debtors may, if necessary or desirable, issue another form of securities instead of debentures. See definition of “New Debentures” in Section 1.39 and accompanying explanation.

1.45. “New Trustee” means a bank or other financial institution (but not First Security) to be named by the Debtors and reasonably acceptable to the Holders of Class 2 and Class 4 Claims, as applicable, to serve as indenture trustee under each New Indenture. Each New Trustee will be identified in the Plan Supplement. However, in the event that the Debtors are unable to find a satisfactory party willing or able to serve as New Trustee, or in the event that the New Trustee conditions service upon or otherwise requires the securities to be issued under the

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Plan be something other than New Debentures as presently proposed or to modify the terms of the New Indenture or other similar document to suit the New Trustee, the Debtors reserve the right to issue such securities in such form as may be necessary or required and to accommodate the New Trustee’s terms. Likewise, the Debtors reserve the right to designate an administrative agent or other representative instead of an indenture trustee if circumstances require. Notwithstanding the foregoing, in no event will the treatment of or recovery to any Class of Claims proposed to receive New Debentures hereunder change in substance or amount.

1.46. “O&G” shall have the meaning set forth in the preamble to this Plan.

1.47. “Octane” is Octane Funding, LLC.

1.48. “Octane II” is Octane Funding II, LLC.

1.49. “Other Secured Claims” shall include all Holders of Secured Claims against the Debtors other than the WSB Secured Claim and the Senior Debentures Secured Claims.

1.50. “Performance” shall have the meaning set forth in the preamble to this Plan

1.51. “Petition Date” shall mean May 21, 2010, the date each of the Debtors filed their voluntary Chapter 11 petitions for relief with the Court.

1.52. “Plan” shall mean this Plan, all addenda, exhibits, schedules, releases and other attachments, and any amendments, modifications, or alterations thereof.

1.53. “Plan Supplement” is the document containing the various supplementary documents and pleadings referenced in this Plan to be filed in these Cases no later than ten (10) days prior to the deadline for voting on the Plan.

1.54. “Post-Petition Payments” means the payments made by the Debtors during the Cases pursuant to the Debentures Cash Collateral Order.

1.55. “Priority Claim” shall mean an allowed unsecured claim entitled to priority under §§ 507(a)(3), 507(a)(4), 507(a)(5), 507(a)(6), 507(a)(7) and 507(a)(8) of the Code.

1.56. “Professionals” means the professionals retained by the Debtors and approved by the Court, and any other professionals that are authorized to be compensated from the estate by Final Order of the Court.

1.57. “pro rata” shall mean in the same proportion that the amount of any Allowed Claim or Interest in a class bears to the aggregate amount of all Claims or Interests in such class, including in such aggregate amount both the Allowed Claims and any then unresolved Disputed Claims in such class as of the date of any distribution payment pursuant to this Plan.

1.58. “Rejection Claim” is any Unsecured Claim asserted under § 502(g) of the Bankruptcy Code resulting from the rejection of any Executory Contract or Lease pursuant to § 365 of the Bankruptcy Code.

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1.59. “Reorganized Debtor” shall mean the Debtors, as of and after the Effective Date and after implementation and consummation of this Plan, pursuant to which O&G shall be merged into Performance to form one surviving corporate entity.

1.60. “Sajac” means Sajac O&G Investors, LLC, which is the sole owner of the equity membership Interest in O&G.

1.61. “Secured Claim” shall mean, unless otherwise Disputed in whole or in part, an Allowed Claim which is secured by a Lien against or other interest in property in which any Debtor has an interest, or which is subject to setoff under § 553 of the Code, to the extent of the value of such secured claim as determined in accordance with § 506(a) of the Code.

1.62. “Sinking Fund” means the account to be established and maintained by the New Trustee for the New Senior Debentures into which the Reorganized Debtor will make deposits of Excess Cash on and after the Effective Date; provided, however, that after the first Dutch Auction and at all times thereafter, Excess Cash will be deposited into the Sinking Fund only after the Debt Service Escrow Account has been fully funded.

1.63. “Steering Committee” means the advisory board comprised of certain Holders of 2009 Senior Debentures and formed to give input and advice to First Security concerning all aspects of its administration of the Bankruptcy Case, which advisory board was appointed by First Security pursuant to those Letters of Direction received by First Security in response to that certain Notice to Debenture Holders, dated March 21, 2011.

1.64. “Tax Claim” means any Claim, or portion thereof, entitled to priority pursuant to § 507(a)(8) of the Bankruptcy Code to the extent it becomes an Allowed Claim.

1.65. “Unimpaired” means, as to any Class of Claims or Interests, that the rights of the Claimants in such Class are not Impaired.

1.66. “Unsecured Claim” shall mean any Claim which arises under any Executory Contract or Lease which has been rejected, any deficiency Claim, any Claim of a general trade creditor, any Claim for unpaid wages or benefits (including Claims for vacation, sick and holiday pay) to the extent not entitled to priority and any other obligation, liability or Claim of any kind or nature held against the Debtors which was incurred on or before the Petition Date and is not secured by any Lien on property or assets of the Debtors; provided, however, that an Unsecured Claim shall not include any Administrative Claim, Priority Claim or Tax Claim.

1.67. “WSB” means Washington State Bank.

1.68. “WSB Collateral” is the property and assets of the Debtors securing the WSB Secured Claim, being that certain Drilling Rig currently referred to as “Rig 48” and related parts and equipment, and the income, revenue and proceeds generated by or from such collateral, all being more specifically described in those certain loan and security documents entered into between the Debtors and WSB prior to the Petition Date.

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1.69. “WSB Order” is the Supplemental Order to Agreed Order Resolving Washington State Bank’s Motion for Abandonment and Request for Termination of §362 Automatic Stay or, in the Alternative, Motion for Adequate Protection and Resolving Use of Cash Collateral and Other Pending Matters [Dkt #697] entered on February 7, 2012, a copy of which is attached hereto as Exhibit “B”.

1.70. “WSB Secured Claim” is the Allowed Secured Claim of WSB that is secured by its Liens on the WSB Collateral.

ARTICLE 2.

Plan Summary

The Plan is a plan of reorganization and is to be implemented and executed through substantive consolidation, merger of O&G and Performance and reorganization of the Debtors as of the Effective Date. The Debtors will accomplish their reorganization by effecting a restructuring of their significant long term indebtedness to the Holders of the 2009 Debentures, and the Reorganized Debtor will issue the New Senior Debentures to the Holders of Allowed Class 2 Claims and New Junior Debentures to Holders of Allowed Class 4 Claims.

The WSB Secured Claim will be restructured by agreement reached between the Debtors and WSB under a new secured loan pursuant to the terms of the WSB Order. The Plan provides for the payment in full of all Allowed Administrative Claims, Tax Claims and Priority Claims, if any. On the Effective Date of the Plan, the 2009 Debentures will be cancelled. The Interest in O&G will be cancelled, and the Holder of such Interest will not receive any distribution under the Plan. The Reorganized Debtor will continue without interruption its business operations and will use the revenue generated therefrom, and from other sources, to perform its obligations under the Plan.

ARTICLE 3.

Classification Of Claims and Interests

3.1. Unclassified Claims. Administrative Claims, Tax Claims and Priority Claims of the Debtors are not classified.

3.2. Classified Claims and Interests. Claims against and Interests in the Debtors are classified in the following classes:

3.2.1. Class 1: WSB Secured Claim

3.2.2. Class 2: 2009 Senior Debentures Claims

3.2.3. Class 3: Other Secured Claims

3.2.4. Class 4: 2009 Subordinate Debentures Claims

3.2.5. Class 5: General Unsecured Claims

3.2.6. Class 6: Octane Claims

3.2.7. Class 7: Octane II Claims

3.2.8. Class 8: Interests

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ARTICLE 4.

Treatment of Unclassified Claims

4.1. Administrative Claims.

4.1.1. Unless otherwise agreed, each Holder of an Allowed Administrative Claim shall be paid in Cash equal to the amount of the Holder’s Allowed Administrative Claim on the later of the Effective Date or the date on which the Administrative Claim becomes an Allowed Administrative Claim, or as soon thereafter as is practicable.

4.1.2. All requests for the payment of previously unpaid Administrative Claims, including without limitation final applications of Professionals for payment of fees and reimbursement of expenses, shall be filed with the Court no later than thirty (30) days after the Effective Date or such other date as may be fixed by the Court, otherwise such unpaid Administrative Claims shall be waived, discharged and forever barred. Notwithstanding the foregoing, no Administrative Claim or any other right to payment from the Debtors or these estates asserted by Sterne, Agee & Leach, Inc. shall be Allowed or paid under this Plan.

4.1.3. All fees payable to the United States Trustee pursuant to 28 U.S.C. § 1930 that become due prior to the Effective Date shall be paid by the Debtors on the Effective Date, and all such fees which become due thereafter, if any, shall be paid by the Debtors when due.

4.2. Tax Claims. Tax claims that become Allowed Claims shall be paid in full, together with any applicable interest required by applicable state or federal law, in Cash on the later of the Effective Date or the date such Claim is Allowed.

4.3. Priority Claims. Priority Claims that are or become Allowed Claims shall be paid in full in Cash on the later of the Effective Date or the date such Claim is Allowed.

ARTICLE 5.

Treatment of Classified Claims and Interests

5.1. Class 1: WSB Secured Claim

Treatment. Class 1 consists of the WSB Secured Claim, which is an Allowed Secured Claim determined pursuant to § 506(b) of the Bankruptcy Code in the amount of $4,504,177 and which is secured by the WSB Collateral. The Debtors and WSB have reached agreement as to the treatment of the WSB Secured Claim under the Plan. The terms and provisions of this agreement and treatment are set forth in the WSB Order attached hereto as Exhibit “B”, which is incorporated herein in full by reference. As set forth in the WSB Order, the Debtors commenced performance thereunder in September 2011.

Impairment. Class 1 is Impaired and entitled to vote to accept or reject the Plan.

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5.2. Class 2: 2009 Senior Debentures Claims

Class 2 consists of the 2009 Senior Debentures Claims. The 2009 Senior Debentures Claims have been determined to be Secured Claims with regard to substantially all of the property alleged to constitute Debentures Collateral. The remaining matters to be resolved in the Lien Adversary relate only to whether certain funds constitute Debentures Collateral or Company Property, which will be determined and resolved in the Lien Adversary or mooted by confirmation of the Plan. The proposed Allowed amount of Class 2 Claims is based on the Debtors’ beliefs as to (1) the value, as of the Confirmation Date pursuant to § 506(a)(1) of the Bankruptcy Code, of the property constituting Debentures Collateral and (2) the Allowable portion of the Claim amount asserted in the proof of claim filed by First Security on behalf of Holders of 2009 Senior Debentures Claims. The Bankruptcy Court has not, as of the date hereof, made a valuation determination of the Debentures Collateral. The Debtors have provided (subject to verification) that the maximum aggregate Allowed amount of the Class 2 Claims is $28,372,890.42, which amount is believed to constitute all amounts owed under the 2009 Senior Debentures through the Petition Date.

Treatment. Within sixty (60) days after the Effective Date, the Reorganized Debtor shall execute and deliver to the New Trustee the New Indenture, pursuant to which the New Senior Debentures will be issued pro rata to the holders of Allowed Class 2 Claims, which along with the New Indenture and accompanying loan and security documents, together with all payments and performance called for thereunder, shall be in full satisfaction, discharge and release of said Allowed Class 2 Claims. The New Trustee shall be granted, for the benefit of the Holders of Allowed Class 2 Claims, a valid, enforceable, first priority Lien in the Debentures Collateral, which New Indenture and accompanying loan and security documents, together with all payments and performance called for thereunder, shall be in full satisfaction, discharge and release of said Allowed Class 2 Claims.

The New Senior Debentures shall be issued in the principal face amount equal to an amount equal to $28,372,890.42, less and except seventy percent (70%) of all amounts paid as Post-Petition Payments during the pendency of these cases (which, through December 2012, totaled $1,950,000). The New Senior Debentures shall bear interest at six percent (6%) and be repaid in equal quarterly installment payments over an eight (8) year term.

The Debt Service Escrow Account will be established and maintained by the Reorganized Debtor for the benefit of the Holders of New Senior Debentures. Holders of New Senior Debentures shall be afforded a priority right to tender New Debentures prior to maturity under the Dutch Auction and be otherwise subject to the terms and conditions of the Dutch Auction. The New Indenture will provide that the Debtors shall be entitled to reamortize the outstanding principal amount owed to Holders of New Debentures one (1) time within the first two (2) years from the date of issuance of the New Debentures.

Impairment. All Class 2 Claims are Impaired and are entitled to vote on the Plan.

5.3. Class 3: Other Secured Claims

Treatment. Holders of Allowed Class 3 Claims shall have the terms of their respective loan and security agreements existing on the Petition Date reinstated in full force and effect on the Effective Date and shall receive payments on account of their Class 3 Claim in accordance

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with said terms, except as modified herein. Payments shall commence on the first installment payment date arising after the Effective Date, and all delinquent amounts owed by the Debtors whether accruing prior to or after the Petition Date shall be added to the outstanding principal amount of the Allowed Claim as of the Effective Date, with the number of additional monthly installment payments increased as necessary to repay the delinquent amounts. Such payments shall be in full satisfaction, discharge and release of all Class 3 Claims.

Impairment. All Class 3 Claims are Impaired and therefore entitled to vote on the Plan.

5.4. Class 4: 2009 Subordinate Debenture Claims

Class 4 consists of the 2009 Subordinate Debenture Claims. The Debtors have provided (subject to verification) that the maximum aggregate Allowed amount of the Class 4 Claims is $8,652,283.89, which amount is believed to constitute all amounts owed under the 2009 Subordinate Debentures through the Petition Date.

Treatment. Within sixty (60) days after the Effective Date, the Reorganized Debtor shall execute and deliver to the New Trustee the New Indenture, pursuant to which the New Junior Debentures will be issued pro rata to the holders of Allowed Class 4 Claims, which along with the New Indenture and accompanying loan documents, together with all payments and performance called for thereunder, shall be in full satisfaction, discharge and release of said Allowed Class 4 Claims. The New Indenture and accompanying loan documents, together with all payments and performance called for thereunder, shall be in full satisfaction, discharge and release of said Allowed Class 4 Claims.

The New Junior Debentures shall be issued in the principal face amount equal to an amount equal to $8,652,283.89, less and except thirty percent (30%) of all amounts paid as Post-Petition Payments during the pendency of these cases (which, through December 2012, totaled $1,950,000). Holders of New Junior Debentures shall receive payments, commencing in the first calendar quarter of the seventh (7th) year after the Effective Date and continuing in equal quarterly installment payments, over a four (4) year term totaling the full Allowed Amount of its Claim.

Holders of New Junior Debentures shall be entitled to tender New Junior Debentures prior to maturity pursuant to the Dutch Auction and be otherwise subject to the terms and conditions of the Dutch Auction.

Impairment. Class 4 is Impaired and entitled to vote on the Plan.

5.5. Class 5: General Unsecured Claims

Class 5 consists of all Unsecured Claims other than Class 6 and Class 7 Claims.

Treatment. Each Holder of an Allowed Class 5 Claim will receive quarterly payments of Cash in full satisfaction, discharge, and release of its allowed Class 5 Claim. If such Claims are not Disputed, Holders shall receive their pro rata share of quarterly Cash payments of at least $100,000, the first of which payments will be made on the last day of the first calendar quarter after the Effective Date. If any such Claim is Disputed and becomes Allowed after the Effective

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Date, such Holder shall begin receiving quarterly payments on the last day of the first calendar quarter after such Claim becomes an Allowed Claim. Upon payment of the final quarterly payment as to each Allowed Class 5 Claim, the same shall then be deemed to have been fully paid and satisfied, discharged and released.

Impairment. Class 5 is Impaired and entitled to vote on the Plan.

5.6. Class 6: Octane Claims

Class 6 consists of the Claim of Octane, which is an Allowed Unsecured Claim by agreement with the Debtors more fully described in Section 7.7.3 of the Plan.

Treatment. The Holder of the Class 6 Claim shall receive payments, commencing in the first calendar quarter of the seventh (7th) year after the Effective Date and continuing in equal quarterly installment payments, over a four (4) year term totaling the full Allowed Amount of its Claim. Upon payment of the final quarterly payment to the Holder of the Class 6 Claim, the same shall then be deemed to have been fully paid and satisfied, discharged and released.

Impairment. Class 6 is Impaired and entitled to vote on the Plan.

5.7. Class 7: Octane II Claims

Class 7 consists of the Claim of Octane II, which is an Allowed Unsecured Claim by agreement with the Debtors more fully described in Section 7.7.4 of the Plan.

Treatment. On the Effective Date and by agreement with the Debtors more fully described in Section 7.7.4, the Holder of the Class 7 Claim will waive and forego monetary recovery and receive the membership Interest in Performance in full satisfaction, release and discharge of said Allowed Class 7 Claim.

Impairment. Class 7 is Impaired and entitled to vote on the Plan.

5.8. Class 8: Interests

Treatment. The Interest in O&G will be cancelled on the Effective Date, and the Holder of such Interest will receive nothing on account of its Class 8 Interest.

Impairment. Class 8 is Impaired and conclusively presumed to reject the Plan.

ARTICLE 6.

Means for Implementation of Plan

6.1. Substantive Consolidation

On the Effective Date, the estates of the Debtors will be substantively consolidated for all purposes with respect to solicitation, voting, confirmation, implementation, execution of and making distributions under this Plan, and the Confirmation Order shall constitute an order

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entered pursuant to § 105 of the Bankruptcy Code approving such substantive consolidation. On the Effective Date, all assets and liabilities of the Debtors shall be treated as merged, all guaranty obligations of either Debtor of any obligation of the other will be eliminated, and all Claims filed against either Debtor shall be deemed filed against the single consolidated estate of the Debtors for all purposes relating to this Plan and to satisfaction of the Claims of Classes 1 through 7.

6.2. Merger and Vesting of Assets

On the Effective Date, the Debtors will undergo a corporate merger pursuant to which O&G will be merged into Performance such that Performance, as the Reorganized Debtor, will be the sole surviving entity after the Effective Date with all the powers of a limited liability company organized under the laws of the State of Mississippi and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution or otherwise) under applicable state law. Except as otherwise provided herein, as of the Effective Date, all assets and property of the Debtors’ estates, and all property acquired by the Debtors or Reorganized Debtor under the Plan, shall vest in Performance as the Reorganized Debtor, free and clear of all Liens, Claims and Interests except for those expressly provided for under this Plan. The Holder of any Liens cancelled and discharged pursuant to this Plan shall cancel of record such Liens on, or within a reasonable time after, the Effective Date, failing in which the Debtors shall be authorized to effect such cancellations of record. On and after the Effective Date, the Reorganized Debtor may operate its businesses and may use, acquire and dispose of property and compromise or settle any Claims without supervision of or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtor may pay the charges that it incurs on or after the Effective Date for Professionals’ fees, disbursements, expenses or related support services (including fees relating to the preparation of Final Fee Applications) without application to the Bankruptcy Court.

6.3. Corporate Action

The entry of the Confirmation Order shall constitute authorization for the Debtors to take or cause to be taken all corporate actions necessary or appropriate to implement all provisions of, and to consummate, the Plan and the transactions contemplated in the Plan prior to, on and after the Effective Date and, except as expressly provided herein, all such actions taken or caused to be taken shall be deemed to have been authorized and approved by the Bankruptcy Court without further approval, act or action under any applicable law, order, rule or regulation, including without limitation, any action required by the members or managers of the Debtors, including, among other things, (a) the adoption of articles of merger and new organizational documents for the Reorganized Debtor, (b) the election and/or appointment of new officers and/or managers, (c) the termination and cancellation of any outstanding instrument, document or agreement evidencing Claims or Interests in the Debtors, (d) all transfers of assets that are to occur pursuant to the Plan, (e) the incurrence of all obligations contemplated by the Plan and the making of all Plan distributions, (f) the implementation of all settlements and compromises as set forth in or contemplated by the Plan, (g) entering into any and all transactions, contracts, or arrangements permitted by applicable law, order, rule or regulation, and (h) any other action consistent with the terms of the Plan. The manager and officers of the Debtors are authorized and empowered to do

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all things and to execute and deliver all agreements, documents, instruments, notices and certificates as are contemplated by the Plan and to take all necessary action required in connection therewith, in the name of and on behalf of the Debtors and Reorganized Debtor.

6.4. Certificate of Formation and Operating Agreements of the Reorganized Debtor

6.4.1. As of the Effective Date, the certificate of formation of the Reorganized Debtor shall be the certificate that existed for Performance on the Petition Date except as may be modified or amended to effect the merger transaction with O&G and to effectuate the Plan. The limited liability company agreement of the Reorganized Debtor will be that currently in existence for Performance subject to any amendments required by applicable provisions required under the Plan and the Bankruptcy Code, including among other things prohibiting the issuance of nonvoting equity securities to the extent required by § 1123(a) of the Bankruptcy Code.

6.4.2. After the Effective Date or the effective time of any applicable restructuring transaction, the Reorganized Debtor may amend and restate its certificate of formation or limited liability company agreement as permitted by applicable state law and not inconsistent with the Plan, subject to the terms and conditions of such constituent documents.

6.5. Managers and Officers of Reorganized Debtor

Subject to any requirement of Bankruptcy Court approval pursuant to § 1129(a)(5) of the Bankruptcy Code and except as otherwise provided in this Plan, the Reorganized Debtor shall be managed by the same manager of each entity in place immediately prior to the Effective Date. The initial officers of the Reorganized Debtor will consist of the officers of Performance immediately prior to the Effective Date. Each manager and officer will serve from and after the Effective Date until his or her successor is duly elected or appointed or until the earlier of his or her death, resignation or removal in accordance with the terms of the certificate of formation and limited liability company agreement of the Reorganized Debtor and state law.

6.6. Restructuring Actions

The Plan constitutes a new contract between the Reorganized Debtor and all Holders of Claims and Interests in these Cases. Pursuant to § 1123(a)(5), and except for the Executory Contracts and Leases assumed by the Plan, the Plan shall supersede any and all existing contracts, notes, mortgages, security agreements, decrees, judgments and other memorialization of any financial obligation existing between the Reorganized Debtor and the parties in interest in the Cases. Except as otherwise provided in this Article 6 with respect to the treatment of Secured Claims under the Plan, it shall not be necessary to execute any additional documentation, nor shall it be necessary to file any additional instruments, to perfect the obligations created by the Plan. The terms of this Plan shall be deemed incorporated into any documents, agreements or instruments that are executed and/or delivered pursuant to this Plan. On, as of or at the appropriate time after the Effective Date:

6.6.1. The Reorganized Debtor will remit any Cash payments then due to the Holders of Administrative Claims, Tax Claims and Priority Claims.

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6.6.2. The Reorganized Debtor will enter into and execute loan and security agreements with WSB as may be necessary or appropriate to document the terms for repayment of the Class 1 Allowed Secured Claim of WSB and the granting of security interests in the WSB Collateral, in a form reasonably acceptable to the Debtors and WSB. The Liens granted as collateral security for the Class 1 Claim shall constitute valid, binding and enforceable first priority Liens on the WSB Collateral consistent with the WSB Order.

6.6.3. The Reorganized Debtor will issue and deliver to each New Trustee each New Indenture, the New Debentures and such additional documents and security agreements as may be necessary or appropriate to document the terms for repayment of the Class 2 and Class 4 Claims and the granting of security interests in the Debentures Collateral for the benefit of the Holders of New Senior Debentures, all in forms customary for a transaction of this size and type and consistent with the terms of this Plan. The Liens granted as collateral security to the Holders of New Senior Debentures shall constitute valid, binding and enforceable first and second priority Liens in favor of the New Trustee for the benefit of the Holders of New Senior Debentures on the Debentures Collateral as of the Effective Date. Specifically, the New Indenture with respect to the New Senior Debentures will contain restrictive covenants, including but not limited to the following:

a. No dividends or distributions will be made to Octane II on account of its newly issued Interest in reorganized O&G, or O&G’s Interest in reorganized Performance; provided, however, that distributions shall be made by the Reorganized Debtor for payment of state and federal income tax generated and passed through to Octane II as a result of operations; and

b. Ben Turnage will not serve as manager nor will Mr. Turnage participate in the daily operational management of the Reorganized Debtor for so long as the New Debentures are outstanding.

6.6.4. The Reorganized Debtor will issue and deliver to Octane II, or its designee, all membership interests in Performance, pro rata, in full and complete satisfaction of the Class 7 Claims.

6.6.5. The Reorganized Debtor will establish and fund the Sinking Fund with all available Excess Cash, if any.

6.6.6. The Reorganized Debtor will execute all necessary documents to effectuate any changes to its limited liability company agreement.

6.7. Cancellation of Indenture and Debt Securities

6.7.1. Except for the purpose of evidencing a right to distribution under this Plan, and except as otherwise set forth herein, on the Effective Date the 2009 Indenture, and the 2009 Debentures, and any other obligations in respect thereof, and any other debt securities or other instruments or documents evidencing or creating any indebtedness or obligations of the Debtors shall be deemed automatically canceled and terminated, as permitted by § 1123(a)(5)(F) of the Bankruptcy Code. The Holders of or parties to such cancelled instruments, securities and other documentation will have no rights arising from or relating to such instruments, securities

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and other documentation or the cancellation thereof, except the rights provided pursuant to the Plan. As of the Record Date to be established by the Bankruptcy Court in the order approving the Disclosure Statement, the transfer registers or ledgers maintained by First Security and/or the Depository Trust Company (“DTC”) for the 2009 Debentures shall be closed, and there shall be no further changes in the record Holders of any 2009 Debentures.

6.7.2. As a condition to participation under this Plan, the Holder of any Claim evidenced by a note, debenture or other evidence of indebtedness of or equity interest in either of the Debtors that desires to receive any distributions or payment on account of an Allowed Claim or Interest based on such note, debenture or other evidence of indebtedness or equity interest shall surrender such note, debenture or other evidence of indebtedness to the Debtors or, with respect to 2009 Debentures, First Security (unless such Holder’s Claim will be reinstated by this Plan, in which case such surrender shall not be required), and shall execute and deliver such other documents as are necessary to effectuate or aid in effectuation of this Plan; provided, however, that if a claimant is a holder of a note, debenture or other evidence of indebtedness for which no physical certificate was issued but which instead is held in book-entry form by the DTC or custodian thereof in the name of Cede and Co., then the Debtors or First Security, as applicable, may waive the requirement of surrender provided that satisfactory evidence of ownership (determined in the Debtors’ or First Security’s sole discretion, as applicable) is supplied to the Debtors or their designee. With respect to any 2009 Debentures held by or in the name of DTC, DTC shall surrender such Debentures to First Security for cancellation, and First Security shall surrender the same to the Debtors or certify in writing that such Debentures have been cancelled.

6.7.3. Except as otherwise provided in this section, if no surrender of a note, debenture or other evidence of indebtedness or equity interest occurs and a Holder of a Claim does not provide an affidavit and indemnification agreement, in form and substance satisfactory to the Debtors or First Security, as applicable, that such note, debenture or other evidence of indebtedness or equity interest was lost, then no distribution may be made to any Holder of a Claim or Interest that is based on such note, debenture or other evidence of indebtedness or equity interest. Distributions hereunder shall be made only to those who surrender the securities for exchange (or their assignees), and the record holders of such securities shall be those Holders of record as of the Record Date.

6.8. DGFI Transaction

On the Effective Date, Performance will enter into a purchase agreement and close a transaction with David Grumpy Farmer, Inc. (“DGFI”) providing for the purchase and sale of the trucks, trailers and equipment presently owned by DGFI and leased to Performance and which will be specifically identified in the Plan Supplement (collectively, the “Trucks”). Performance will assume responsibility for repayment of all outstanding loans on the Trucks ($41,930.70 as of June 30, 2012) and set off a Company deposit of $71,975 as the purchase price for the Trucks. As of June 30, 2012, the Trucks had a “blue book” average trade-in value of approximately $264,495. DGFI and the Debtors shall grant to each other mutual releases in connection with the consummation of the transaction.

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ARTICLE 7.

Plan Implementation and Execution

7.1. Continuation of Operations

The Reorganized Debtor will on and after the Effective Date continue to operate their businesses and use, acquire, or dispose of property, as they deem necessary or appropriate in the exercise of their business judgment, free and clear of any restrictions except as otherwise provided under and in all respects consistent with this Plan and the Confirmation Order. Management and daily operational control of the Reorganized Debtor shall be vested in its members, managers and officers, in accordance with its certificate of formation and/or merger and limited liability company agreement and as set forth in Sections 6.4 and 6.5 hereof, subject to the limitations and restrictions set forth in Section 6.6.3.b above.

7.2. Establishment of Sinking Fund

On the Effective Date, the Debtors will establish the Sinking Fund for the benefit of Holders of New Senior Debentures. The Sinking Fund will be initially funded with all Excess Cash remaining after (a) all payments required to be made under this Plan on the Effective Date are made, and (b) sufficient amounts of Cash reserves are established for working capital in accordance and to ensure the Reorganized Debtor’ ability to comply with the Budget. From and after the Effective Date, subject to the funding and maintenance of the Debt Service Escrow Account, Excess Cash will be deposited into the Sinking Fund as provided herein. The Reorganized Debtor may at any time elect, in its sole discretion, to deposit other Cash not constituting Excess Cash into the Sinking Fund. The Holders of New Debentures will be eligible to receive accelerated principal reduction from available funds in the Sinking Fund by tendering New Debentures for retirement pursuant to the terms of the Dutch Auction. See Exhibit “A”.

7.3. Administration of Dutch Auction

On and after the Effective Date, the New Trustee for the New Senior Debentures will receive offers for the tender of New Senior Debentures in accordance with the terms of the Dutch Auction, and if no offers are received and accepted from the Holders of New Senior Debentures then offers may be received and accepted from the Holders of New Junior Debentures, with the Holders of New Senior Debentures having the priority right to tender.

7.4. Distributions to Holders of Debentures

Distribution of New Debentures shall be made to the applicable New Trustee for the benefit of Holders of New Debentures. Consistent with the provisions of Section 6.7 of the Plan, no Holder of New Debentures shall be entitled to receive a distribution under the Plan unless and until First Security shall have received from or on behalf of such Holder either (a) such Holder’s surrendered 2009 Debenture or (b) other satisfactory documentary evidence of ownership.

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7.5. Distributions Generally

Allowed Claims that are entitled to receive distributions of Cash under the Plan shall be paid by the Reorganized Debtor from Cash on hand and accumulated after the Effective Date from continued business operations.

7.5.1. Timing. All distributions or transfers to be made by the Debtors shall be made on or as soon as practicable after the dates called for under the Plan. Distributions to Holders of Claims that are Disputed or that are not Allowed on the Effective Date shall be made at such time as such Claims are no longer Disputed or they become Allowed Claims, except as provided below.

7.5.2. Undeliverable Distributions. If any distribution or notice provided to the Holder of a Claim or Interest in connection with the Plan is returned to the Debtors (or their designee) as undeliverable or otherwise is unclaimed, the Debtors will make no further distribution to the Holder unless and until the Debtors are notified in writing of such Holder’s proper address. If and when the Debtors determine that a previously undeliverable distribution becomes deliverable and claimed, the Debtors will make such distribution as soon as practicable and without interest thereon. Any Holder that fails to assert a Claim hereunder for an undeliverable or unclaimed distribution within one (1) year after the Effective Date shall be deemed to have forfeited its Claim for such undeliverable or unclaimed distribution and shall be forever barred and enjoined from asserting such Claim against the Debtors, these estates, the Reorganized Debtor or their property. After the first anniversary of the Effective Date, all property or interests in property not distributed pursuant to this Section 7.5.2 shall be deemed unclaimed property pursuant to § 347(b) of the Bankruptcy Code, and any Claim of any Holder in or to such property shall be discharged and forever barred. Nothing herein shall require or be construed to require the Debtors or their designee to locate any Holder of any Allowed Claim.

7.5.3. Nominal Distributions. If the amount of any distribution to the Holder of an Allowed Claim other than the final distribution is less than $100.00, the Reorganized Debtor may elect to defer distribution of such amount until a subsequent distribution of $100.00 or greater is made.

7.5.4. Distributions Pending Allowance. Except as otherwise specifically provided herein, if any Claim or any portion of a Claim is Disputed or subject of an objection, no payment or distribution provided in the Plan shall be made on account of such Claim unless and until the Disputed Claim is resolved and becomes fully Allowed.

7.6. Administration of Claims; Objection to Claims

The Reorganized Debtor shall file objections to any Claims, or continue to prosecute any objections filed prior to and remaining unresolved on the Effective Date, asserted against the Debtors’ estates and deemed by the Reorganized Debtor to be improper, inaccurate or otherwise not qualified to be fully Allowed. The Reorganized Debtor shall have the power, without notice to or approval of the Bankruptcy Court, and in the exercise of its best business judgment, to preserve, abandon, settle, compromise or litigate any Claim filed or otherwise asserted herein.

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7.7. Causes of Action

7.7.1. Preservation of Causes of Action. The Reorganized Debtor shall retain all Causes of Action, whether known or unknown, including all “bankruptcy causes of action” arising under or pursuant to Chapter 5 of the Code. No doctrine of preclusion, waiver, estoppel, laches or similar defense shall apply to any Cause of Action preserved hereby (whether or not specifically identified heretofore, known or unknown or that may arise or exist by reason of additional facts or circumstances not yet known by the Debtors or that may change from those now believed to exist) based on the Disclosure Statement, the Plan or the Confirmation Order, unless such Cause of Action was expressly released pursuant to the Plan or prior order of the Court.

7.7.2. Prosecution and Settlement of Claims and Causes of Action. The Reorganized Debtor may, if so determined in the exercise of their discretion and sound business judgment, (a) commence or continue in any appropriate court or tribunal any suit or other proceeding for the enforcement of any Cause of Action which the Debtors had or had power to assert immediately prior to the Confirmation Date, and (b) without notice to or approval of the Bankruptcy Court, and in the exercise of sound business judgment, settle, compromise or terminate prosecution of such Cause of Action.

a. All pending Causes of Action arising under Chapter 5 of the Code have either been held in abeyance pending confirmation of the Plan and, upon payment in full of all Class 5 General Unsecured Claims, will be dismissed with prejudice.

b. All other known Causes of Action arising under Chapter 5 of the Code will be treated similarly and will be preserved pending confirmation of the Plan and payment in full of all Class 5 General Unsecured Claims.

7.7.3. Compromise and Settlement of Claims Against Octane. The Plan shall constitute a motion under Bankruptcy Rule 9019 to approve a resolution and compromise on the following terms between Octane and the Debtors.

a. Octane shall hold an Allowed Unsecured Class 6 Claim and stipulate to waiver and release of any asserted Lien or Secured Claim against any property or assets of the Debtors.

b. Octane and the Debtors agree to a mutual waiver and release of all other claims or Causes of Action that may exist by and between the Debtors, on one hand, and Octane on the other.

7.7.4. Compromise and Settlement of Claims Against Octane II. This Plan shall constitute a motion under Bankruptcy Rule 9019 to approve a resolution and compromise on the following terms between Octane II and the Debtors.

a. Octane II shall hold an Allowed Unsecured Class 7 Claim pursuant to which it will accept the Interest in Performance as the Reorganized Debtor, waive and forego any payments of Cash on account of its Claims and stipulate to waiver and release of any asserted Secured Claim against any property or assets of the Debtors.

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b. Octane II and the Debtors agree to a mutual waiver and release of all other claims or Causes of Action that may exist by and between the Debtors, on one hand, and Octane II, on the other.

ARTICLE 8.

Procedure for Resolving Disputed Claims

8.1. Objection Deadline. On or before the date that is ninety (90) days after the Effective Date, unless otherwise extended or authorized by the Bankruptcy Court and if not made before the Effective Date, objections to Claims shall be filed with the Bankruptcy Court and served upon the Holders of each Claim to which objection is made.

8.2. Determination by Bankruptcy Court. The amount of any Disputed Claim, and the rights, if any, of the Holder of such Claim to payment, shall be determined by the Bankruptcy Court, unless it otherwise becomes an Allowed Claim prior to such determination.

8.3. Treatment of Disputed Claims. Cash shall be distributed to a Holder of any type of Disputed Claim when, and only to the extent that, such Disputed Claim becomes an Allowed Claim pursuant to a Final Order or agreed resolution between the Reorganized Debtor and the Holder of said Claim, except that Holders of Secured Claims may receive Cash collateral and adequate protection payments. Such distribution shall be made in accordance with the Plan to the Holder of such Claim when and based upon the amount in which such Disputed Claim becomes an Allowed Claim.

8.4. Civil Claims and Claims Subject of Pending Causes of Action are Disputed. All Claims that are the subject of pending or threatened litigation shall be Disputed unless and until they become Allowed. Following the Effective Date, the automatic stay shall be lifted with respect to the prosecution of any Claim which may then be adjudicated in any appropriate court having jurisdiction over the Claim. Only after the Claim has been liquidated shall the same become an Allowed General Unsecured Claim in Class 5. Nothing in this Plan or this Section 8.4 shall be deemed a waiver of any defenses, counterclaims or cross-claims to or relating to such Claim or the Debtors’ rights under 28 U.S.C. §§ 157(b) or 1452.

8.5. Disallowed Claims. All Holders of Claims against whom either of the Debtors has, or has asserted, a Cause of Action that arises under Chapter 5 of the Bankruptcy Code shall be deemed disallowed pursuant to § 502(d) of the Bankruptcy Code, and Holders of such Claims may not vote to accept or reject the Plan, until the Cause of Action against them has been settled or a Final Order entered and all sums due the Debtors on account thereof have been received by the Debtors.

8.6. Estimation of Claims. The Debtors, prior to the Effective Date, and the Reorganized Debtor, after the Effective Date, may for any purpose, including for purposes of making distributions hereunder, request that the Bankruptcy Court estimate any unliquidated, contingent or Disputed Claim pursuant to § 502(c) of the Bankruptcy Code without regard to whether such Claim has been subject to a previous objection or whether such objection has been ruled upon or is subject to continued proceedings, including appeal.

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ARTICLE 9.

Executory Contracts and Leases

9.1. Assumption. On the Effective Date and unless otherwise specifically provided prior to the Effective Date, all Executory Contracts and Leases described in each of the Debtors’ Schedule G filed in these Cases that remain in force and effect shall be assumed by the applicable Debtor, at which time and as to which each Debtor shall, except as to defaults described in § 365(b)(2) of the Bankruptcy Code, (i) cure, or provide adequate assurance that they will promptly cure, any existing default in the Executory Contract or Lease, (ii) compensate, or provide adequate assurance that they will promptly compensate, another party to the Executory Contract or Lease for any actual pecuniary loss to such other party resulting from such default, and (iii) provide adequate assurance of future performance by the applicable Debtor under such Executory Contract or Lease. The Confirmation Order shall provide that notice of the Effective Date be provided to all counter-parties to any assumed Executory Contract or Lease, state the Debtors’ proposed cure amount, if any, and provide counter-parties with the opportunity to object to the proposed cure amount.

9.2. Prior Action. All Executory Contracts and Leases previously assumed during the pendency of the Cases shall continue in effect on and after the Effective Date. The Debtors reserve the right to amend or supplement Schedule G or to rescind its election to assume any Executory Contract or Lease.

9.3. Rejection. Except for those Executory Contracts and Leases previously assumed or rejected during the pendency of these Cases, all Executory Contracts and Leases specifically identified by notice to the counter-party prior to the Effective Date shall be rejected. Subject to the occurrence of the Effective Date, the rejection of any Executory Contract or Lease pursuant to this Article shall be effective upon the earlier of (i) the date that the Debtors provide notice to the counter-party of the effectiveness of such rejection and (ii) the date specified as the effective date of rejection in any order of the Court.

9.3.1. Approval of Rejection. Entry of the Confirmation Order shall constitute the approval, pursuant to §§ 365(a) and 1123(b)(2) of the Bankruptcy Code, of the rejection of the Executory Contracts and Leases rejected pursuant to Section 9.3 hereof.

9.3.2. Bar Date for Asserting Rejection Claims. Rejection Claims arising out of the rejection of an Executory Contract or Lease pursuant to Section 9.3 of this Plan must be filed with the Court within thirty (30) days after the Effective Date. The Confirmation Order shall provide that notice of the Effective Date be provided to all counter-parties to any rejected Executory Contract or Lease. Any Rejection Claim arising from rejection of a previously rejected Executory Contract or Lease during the pendency of the Cases shall have been filed by the date set by the Court in the order approving such rejection. Any Rejection Claims not filed within such times are/will be forever barred from assertion against any applicable Debtor, its estate, and its property. If any Rejection Claim becomes an Allowed Claim, it shall be treated as a General Unsecured Claim under Class 5.

9.4. Post-Petition Contracts Remain in Effect. All contracts and other agreements entered into between the Debtors and any party after the Petition Date shall remain in full force and effect as written and shall otherwise remain unaffected by the Plan or Confirmation Order unless otherwise expressly stated herein.

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ARTICLE 10.

Cramdown and Plan Modification

10.1. Confirmation by “Cramdown”. If any Impaired Class does not vote to accept the Plan as provided in § 1126 of the Bankruptcy Code, the Debtors request confirmation of the Plan pursuant to § 1129(b) of the Code with respect to any Impaired Class. The Debtors also reserve the right to amend the Plan pursuant to this Article 10.

10.2. Right to Modify. The Debtors reserve the right, according to the Bankruptcy Code, to amend or modify the Plan before the Effective Date. After the Effective Date, the Debtors may, upon order of the Bankruptcy Court, and according to § 1127(b) of the Bankruptcy Code, remedy any defect or omission or reconcile any inconsistencies in the Plan in such manner as may be necessary to carry out the purposes and intentions of the Plan.

10.3. Deemed Acceptance or Rejection. A Claimant that has accepted or rejected the Plan will be deemed to have either accepted or rejected, as the case may be, the Plan as modified or amended, even if the modifications or amendments are made after the solicitation of votes of acceptance or rejection of the Plan, unless the Bankruptcy Court orders that such Claimant may change its previous vote within a time established by the Bankruptcy Court for such change to be made.

ARTICLE 11.

Conditions to Confirmation and Effective Date of Plan

11.1. Conditions to Confirmation. The Plan shall not be confirmed unless the Confirmation Order and the Plan, as confirmed pursuant to the Confirmation Order, shall be in a form and substance satisfactory to the Debtors.

11.2. Conditions to Occurrence of the Effective Date. The Effective Date of the Plan shall not occur unless and until the following conditions shall have been satisfied, waived or extended, as the case may be, in writing by the Debtors:

11.2.1. The Confirmation Order shall have been entered, unstayed and become a Final Order;

11.2.2. All corporate actions shall have occurred;

11.2.3. All financial restructure documents required to be finalized, executed, delivered and/or filed on or prior to the Effective Date have been finalized, executed, delivered and/or filed; and

11.2.4. All consents, regulatory approvals and other authorizations, if any, required for implementation of the Plan have been granted and effective.

11.3. Revocation or Withdrawal of the Plan.

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11.3.1. The Debtors may revoke or withdraw the Plan prior to the Confirmation Date.

11.3.2. If the Plan is revoked or withdrawn prior to the Confirmation Date in accordance with Section 11.3.1 hereof, or the Effective Date does not occur because the conditions precedent thereto have not been satisfied, then at the election of the Debtors the Plan may be deemed null and void. In such event, (i) the Debtors and all Holders of Claims and Interests shall be restored to the status quo ante as of the day immediately preceding the filing of the Plan, and (ii) all the Debtors’ respective obligations with respect to the Claims shall remain unchanged, all of the Debtors’ rights against all parties shall be fully preserved and nothing contained herein or in the Disclosure Statement shall be deemed an admission or statement against interest or to constitute a waiver or release of any claims by or against the Debtors or any other party or to prejudice in any manner the rights of the Debtors or any party in any further proceedings.

ARTICLE 12.

Post-Effective Date Administration

12.1. Post-Effective Date Fees and Expenses. From and after the Effective Date, the Reorganized Debtor may employ such Professionals as they deem necessary in the exercise of their business judgment to counsel, advise and assist with carrying on their business, and may, in the ordinary course of business and without the necessity for any notice to or approval by the Bankruptcy Court, pay the reasonable fees and expenses of Professionals thereafter incurred, including without limitation, those fees and expenses incurred in connection with the implementation and consummation of the Plan.

12.2. Payment of Statutory Fees. All fees payable to the United States Trustee pursuant to 28 U.S.C. § 1930 will be paid until the Court enters a final decree closing these Cases or directing otherwise. Following the entry of the Confirmation Order, the monthly financial reports required of the Debtors pursuant to this Court’s Order shall no longer be required. However, until the entry of the final decree closing these Cases, the Reorganized Debtor will provide monthly Cash disbursement reports to the United States Trustee for purposes of determining quarterly fees.

12.3. Debtor Actions. Each of the Debtors is authorized to execute, deliver, file and/or record such contracts, instruments, releases, agreements and other documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. Nothing contained herein shall prevent the Debtors from taking such actions as may be necessary to consummate the Plan, although not specifically provided in the Plan, so long as they are consistent with the terms of the Plan or the Confirmation Order.

12.4. Estates to Remain Open. Upon resolution of all objections to Claims, Causes of Action and matters necessary to complete administration of these estates, the Reorganized Debtor shall close and conclude these Bankruptcy Cases and obtain final decrees so ordering, notwithstanding that one or more Cause of Action, including but not limited to the Lien Adversary, remains pending and unresolved.

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ARTICLE 13.

General Provisions

13.1. Discharge. Except as provided in this Plan or the Confirmation Order, the confirmation of the Plan by the Bankruptcy Court shall effect a discharge in accordance with § 1141(d) of the Bankruptcy Code of all Claims against the Debtors that arose at any time prior to the Effective Date, without regard to whether such Claimant filed a Proof of Claim, whether the Claim is Allowed, or whether the Claimant voted in favor of the Plan.

13.2. Permanent Injunction. All injunctions, liens or stays entered in this Bankruptcy Case and existing immediately before the Confirmation Date will remain in full force and effect until the Effective Date.

13.3. Binding Effect. On the Effective Date, according to § 1141 of the Bankruptcy Code, the provisions of this Plan will bind the Debtors and any Holder of a Claim, whether or not the Claim is Impaired under the Plan and whether or not the Holder of the Claim has accepted the Plan.

13.4. Compromises Under Bankruptcy Rule 9019. As to all matters contained herein, or that may otherwise be resolved by entry of the Confirmation Order confirming this Plan, this Plan shall constitute a motion made pursuant to Bankruptcy Rule 9019 seeking approval of all matters constituting a settlement or compromise of any claim or issue.

13.5. Preservation of Insurance. The discharge and release of the Debtors as provided in the Plan or Confirmation Order shall not diminish or impair the enforceability of any insurance policies that may cover Claims against any Debtor or other person or entity.

13.6. Confirmation Order and Plan Control. In the event that the provisions of the Confirmation Order and the Plan are inconsistent, the Confirmation Order shall control. In the event that there are inconsistencies between the Plan and the Disclosure Statement, the Plan shall control. The Confirmation Order shall provide and constitute a judicial determination that the Plan is confirmed as to the estates of the Debtors, that the Plan meets the confirmation requirements and that each term and provision of the Plan is valid and enforceable in accordance with its terms.

13.7. Injunction. Except as otherwise expressly provided in the Plan or the Confirmation Order, all Holders of Claims, Interests or Causes of Action against or in any of the Debtors are permanently enjoined, from and after the Effective Date, from (a) commencing or continuing in any manner any action, process or other proceeding against any of the Debtors or their property or assets on account of such Claim, Interest or Cause of Action, (b) seeking enforcement, attachment, collection or recovery on account of such Claim, Interest or Cause of Action against either of the Debtors by any manner or means not expressly provided for in this Plan, (c) creating, perfecting, or enforcing any Lien or other encumbrance against any of the Debtors or interests in their property or assets, (d) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from either of the Debtors or their property or assets, (e) commencing or continuing any action or other proceeding of any kind with respect to any Claims or Causes of Action which are extinguished, released or subject of the exculpation under to the Plan, and (f) taking any actions to interfere with the implementation or consummation of the Plan, other than any rights of appeal of the Confirmation Order as may exist.9

[9]	The provisions of Section 13.7 and 13.8 shall only apply to First Security, its attorneys and certified public accountants, the Steering Committee and its members in the event that First Security does not file any objection to the Plan and does not otherwise contest confirmation of the Plan.

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13.8. Exculpation. Notwithstanding anything in the Plan to the contrary and subject to confirmation of the Plan as written, none of the Covered Parties shall have or incur any liability to, or be subject to any right of action by, or by anyone acting on behalf of, any of the Debtors, the Reorganized Debtor or their estates or any Holder of a Claim or Interest or any other party in interest or party that has entered an appearance in the Cases, for any act or omission in connection with, relating to, or arising out of (i) the Cases, (ii) any act taken or omitted to be taken on or after the Petition Date in connection with the Cases, or (iii) the Disclosure Statement, the Plan or the documents and actions necessary to perform the Plan, except for obligations of the Debtors expressly arising under or in accordance with the Plan and Confirmation Order, except for their willful misconduct or gross negligence; and the Debtors shall be entitled to rely reasonably upon the advice of counsel with respect to their duties and responsibilities under the Plan and Confirmation Order.

13.9. Exemptions Under §§ 1145 and 1146. The exemptions from securities laws provided by § 1145 of the Bankruptcy Code shall apply to all securities transactions of the Debtors or the Reorganized Debtor pursuant to or contemplated in the Plan, including but not limited to the issuance of the New Debentures. The issuance, transfer or exchange of notes or debt or equity securities, the creation of any mortgage or other security interest or the making or delivery of any instrument or transfer under, in furtherance of or in connection with the Plan shall be exempt from any stamp, real estate, transfer, mortgage recording, use or other similar tax.

13.10. Notices. Except as otherwise specified, all notices and requests will be given by any written means, including but not limited to, telex, telecopy, telegram, first class mail, express mail or similar overnight delivery service and hand delivered letters, and any such notice or request will be deemed to have been given when received. Notices delivered to the Reorganized Debtor shall be made as follows:

Performance Drilling Company, LLC

ATTN: David G. Farmer, President

Post Office Box 1748

Brandon, Mississippi 39043

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with copies to: Douglas C. Noble McCraney | Montagnet | Quin | Noble PLLC 602 Steed Road • Suite 200 Ridgeland, Mississippi 39157 (601) 707-5725 dnoble@mmqnlaw.com	Stephen M. Wilson Bradley Arant Boult Cummings LLP 188 East Capitol Street • Suite 400 Jackson, Mississippi 39201 (601) 948-8000 swilson@babc.com

13.11. Plan Supplement. The Plan Supplement, containing the documents, instruments and/or information referenced in this Plan as being contained therein, will be filed at least ten (10) days prior to the Voting Deadline.

13.12. Headings. The headings used in the Plan are inserted for convenience only and constitute part neither of the Plan nor in any manner affect the provisions or interpretations of the Plan.

13.13. Enforceability. Should any provision of the Plan be determined to be unenforceable for any reason, such determination will in no way limit or affect the enforceability and operative effect of any other provision of the Plan.

ARTICLE 14.

Retention of Jurisdiction

The Bankruptcy Court will retain jurisdiction of all matters arising out of or related to the Cases and the Plan as long as necessary for the purposes of §§ 105(a), 1127, 1142(b) and 1144 of the Bankruptcy Code and for, inter alia, the following non-inclusive purposes:

a. to recover all assets of the Debtors, wherever located;

b. to decide any objections to the allowance, disallowance or subordination of Claims or a controversy as to the classification of Claims;

c. to decide and fix (i) all Administrative Claims, (ii) Claims arising from the rejection of any Executory Contracts or Leases, (iii) Liens on any assets or any proceeds thereof, and (iv) any other fee and expense authorized to be paid or reimbursed under the Bankruptcy Code;

d. to liquidate or estimate damages or determine the manner and time for such liquidation or estimation in connection with any disputed, contingent or unliquidated Claims;

e. to adjudicate any matters as provided for in the Confirmation Order;

f. to effectuate distributions under and enforce the provisions of the Plan;

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g. to hear and determine any pending applications, adversary proceedings or contested matter including all controversies, suits and disputes that may arise in connection with the interpretation or enforcement of the Plan, and matters concerning state, local and federal taxes according to §§ 346, 505 and 1146 of the Bankruptcy Code;

h. to amend or to correct any defect, cure any omission or reconcile any inconsistency in the Plan or the Confirmation Order as may be necessary to carry out the purposes and intent of the Plan;

i. to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked or vacated;

j. to consider any modification of the Plan pursuant to § 1127 of the Bankruptcy Code or modification of the Plan after substantial consummation, as such terms is defined in § 1101(2) of the Bankruptcy Code;

k. to determine such other matters as may be provided for in the Confirmation Order or as may be authorized under the provisions of the Bankruptcy Code to the maximum extent of its jurisdiction; and

l. to enter a final decree closing any of these Cases.

THIS, the 8th day of January, 2013.

Respectfully submitted,

O&G LEASING, LLC and PERFORMANCE DRILLING COMPANY, LLC

By:	/s/ Jeff H. Goodwin
Jeff H. Goodwin
Chief Financial Officer

OF COUNSEL:

Douglas C. Noble

W. Thomas “Tad” McCraney, III

McCraney | Montagnet | Quin | Noble PLLC

602 Steed Road • Suite 200

Ridgeland, Mississippi 39157

Telephone: (601) 707-5725

Email:	dnoble@mmqnlaw.com
tmccraney@mmqnlaw.com

Web: www.mmqnlaw.com

Counsel to Debtors O&G Leasing, LLC, et al.

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Exhibit “A” to Debtor’s Second Amended Plan of Reorganization

Dutch Auction

EXHIBIT E TO TRUST INDENTURE

DUTCH AUCTION PROCEDURES

The Dutch Auction procedures outlined below are prepared in connection with the Plan. Under the terms of the Plan, PDC will issue New Senior Debentures and New Junior Debentures (as both are defined in the Plan) in exchange for the 2009 Senior Debentures and the 2009 Subordinate Debentures, respectively.

Pursuant to the Plan, at least once each year, utilizing Excess Cash (being those funds in the Sinking Fund and, at the Issuer’s option, funds in the Debt Service Escrow Account), Issuer will conduct a Dutch Auction (“Dutch Auction”) for purposes of purchasing a portion of the New Senior Debentures and to the extent of Excess Cash available, the New Junior Debentures. Issuer shall be required to purchase New Senior Debentures if the price offered is equal to or less than 75% of the outstanding principal indebtedness under the New Senior Debenture using all available funds in the Sinking Fund to do so; Issuer may, at its sole discretion, also use funds in the Debt Service Escrow Account to purchase New Senior Debentures. Where new Senior Debentures are tendered at the exact same price but where funds in the Sinking Fund (and, if applicable, the Debt Service Escrow Account) are insufficient to purchase all tendered New Senior Debentures, Holders will participate in the sale on a pro rata basis. To the extent funds are available following the Dutch Auction to the New Senior Debentures, Issuer may, at its option, conduct a Dutch Auction for purposes of purchasing a portion of the New Junior Debentures on a pro rata basis but without any obligation on Issuer to purchase at any price. Issuer shall be permitted to use funds held in the Sinking Fund and, at the Issuer’s option, the Debt Service Escrow Account for tender offers to purchase New Senior Debentures pursuant to the Dutch Auction and pursuant to tender offers outside of the Dutch Auction; Issuer shall also, subject to the provisions above, be able to use funds in the Sinking Fund and, at the Issuer’s sole discretion, funds in the Debt Service Escrow Account to purchase New Junior Debentures pursuant to a Dutch Auction. Affiliates of Issuer may, but shall have no obligation to, contribute additional funds for use in the Dutch Auction.

The Dutch Auction will occur on at least an annual basis (as provided below) until all outstanding New Debentures have either been purchased or retired and cancelled, whichever occurs first. Issuer may, at its option, conduct additional Dutch Auctions during the calendar year.

The New Debentures purchased by Issuer pursuant to the Dutch Auction will be cancelled and retired.

Following is an outline of procedures to be followed in the Dutch Auction.

PARTIES INVOLVED IN DUTCH AUCTION

The parties below will be involved in the Dutch Auction performing the following functions:

1.	Issuer will initiate and extend Invitation of Offers to Sell (as hereinafter defined) to holders of New Senior Debentures and New Junior Debentures offering to sell their Debentures.

2.	The New Trustee will serve as the depositary agent, paying agent and tender agent for the Invitation of Offers to Sell.

3.	A Dealer Manager (to be determined) will oversee the Dutch Auction, to ensure that all holders of the New Debentures receive the Invitation of Offers to Sell and answer any questions of holders of the New Debentures.

E-1

KEY DATES FOR DUTCH AUCTION

Issuer anticipates the following dates will be used for the Dutch Auction:

1.	On or about April 30 of each year – completion of annual audited financial statements for the prior year.

2.	On or about June 1 of each year – begin preparation of invitations to Holders to make offers to sell New Debentures for early retirement (an “Invitation of Offers to Sell”), the disclosure document that shall include at a minimum the material terms specified below.

3.	On or about July 1 of each year – publish all Invitation of Offers to Sell.

4.	On or about July 31 of each year – deadline for receipt of Invitation of Offers to Sell (with such deadline being no earlier than 20 calendar days after publication of the Invitation of Offers to Sell).

5.	On or about August 15 of each year – notice given of acceptances of Invitation of Offers to Sell, and Debentures tendered in exchange for payment.

MATERIAL TERMS OF INVITATION OF OFFERS TO SELL

Invitation of Offers to Sell will include, at a minimum, the following types of information:

1.	introduction generally discussing the purpose of Invitation of Offers to Sell;

2.	information regarding the Debentures;

3.	statement regarding settlements;

4.	statement regarding dissemination of information to Holders of New Debentures;

5.	statement of how offers can be made;

6.	provisions applicable to all offers;

7.	determinations as to form and validity of offers;

8.	extensions of offers;

9.	amendments and withdrawals of offers;

10.	irrevocability of offers and return of Debentures not purchased;

11.	determinations of amounts to be purchased;

12.	determination of purchase price;

13.	rules of priority among Holders of New Senior Debentures and New Junior Debentures;

14.	acceptance of offers;

15.	settlement date and purchase of New Debentures;

16.	conditions to purchase;

17.	termination and amendment of offer to sell;

18.	consequences to non-tendering Holders;

19.	consequences to tendering Holders;

20.	waiver and indemnity of holders of New Debentures; and

21.	other information relevant or necessary in connection with any of the foregoing.

E-2

Exhibit “B” to Debtor’s Second Amended Plan of Reorganization

WSB Order [Dkt #697]

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF MISSISSIPPI

IN RE:	BANKRUPTCY PROCEEDING

O&G LEASING, LLC JOINTLY ADMINISTERED WITH PERFORMANCE DRILLING COMPANY, LLC CASE NO. 10-01852 EE	CASE NO. 10-01851 EE

SUPPLEMENTAL ORDER TO AGREED ORDER RESOLVING WASHINGTON

STATE BANK’S MOTION FOR ABANDONMENT AND REQUEST FOR

TERMINATION OF §362 AUTOMATIC STAY OR, IN THE ALTERNATIVE, MOTION

FOR ADEQUATE PROTECTION AND RESOLVING USE OF CASH COLLATERAL

AND OTHER PENDING MATTERS

THIS CAUSE came before the Court upon the Agreed Order Resolving Washington State Bank’s Motion for Abandonment and Request for Termination of §362 Automatic Stay or, in the Alternative, Motion for Adequate Protection and Resolving Use of Cash Collateral and Other Pending Matters entered by the Court on November 9, 2011 (Docket No. 602) (the “Agreed Order”), Notice of Default of Agreed Order filed by Washington State Bank (“WSB”) (Docket No. 646) (the “Notice of Default”) and Objection to Notice of Default of Agreed Order filed by the Debtors (Docket No. 654) (the “Objection”). The parties resolved the Notice of Default and Objection by agreeing to the Agreed Order and have agreed and entered into this Supplemental Order to further clarify the terms and intent of the Agreed Order.

Supplemental Order

IT IS THEREFORE ORDERED that the following terms constitute the supplemental agreement of WSB and the Debtors. This Supplemental Order replaces the Agreed Order, is approved in full, and resolves the Notice of Default and Objection, subject to the terms of the agreement as follows:

1) WSB shall have an allowed secured claim in the amount of $4,504,177.00 for the purposes of distribution under this Order and as to the Debtors’ Plan of Reorganization.

2) Previous Agreed Order Provided - From the date of this Order, the Debtors shall pay WSB its allowed secured claim, $4,504,177.00, with interest at the rate of NY Prime +2% with a floor of 6% and a ceiling of 8%. Beginning with collections received in September 2011, the Debtors shall pay WSB the higher of (a) a fixed monthly payment of $35,000 or (b) a “Calculated Upper End Payment.” The Calculated Upper End Payment shall be determined based upon drilling revenue generated by Rig No. 48 on a monthly basis as follows:

Gross Revenue collected from Rig No. 48

x 25%

Funds Paid to WSB

If the Funds Paid to WSB are $72,000 or less, all the funds shall be applied to WSB’s allowed secured claim. If the Funds Paid to WSB are greater than $72,000, then $72,000 shall be applied to WSB’s allowed secured claim, and the amount in excess of $72,000 shall be deposited by WSB to a Capital Expenditure Cash Collateral Account.

2A) Supplemental Order Changes - This paragraph 2A changes and replaces paragraph 2 of the Agreed Order. The purpose of this Supplemental Order is to clarify the agreement of the parties with more accurate detail.

Supplemental Order

a. From the date of the Agreed Order (November 9, 2011), the Debtors shall pay WSB its allowed secured claim, $4,504,177.00, with interest at the rate of NY Prime +2% with a floor of 6% and a ceiling of 8%.

b. To clear up and true up the amount to be paid to WSB through December 31, 2011, the Debtors shall pay WSB the additional amount of $57,552.44 to be paid from the Capital Expenditure Cash Collateral Account. This payment will true up payments due for September, October, November and December 2011 that were delayed due to billing and payment issues that are outside the control of either the Debtors or WSB.

c. Beginning in January 2012, the Debtors shall pay WSB the higher of (a) a fixed monthly payment of $35,000 or (b) a “Calculated Payment.” The Calculated Payment shall be determined by a formula based upon the Debtors’ performance related to Rig No. 48 as follows:

(i)	As the Debtors invoice a customer for any services related to Rig No. 48, the Debtors shall deliver a copy of the invoice to WSB at the same time the invoice is sent to the customer;

(ii)

As each customer invoice is paid to the Debtors, twenty five percent (25%) of the Gross Revenue (see ¶ 2, above) shall be paid to WSB (the resulting funds being “Funds Paid to WSB”; see ¶ 2, above). “Gross Revenue” as used in ¶ 2 above is defined as being only the total and gross amount of drilling revenue billed to and owed by the customer as stated on the applicable invoice; all additional pass through items reflected on the invoice and billed to the customer that are not contract drilling revenue earned by Rig No. 48 and that are separate and apart from amounts earned under at the contract drilling rate (which current pass

Supplemental Order

throughs specifically include the Per Diem paid per man per day and forklift rental) shall not constitute a part of Gross Revenue for purposes of this Supplemental Order. In other words, WSB shall have no right to receive 25% of amounts resulting from the pass throughs that are paid to the Debtors by customers.

(iii)	During the course of each month, beginning in January 2012 and going forward for each subsequent month, the Debtors will attempt to pay at least $72,000 per month if performance of Rig No. 48 produces sufficient revenue.

(iv)	As the Funds Paid to WSB are received by WSB, the first $72,000 received during the course of any month shall be paid to WSB and applied to the allowed secured claim. Any funds in excess of $72,000 shall be deposited to the Capital Expenditure Cash Collateral Account. If during the course of any month the Funds Paid to WSB is less than $72,000, WSB shall transfer from the Capital Expenditure Cash Collateral Account sufficient funds to pay the balance of the funds necessary to achieve a $72,000 payment to WSB, the intent of the parties being to enable WSB to reflect that regular monthly payments are being made, when the Debtors’ drilling revenues would otherwise provide for such payments to be made under the terms of this Supplemental Order, regardless of the timing of billing to and collection from their customers.

(v)

The Debtors have established the Capital Expenditure Cash Collateral Account by placing $100,000 on deposit as authorized by the Agreed Order. WSB will continue to place funds in the Capital Expenditure Cash Collateral Account as set

Supplemental Order

forth in subparagraph (iv) above, until the balance reaches $400,000. Once the Capital Expenditure Cash Collateral Account reaches a $400,000 balance, all the Funds Paid to WSB shall be applied to WSB’s allowed secured claim. All of these payments that are derived from the excess over a $400,000 balance and which are made to WSB, shall be considered an advance payment applied to the next $72,000 to be paid by the Debtors. Thus, as a result the Debtors may be deemed paid in advance at some point in time when Funds Paid to WSB would not otherwise equal $72,000 in any particular month. If paid in advance and during the course of any month, the Funds Paid to WSB is less than $72,000, WSB shall allow the advance payments that have been made to principal to be applied and to count as credit against unpaid future payments so the Debtors are not in default.

(vi)

The funds in the Capital Expenditure Cash Collateral Account are and shall remain the cash collateral of WSB. The Debtors shall be authorized to make withdrawals from the Capital Expenditure Cash Collateral Account only for specific items which qualify as documented capitalized replacement expenses as recognized by GAAP adopted by AICPA for expenditures greater than $25,000. The asset being replaced shall remain the collateral of WSB and if the replaced asset is disposed of, traded or sold in any manner, the funds or credit received from the replaced asset shall be paid to the Capital Expenditure Cash Collateral Account. Upon notice to the Debtors, WSB shall have the right to inspect Rig No. 48 including, but not limited to, any asset replaced and any asset purchased

Supplemental Order

with funds from the Capital Expenditure Cash Collateral Account. In the event the Capital Expenditure Cash Collateral Account drops below $400,000, WSB will continue on a monthly basis to deposit Funds Paid to WSB in excess of $72,000 into the Capital Expenditure Cash Collateral Account until the $400,000 balance is replenished.

(vii)	These monthly payments shall be due on or before the 10th day of each following month and shall be applied by WSB as set forth herein. The Debtors shall document to WSB the invoices to customers and payments received from customers as to the invoices and shall provide a monthly profit and loss statement for Rig No. 48 to WSB.

(viii)	Notwithstanding the terms and provisions of subparagraphs (i), (ii), (iii), (iv), (v), (vi), and (vii) above, in no event or circumstances shall the Debtors pay less than $35,000 per month to WSB. This minimum payment, if required to be paid, shall be paid no later than the 25th day of each month.

3) The WSB allowed secured claim shall mature and balloon and be due and payable in full on September 1, 2015.

4) As provided in the Agreed Order, the Debtors timely placed $140,000 on deposit with WSB which is and will continue to be held by WSB in a restricted reserve account and which is to be applied to the Debtors’ monthly payment obligations in the event that the Debtors are unable to pay WSB the required $35,000 minimum monthly payment.

5) All amounts recovered by the Debtors in that pending civil action styled Zenergy, Inc. v. Performance Drilling Company, LLC, Case No. 3:10cv00483-HTW-LRA, net attorneys’ fees and other costs of prosecution, shall be paid to WSB to reduce the principal amount owed on the WSB allowed secured claim.

Supplemental Order

6) The Debtors shall maintain insurance coverage of all WSB Collateral and, as and when requested, provide written proof thereof to WSB.

7) This Supplemental Order and any Plan of Reorganization by the Debtors shall not have any effect on the guaranty WSB holds from Ben Turnage. This Supplemental Order is not and shall not be construed as a release of the guaranty or a waiver of any rights under the guaranty.

8) In the event of default by the Debtors on their payments or performance obligations to WSB as set forth herein, WSB shall provide written notice to the Debtors and Douglas C. Noble, bankruptcy counsel of the default. If the default is not cured or no objection to the default is filed with the Court by the Debtors within thirty (30) days from the date of the notice, the collateral of WSB shall be abandoned from the bankruptcy estate and the §362 automatic stay shall be terminated without further order of the Court to allow WSB to foreclosure and/or repossess its collateral. In the event the default is not cured and WSB is allowed to recover its collateral, WSB may elect in its sole discretion to (a) engage a broker, mutually agreeable to WSB and the Debtors, to sell the collateral within one hundred twenty (120) days or (b) to have the collateral returned to WSB as it may direct. Regardless of WSB’s election of (a) or (b), the Debtors agree to use their best efforts to cooperate with WSB in having WSB’s collateral sold and/or returned to WSB in a timely and orderly fashion.

9) The automatic stay of §362 of the Bankruptcy Code is hereby modified to permit the Debtors to commence payment of the WSB allowed secured claim as provided in this Order.

Supplemental Order

10) For as long as the Debtors are in compliance with the terms of this Order, WSB hereby consents to the Debtors’ use of all cash that constitutes “cash collateral” of WSB under §363(a) of the Bankruptcy Code consistent with the Debtors’ operations.

11) The terms of this Order and the agreements contained herein shall be incorporated at the appropriate time into the Debtors’ Plan and any subsequently filed or amended plan proposed by the Debtors and that such other terms of the Plan will be modified, as necessary, to implement the same. WSB shall support the Debtors’ Plan and any subsequent amended plan to the extent the Plan is consistent with the terms and provisions of this Order. However, WSB reserves its rights to object to any plan provisions that may be inconsistent with the terms of this Order or prejudicial to WSB.

12) Upon entry of this Order and this Order becoming final and nonappealable, WSB and the Debtors will submit separate Orders to the Court dismissing the following matters:

A)	WSB’s Joinder to First Security Bank’s Objection to Disclosure Statement (Docket No. 462);

B)	Debtors’ Motion to Strike (Docket No. 465);

C)	WSB’s Response to Debtors’ Motion to Strike (Docket No. 469);

D)	WSB’s Objections to Fee Applications (Docket No. 435);

E)	WSB’s Supplement to Objections to Fee Applications (Docket No. 444);

F)	WSB’s Motion to Convert to Chapter 7 or in the alternative, Motion to Appoint Trustee (Docket No. 436);

G)	WSB’s Motion to Prohibit Use of Cash Collateral (Docket No. 434); and

H)	Debtor’s Motion to Enforce Settlement (Docket No. 445).

Supplemental Order

13) This Order is not an adjudication of any issues or matters as to First Security Bank’s Plan or any motions to sell assets.

SO ORDERED.

Approved by:

/s/ Derek A. Henderson
DEREK A. HENDERSON, MSB #2260
ATTORNEY FOR WASHINGTON STATE BANK
1765-A Lelia Drive • Suite 103
Jackson, Mississippi 39211
(601) 948-3167 derek@derekhendersonlaw.com

/s/ Douglas C. Noble
DOUGLAS C. NOBLE, MSB #10526
ATTORNEY FOR THE DEBTORS
McCraney, Montagnet & Quin
602 Steed Road • Suite 200
Ridgeland, Mississippi 39157
(601) 707-5725 dnoble@mmqlaw.com

Supplemental Order

Exhibit 2 to Second Amended Disclosure Statement to Debtors’ Second Amended Plan of Reorganization

Disclosure Order

Exhibit 2

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF MISSISSIPPI

)
In re:	)
)
O&G LEASING, LLC, et al.	)	Case No. 10-01851 EE
	)	Chapter 11
Debtors.	)	Jointly Administered
)

ORDER (1) APPROVING DEBTORS’ SECOND AMENDED DISCLOSURE

STATEMENT, (2) ESTABLISHING RECORD DATE FOR VOTING AND

(3) ESTABLISHING DEADLINES FOR VOTING; AND

(4) NOTICE OF PRELIMINARY HEARING ON

DEBTORS’ SECOND AMENDED PLAN OF REORGANIZATION

THIS CAUSE CAME BEFORE THE COURT for consideration of the First Amended Disclosure Statement [Dkt #821] dated and filed on July 19, 2012 (the “First Amended Disclosure Statement”) for the First Amended Plan of Reorganization [Dkt #820] dated and filed July 19, 2012 (the “First Amended Plan”) proposed by the above-captioned debtors and debtors-in-possession (collectively, the “Debtors”). The Court has been advised that all objections to the First Amended Disclosure Statement have been resolved by the changes contained in and the filing by the Debtors of the Second Amended Disclosure Statement [Dkt #917] (the “Second Amended Disclosure Statement”) and a Second Amended Plan of Reorganization [Dkt #916] (the “Second Amended Plan”), both dated and filed on January 8, 2013. The Court has determined that due and proper notice was given in accordance with Bankruptcy Rule 3017 and that the Second Amended Disclosure Statement contains adequate information as required by § 1125 of the Bankruptcy Code,

IT IS THEREFORE ORDERED, AND NOTICE IS HEREBY GIVEN, THAT:

A. The Second Amended Disclosure Statement is hereby approved in accordance with § 1125 of the Bankruptcy Code and contains adequate information with respect to the Second Amended Plan as required thereby.

B. Any objections to confirmation of the Second Amended Plan shall be filed with the Court on or before Friday, February 15, 2013, by 5:00 p.m. Central Time (the “Plan Objection Deadline”), and a copy thereof shall be served via e-mail upon the following counsel for the Debtors by such Plan Objection Deadline:

Douglas C. Noble

McCraney | Montagnet | Quin | Noble, PLLC

602 Steed Road • Suite 200

Ridgeland, Mississippi 39157

Telephone: (601) 707-5725

dnoble@mmqnlaw.com

1

C. A preliminary hearing to consider confirmation of the Plan and to hear any other matters properly before the Court shall be held on Tuesday, February 26, 2013, at 2:30 p.m. in Courtroom 4D, United States Courthouse, 501 E. Court Street, Jackson, Mississippi. A final hearing date will be established by separate order and notice of the Court.

D. The following dates applicable to the solicitation and voting process have been fixed by the Court (such terms are defined in the Disclosure Statement):

•	The date for determining which parties are entitled to vote on the Plan (the “Record Date”) is January 8, 2013.

•	The date by which those parties entitled to vote on the Plan shall have returned their Ballots so as to be actually received by the Voting Agent in order to be counted (the “Voting Deadline”) is 5:00 p.m. Central Time, Friday, February 15, 2013.

•	The date by which the Solicitation Packages shall have been transmitted as set forth below (the “Solicitation Mailing Date”) is Friday, January 11, 2013.

•	The date by which the Plan Supplement shall be filed by the Debtors is Tuesday, February 5, 2013.

E. The Debtors shall serve upon all creditors and parties-in-interest, by or before the Solicitation Mailing Date, the Solicitation Packages which include copies of (i) this Order, (ii) the Second Amended Plan, (iii) the Second Amended Disclosure Statement, (iv) the Order Approving Employment of Voting Agent and Solicitation Procedures, (v) the appropriate Ballot(s) to those entitled to vote and (vi) the Steering Committee Support Letter.

TAKE FURTHER NOTICE THAT copies of the Second Amended Disclosure Statement, Second Amended Plan and Plan Supplement and this Order may be obtained (i) by calling The BMC Group, Inc. at 1-888-909-0100, or (ii) by requesting same via e-mail from counsel for the Debtors set forth above.

SO ORDERED.

[signatures on following page]

2

Approved as to form:

/s/ Derek A. Henderson
Derek A. Henderson
Counsel to Washington State Bank

/s/ Stephen W. Rosenblatt
Stephen W. Rosenblatt
Counsel to First Security Bank, Indenture Trustee

Order submitted by:

Douglas C. Noble, MS Bar No. 10526
McCraney | Montagnet | Quin | Noble, PLLC
602 Steed Road • Suite 200
Ridgeland, Mississippi 39157
Telephone: (601) 707-5725
Email: dnoble@mmqnlaw.com

3

Exhibit 3 to Second Amended Disclosure Statement to Debtors’ Second Amended Plan of Reorganization

Projections

Exhibit 3

O & G Leasing, LLC and Performance Drilling Debtors In Possession

Cases 10-01851 and 10-01852

	Year	Year	Year	Year	Year
	1	2	3	4	5
Revenue
Rig 14 Revenue per Day	$20,825	$20,825	$20,825	$20,825	$20,825
Rig 28 Revenue per Day	22,800	$22,800	$22,800	$22,800	$22,800
Rig 3 Revenue per Day	16,725	$16,725	$16,725	$16,725	$16,725
Rig 22 Revenue per Day	16,825	$16,825	$16,825	$16,825	$16,825
Rig 48 Revenue per Day	16,725	$16,725	$16,725	$16,725	$16,725
Sub-total	93,900	93,900	93,900	93,900	93,900

Operating Days per Year (365x Utilization)	346.75	346.75	292.00	273.75	273.75

Projected Revenue	$32,559,825	$32,559,825	$27,418,800	$25,705,125	$25,705,125

Utilization	95%	95%	80%	75%	75%

Exhibit 3 / Projections 1

O & G Leasing, LLC and Performance Drilling Debtors In Possession

Cases 10-01851 and 10-01852

	Year	Year	Year	Year	Year
	6	7	8	9	10
Revenue
Rig 14 Revenue per Day	$20,825	$20,825	$20,825	$20,825	$20,825
Rig 28 Revenue per Day	$22,800	$22,800	$22,800	$22,800	$22,800
Rig 3 Revenue per Day	$16,725	$16,725	$16,725	$16,725	$16,725
Rig 22 Revenue per Day	$16,825	$16,825	$16,825	$16,825	$16,825
Rig 48 Revenue per Day	$16,725	$16,725	$16,725	$16,725	$16,725
Sub-total	93,900	93,900	93,900	93,900	93,900

Operating Days per Year (365x Utilization)	273.75	273.75	273.75	273.75	273.75

Projected Revenue	$25,705,125	$25,705,125	$25,705,125	$25,705,125	$25,705,125

Utilization	75%	75%	75%	75%	75%

Exhibit 3 / Projections 2

O & G Leasing, LLC and Performance Drilling Debtors In Possession

Cases 10-01851 and 10-01852

		Year	Year	Year	Year	Year
	Annualized	1	2	3	4	5
INCOME STATEMENTS

Revenue
Contract Drilling Revenue	$31,758,811	$32,559,825	$32,559,825	$27,418,800	$25,705,125	$25,705,125

Total Revenue	31,758,811	32,559,825	32,559,825	27,418,800	25,705,125	25,705,125

Costs of Goods Sold
Labor	9,844,941	9,700,000	9,700,000	8,245,000	7,760,000	7,760,000
Burden (Fringe, Tax, Work. Comp. and Per diem)	3,046,109	3,100,000	3,100,000	2,635,000	2,480,000	2,480,000
Repairs/Supplies/Shop/Safety	5,167,551	5,000,000	5,000,000	4,250,000	4,000,000	4,000,000
Insurance	574,755	580,000	580,000	580,000	580,000	580,000
Rentals	1,116,184	1,200,000	1,200,000	1,020,000	960,000	960,000
Property Tax	438,000	400,000	400,000	400,000	400,000	400,000

Total Cost of Goods Sold	20,187,540	19,980,000	19,980,000	17,130,000	16,180,000	16,180,000

Gross Profit	11,571,271	12,579,825	12,579,825	10,288,800	9,525,125	9,525,125
Gross Profit %	36%	39%	39%	38%	37%	37%

SG&A Expense	2,261,000	2,000,000	2,000,000	2,000,000	2,000,000	2,000,000

EBITDA	9,310,271	10,579,825	10,579,825	8,288,800	7,525,125	7,525,125
EBITDA Margin	29%	32%	32%	30%	29%	29%

Depreciation & Amortization	3,300,763	2,600,000	2,600,000	2,600,000	2,600,000	2,600,000

Operating Income	6,009,508	7,979,825	7,979,825	5,688,800	4,925,125	4,925,125

Other Income / (Expense)
Restructuring Expense	(813,678)		—	—	—	—
Extraordinary Expense (mobilization, top drive rent ...)	(3,017,519)
Interest Expense	(893,844)	(1,757,989)	(1,539,741)	(1,308,170)	(1,062,464)	(829,719)
Interest Income	3,829	—	—	—	—	—

Total Other Income (Expense)	(4,721,212)	(1,757,989)	(1,539,741)	(1,308,170)	(1,062,464)	(829,719)

Income Before Income Tax	1,288,296	6,221,836	6,440,084	4,380,630	3,862,661	4,095,406

Income Taxes (39%)	(502,435)	(2,426,516)	(2,511,633)	(1,708,446)	(1,506,438)	(1,597,208)

Net Income	$785,861	$3,795,320	$3,928,452	$2,672,184	$2,356,223	$2,498,198

Exhibit 3 / Projections 3

O & G Leasing, LLC and Performance Drilling Debtors In Possession

Cases 10-01851 and 10-01852

	Year	Year	Year	Year	Year
	6	7	8	9	10
INCOME STATEMENTS

Revenue
Contract Drilling Revenue	$25,705,125	$25,705,125	$25,705,125	$25,705,125	$25,705,125

Total Revenue	25,705,125	25,705,125	25,705,125	25,705,125	25,705,125

Costs of Goods Sold
Labor	7,760,000	7,760,000	7,760,000	7,760,000	7,760,000
Burden (Fringe, Tax, Work. Comp. and Per diem)	2,480,000	2,480,000	2,480,000	2,480,000	2,480,000
Repairs/Supplies/Shop/Safety	4,000,000	4,000,000	4,000,000	4,000,000	4,000,000
Insurance	580,000	580,000	580,000	580,000	580,000
Rentals	960,000	960,000	960,000	960,000	960,000
Property Tax	400,000	400,000	400,000	400,000	400,000

Total Cost of Goods Sold	16,180,000	16,180,000	16,180,000	16,180,000	16,180,000

Gross Profit	9,525,125	9,525,125	9,525,125	9,525,125	9,525,125
Gross Profit %	37%	37%	37%	37%	37%

SG&A Expense	2,000,000	2,000,000	2,000,000	2,000,000	2,000,000

EBITDA	7,525,125	7,525,125	7,525,125	7,525,125	7,525,125
EBITDA Margin	29%	29%	29%	29%	29%

Depreciation & Amortization	2,600,000	2,600,000	2,600,000	2,600,000	2,600,000

Operating Income	4,925,125	4,925,125	4,925,125	4,925,125	4,925,125

Other Income / (Expense)
Restructuring Expense	—	—	—	—	—
Extraordinary Expense (mobilization, top drive rent ...)
Interest Expense	(618,269)	(393,844)	(155,652)	0	0
Interest Income	—	—	—	—	—

Total Other Income (Expense)	(618,269)	(393,844)	(155,652)	0	0

Income Before Income Tax	4,306,856	4,531,281	4,769,473	4,925,125	4,925,125

Income Taxes (39%)	(1,679,674)	(1,767,200)	(1,860,094)	(1,920,799)	(1,920,799)

Net Income	$2,627,182	$2,764,081	$2,909,379	$3,004,326	$3,004,326

Exhibit 3 / Projections 4

O Leasing, LLC and Performance Drilling, LLC

Debtors-In-Possession

Case No.’s 10-01851 & 10-01852

Pro Forma Financial Statements

		Year	Year	Year	Year
	opening	1	2	3	4
BALANCE SHEETS
Current Assets
Cash	$2,000,000	$2,000,000	$2,000,000	$2,000,000	$2,000,000
Excess Cash	$1,582,284	$1,720,936	$2,965,381	$3,930,388	$4,589,531
Debt Service Escrow Account		$2,000,000	$2,000,000	$2,000,000	$2,000,000
Restricted Cash-WSB	540,000	540,000	540,000	540,000	—
Accounts Receivable, Net	5,881,758	5,800,000	5,800,000	4,131,600	3,873,375
Inventories	468,665	350,000	350,000	350,000	350,000
Prepaid & Other Current	1,070,978	949,978	949,978	949,978	949,978

Total Current Assets	11,543,685	13,360,914	14,605,359	13,901,967	13,762,885

Drilling Rigs and Related Equipment, Net	29,979,000	28,629,000	27,279,000	25,929,000	24,579,000
Other Assets, Net	340,500	380,500	420,500	460,500	500,500

Total Noncurrent Assets	30,319,500	29,009,500	27,699,500	26,389,500	25,079,500

Total Assets	$41,863,185	$42,370,414	$42,304,859	$40,291,467	$38,842,385

Current Liabilities
Accounts Payable	$2,737,939	$3,300,000	$3,300,000	$2,640,000	$2,640,000
Accrued Expenses	—	150,000	150,000	150,000	150,000
Property Taxes	468,244	468,244	468,244	468,244	468,244
Notes Payable (Insurance & Trucks)	24,394	(0)	(0)	(0)	(0)

Total Current Liabilities	3,230,577	3,918,244	3,918,244	3,258,244	3,258,244

Debt Instruments
Washington State Bank	3,297,576	2,437,260	1,525,324	558,673	(0)
New Senior Debentures	27,007,890	24,292,448	21,410,377	18,351,452	15,104,820
New Junior Debentures	8,067,284	8,067,284	8,067,284	8,067,284	8,067,284
AP	600,000	200,000	—	—	—
Octane Funding	2,279,720	2,279,720	2,279,720	2,279,720	2,279,720

Total Debt	41,252,470	37,276,712	33,282,705	29,257,129	25,451,824

Shareholders’ Equity
Member Equity	(2,619,862)	1,175,458	5,103,910	7,776,094	10,132,317
Restricted	—	—	—	—	—

Total Net Assets	(2,619,862)	1,175,458	5,103,910	7,776,094	10,132,317

Total Liabilities & Equity	$41,863,185	$42,370,414	$42,304,859	$40,291,466	$38,842,384

	0	0	0	0	0

Exhibit 3 / Projections 5

O Leasing, LLC and Performance Drilling, LLC

Debtors-In-Possession

Case No.’s 10-01851 & 10-01852

Pro Forma Financial Statements

	Year	Year	Year	Year	Year	Year
	5	6	7	8	9	10
BALANCE SHEETS
Current Assets
Cash	$2,000,000	$2,000,000	$2,000,000	$2,000,000	$4,060,803	$7,805,200
Excess Cash	$4,951,872	$5,231,747	$2,837,346	$2,350,049	$2,016,821	$—
Debt Service Escrow Account	$2,000,000	$2,000,000	$2,000,000
Restricted Cash-WSB	—	—	—	—	—	—
Accounts Receivable, Net	3,873,375	3,873,375	3,873,375	3,873,375	3,873,375	3,873,375
Inventories	350,000	350,000	350,000	350,000	350,000	350,000
Prepaid & Other Current	949,978	949,978	949,978	949,978	949,978	949,978

Total Current Assets	14,125,225	14,405,101	12,010,699	9,523,403	11,250,978	12,978,553

Drilling Rigs and Related Equipment, Net	23,229,000	21,879,000	20,529,000	19,179,000	17,829,000	16,479,000
Other Assets, Net	540,500	580,500	620,500	660,500	700,500	740,500

Total Noncurrent Assets	23,769,500	22,459,500	21,149,500	19,839,500	18,529,500	17,219,500

Total Assets	$37,894,725	$36,864,601	$33,160,199	$29,362,903	$29,780,478	$30,198,053

Current Liabilities
Accounts Payable	$2,640,000	$2,640,000	$2,640,000	$2,640,000	$2,640,000	$2,640,000
Accrued Expenses	150,000	150,000	150,000	150,000	150,000	150,000
Property Taxes	468,244	468,244	468,244	468,244	468,244	468,244
Notes Payable (Insurance & Trucks)	(0)	(0)	(0)	(0)	(0)	(0)

Total Current Liabilities	3,258,244	3,258,244	3,258,244	3,258,244	3,258,244	3,258,244

Debt Instruments
Washington State Bank	(0)
New Senior Debentures	11,658,963	8,001,656	4,119,924	—	—	—
New Junior Debentures	8,067,284	8,067,284	6,050,463	4,033,642	2,016,821	—
AP	—	—	—	—	—	—
Octane Funding	2,279,720	2,279,720	1,709,790	1,139,860	569,930	—

Total Debt	22,005,967	18,348,660	11,880,177	5,173,502	2,586,751	—

Shareholders’ Equity
Member Equity	12,630,515	15,257,697	18,021,778	20,931,157	23,935,483	26,939,809
Restricted	—	—	—	—	—	—

Total Net Assets	12,630,515	15,257,697	18,021,778	20,931,157	23,935,483	26,939,809

Total Liabilities & Equity	$37,894,725	$36,864,601	$33,160,199	$29,362,903	$29,780,478	$30,198,053

	0	(0)	(0)	(0)	(0)	(0)

Exhibit 3 / Projections 6

O Leasing, LLC and Performance Drilling, LLC

Debtors-In-Possession

Case No.’s 10-01851 & 10-01852

Pro Forma Financial Statements

	Year	Year	Year	Year	Year
	1	2	3	4	5
STATEMENTS OF CASH FLOWS
Operating Activities
Net Income	$3,795,320	$3,928,452	$2,672,184	$2,356,223	$2,498,198
Depreciation & Amortization	2,600,000	2,600,000	2,600,000	2,600,000	2,600,000
Accounts Receivable	81,758	—	1,668,400	258,225	—
Inventory	118,665
Prepaid and Other	121,000	—	—	—	—
Accounts Payable	562,061	—	(660,000)	—	—
Accrued Expenses	150,000	—	—	—	—
Sales Tax Payable	—	—	—	—	—
Amortized OID Interest	—	—	—	—	—
	—	—	—	—	—

Net Cash Flows from Operating Activities	7,428,804	6,528,452	6,280,584	5,214,448	5,098,198

Investing Activities
Decrease in Restricted Cash-WSB	—	—	—	540,000	—
(Increase) Decrease in Excess Cash	(138,652)	(1,244,445)	(965,007)	(659,143)	(362,341)
(Increase) Decrease in Debt Service Escrow	(2,000,000)
Transportation and Other Equipment	(40,000)	(40,000)	(40,000)	(40,000)	(40,000)
Drilling Equipment	(1,250,000)	(1,250,000)	(1,250,000)	(1,250,000)	(1,250,000)

Net Cash Flows from Investing Activities	(3,428,652)	(2,534,445)	(2,255,007)	(1,409,143)	(1,652,341)

Financing Activities
Note Payable-Trucks	(24,394)			—	—
Note Payable-Insurance	—	—	—	—	—
WSB	(860,316)	(911,935)	(966,652)	(558,673)	—
Note Payable- New Senior Debentures	(2,715,442)	(2,882,071)	(3,058,925)	(3,246,632)	(3,445,857)
Note Payable- New Junior Debentures	—	—	—	—	—
Note Payable Octane	—	—	—	—	—
Note Payable Accounts Payable/Accruals	(400,000)	(200,000)	—	—	—

Net Cash Flows from Financing Activities	(4,000,152)	(3,994,006)	(4,025,577)	(3,805,305)	(3,445,857)

Net Change in Cash	(0)	0	0	(0)	(0)

Beginning Cash	2,000,000	2,000,000	2,000,000	2,000,000	2,000,000

Ending Cash	$2,000,000	$2,000,000	$2,000,000	$2,000,000	$2,000,000

Exhibit 3 / Projections 7

O Leasing, LLC and Performance Drilling, LLC

Debtors-In-Possession

Case No.’s 10-01851 & 10-01852

Pro Forma Financial Statements

	Year	Year	Year	Year	Year
	6	7	8	9	10
STATEMENTS OF CASH FLOWS
Operating Activities
Net Income	$2,627,182	$2,764,081	$2,909,379	$3,004,326	$3,004,326
Depreciation & Amortization	2,600,000	2,600,000	2,600,000	2,600,000	2,600,000
Accounts Receivable	—	—	—	—	—
Inventory
Prepaid and Other	—	—	—	—	—
Accounts Payable	—	—	—	—	—
Accrued Expenses	—	—	—	—	—
Sales Tax Payable	—	—	—	—	—
Amortized OID Interest	—	—	—	—	—
	—	—	—	—	—

Net Cash Flows from Operating Activities	5,227,182	5,364,081	5,509,379	5,604,326	5,604,326

Investing Activities
Decrease in Restricted Cash-WSB	—	—	—	—	—
(Increase) Decrease in Excess Cash	(279,875)	2,394,401	487,297	333,228	2,016,821
(Increase) Decrease in Debt Service Escrow			2,000,000
Transportation and Other Equipment	(40,000)	(40,000)	(40,000)	(40,000)	(40,000)
Drilling Equipment	(1,250,000)	(1,250,000)	(1,250,000)	(1,250,000)	(1,250,000)

Net Cash Flows from Investing Activities	(1,569,875)	1,104,401	1,197,297	(956,772)	726,821

Financing Activities
Note Payable-Trucks	—	—	—	—	—
Note Payable- Insurance	—	—	—	—	—
WSB	—	—	—	—	—
Note Payable- New Senior Debentures	(3,657,307)	(3,881,732)	(4,119,924)
Note Payable- New Junior Debentures	—	(2,016,821)	(2,016,821)	(2,016,821)	(2,016,821)
Note Payable Octane	—	(569,930)	(569,930)	(569,930)	(569,930)
Note Payable Accounts Payable/Accruals	—	—	—	—	—

Net Cash Flows from Financing Activities	(3,657,307)	(6,468,483)	(6,706,675)	(2,586,751)	(2,586,751)

Net Change in Cash	0	(1)	1	2,060,803	3,744,396

Beginning Cash	2,000,000	2,000,000	2,000,000	2,000,000	4,060,803

Ending Cash	$2,000,000	$2,000,000	$2,000,000	$4,060,803	$7,805,200

Exhibit 3 / Projections 8

O & G Leasing, LLC and Performance Drilling Debtors In Possession

Cases 10-01851 and 10-01852

AMORTIZATION SCHEDULES

Washington State Bank

	Interest Rate	6.00%
	Period 1	Period 2	Period 3	Period 4	Period 5	Period 6	Period 7	Period 8	Period 9	Period 10
Beginning Balance	3,297,576	2,437,260	1,525,324	558,673	(0)	(0)	(0)	(0)	(0)	(0)
Interest	197,855	146,236	91,519	33,520	(0)	(0)	(0)	(0)	(0)	(0)
Principal	860,316	911,935	966,652	558,673					—	—
Payment	1,058,171	1,058,171	1,058,171	592,193	(0)	(0)	(0)	(0)	(0)	(0)

Ending Balance	2,437,260	1,525,324	558,673	(0)	(0)	(0)	(0)	(0)	(0)	(0)

New Senior Debentures
	Interest Rate	6.00%
	Period 1	Period 2	Period 3	Period 4	Period 5	Period 6	Period 7	Period 8	Period 9	Period 10
Beginning Balance	27,007,890	24,292,448	21,410,377	18,351,452	15,104,820	11,658,963	8,001,656	4,119,924	—	—
Interest	1,560,134	1,393,505	1,216,651	1,028,944	829,719	618,269	393,844	155,652	—	—
Principal	2,715,442	2,882,071	3,058,925	3,246,632	3,445,857	3,657,307	3,881,732	4,119,924
Payment	4,275,576	4,275,576	4,275,576	4,275,576	4,275,576	4,275,576	4,275,576	4,275,576

Ending Balance	24,292,448	21,410,377	18,351,452	15,104,820	11,658,963	8,001,656	4,119,924	—	—	—

New Junior Debentures
	Interest Rate	0.00%
	Period 1	Period 2	Period 3	Period 4	Period 5	Period 6	Period 7	Period 8	Period 9	Period 10
Beginning Balance	8,067,284	8,067,284	8,067,284	8,067,284	8,067,284	8,067,284	8,067,284	6,050,463	4,033,642	2,016,821
Interest	—	—	—	—	—	—	—	—	—	—
Principal	—	—	—	—	—	—	2,016,821	2,016,821	2,016,821	2,016,821
Payment	—	—	—	—	—	—	2,016,821	2,016,821	2,016,821	2,016,821

Ending Balance	8,067,284	8,067,284	8,067,284	8,067,284	8,067,284	8,067,284	6,050,463	4,033,642	2,016,821	—

General Unsecured Oblig.
	Interest Rate	0.00%
	Period 1	Period 2	Period 3	Period 4	Period 5	Period 6	Period 7	Period 8	Period 9	Period 10
Beginning Balance	600,000	400,000	200,000	—	—	—	—	—	—	—
Interest	—	—	—	—	—	—	—	—	—	—
Principal	200,000	200,000	200,000		—	—	—	—	—	—
Payment	200,000	200,000	200,000		—	—	—	—	—	—

Ending Balance	400,000	200,000	—	—	—	—	—	—	—	—

Octane
	Interest Rate	0.00%
	Period 1	Period 2	Period 3	Period 4	Period 5	Period 6	Period 7	Period 8	Period 9	Period 10
Beginning Balance	2,279,720	2,279,720	2,279,720	2,279,720	2,279,720	2,279,720	2,279,720	1,709,790	1,139,860	569,930
Interest
Principal	—	—	—	—	—	—	569,930	569,930	569,930	569,930
Payment	—	—	—	—	—	—	569,930	569,930	569,930	569,930

Ending Balance	2,279,720	2,279,720	2,279,720	2,279,720	2,279,720	2,279,720	1,709,790	1,139,860	569,930	—

Exhibit 3 / Projections 9

O & G Leasing, LLC and Performance Drilling Debtors In Possession

Cases 10-01851 and 10-01852

Projected Opening Balance Sheet

8/31/2012

Assets		8/31/2012	Adjustments	Adj BS			1/1/2013
Cash		$982,284	$1,017,716	$2,000,000			$2,000,000
Restricted Cash			$1,582,284	$1,582,284			$1,582,284
Restricted Cash - WSB		550,311	(10,311)	540,000			$540,000
Trade AR		5,881,758		5,881,758		100%	5,881,758
Other Current Assets
Prepaid Ins	$11,453		(11,453)	(0)		100%	(0)
Prepaid Other	103,583		(103,583)	—		0%	—
Warehouse Inv	468,665		—	468,665		100%	468,665
Prepaid DGFI	71,975		(71,975)	—		0%	—
AR DGH	9,054		(9,054)	(0)		0%	—
A/R COBRA	(5,954)			(5,954)		100%	(5,954)
A/R Sales Tax	186,811		(186,811)	(0)
Deposits	429,742			429,742		100%	429,742
A/R Zenergy	647,191			647,191		100%	647,191

		1,922,519	(382,876)	1,539,643			1,539,643
Property
Drilling Equipment		42,189,920	(15,990,920)	26,199,000	1		26,199,000
Accumulated Dep. Drilling Eq.		(11,393,338)	11,393,338	(0)
Drilling Equipment/WSB		7,389,012	(3,909,012)	3,480,000	1		3,480,000
Accumulated Dep. Drill. Eq./WSB		(2,617,260)	2,617,260	0
Other Drilling Equipment			300,000	300,000			300,000
Transportation		475,216	(140,216)	335,000			335,000
Office		37,607	(32,107)	5,500			5,500
Accumulated Dep. Other		(435,035)	435,035	(0)

		35,646,122	(5,326,622)	30,319,500			30,319,500
Other Assets
Debt Issuance/OID		480,267	(480,267)	—			—
Intangibles		—		—			—

Total Assets		$45,463,261	$(3,600,076)	$41,863,185			$41,863,185

Exhibit 3 / Projections 10

O & G Leasing, LLC and Performance Drilling Debtors In Possession

Cases 10-01851 and 10-01852

8/31/2012

Liabilities	8/31/2012	Adjustments	Adj BS	1/1/2013
Admin Claims	$85,734	$414,266	$500,000	$500,000
Prepetition Taxes			—	—
Prepetition Tax Accrual			—
Prepetition A/P	395,491	204,509	600,000	600,000
Prepetition Accruals			—	—

	481,225	618,775	1,100,000	1,100,000
Post Petition AP	2,237,939		2,237,939	2,237,939
Accrued Taxes	1,095,561	(627,317)	468,244	468,244

	3,333,500	(627,317)	2,706,183	2,706,183
NP Trucks
Tahoe	10,687	(2,400)	8,287	8,287
Yukon	18,507	(2,400)	16,107	16,107

	29,194	(4,800)	24,394	24,394
NP Insurance	—		—	—
WSB	3,679,576	(382,000)	3,297,576	3,297,576
Sajac	289,457	(289,457)	0	—
Octane	2,279,720		2,279,720	2,279,720
Octane II	1,828,380	(1,828,380)	—	—
BH
Senior	28,361,238	11,652	28,372,890	28,372,890
Payments	(1,183,000)	(182,000)	(1,365,000)	(1,365,000)
Junior	8,605,564	46,720	8,652,284	8,652,284
Payments	(507,000)	(78,000)	(585,000)	(585,000)

	35,276,802	(201,628)	35,075,174	35,075,174

Total Liabilities	47,197,854	(2,714,807)	44,483,047	44,483,047
Owners Equity	(1,733,903)	(885,959)	(2,619,862)	(2,619,862)

Total Equity	(1,733,903)	(885,959)	(2,619,862)	(2,619,862)

Total Liabilities and Equity	$45,463,951	$(3,600,766)	$41,863,185	$41,863,185

1 value based on appraisal

Exhibit 3 / Projections 11

O&G LEASING, LLC

Weekly Cash Budget

		1	2	3	4	5	6	7	8	9	10	11	12	13
	Budgets End.	WEEK ENDED	WEEK ENDED	WEEK ENDED	WEEK ENDED	WEEK ENDED	WEEK ENDED	WEEK ENDED	WEEK ENDED	WEEK ENDED	WEEK ENDED	WEEK ENDED	WEEK ENDED	WEEK ENDED
	30-Nov-12	7-Dec-12	14-Dec-12	21-Dec-12	28-Dec-12	4-Jan-13	11-Jan-13	18-Jan-13	25-Jan-13	1-Feb-13	8-Feb-13	15-Feb-13	22-Feb-13	1-Mar-13	Total
Beginning Balance	$691,198	$3,528,127	$4,470,227	$3,467,527	$3,557,327	$2,892,127	$3,308,677	$3,128,977	$3,573,777	$3,478,577	$3,291,127	$2,953,927	$3,378,227	$3,368,027	$691,198
Cash by Source:
Operations	65,259,072	1,180,000	392,000	235,000	—	678,000	940,000	590,000	600,000	512,000	400,000	952,000	655,000	980,000	73,373,072
Top Drive Rental	2,279,940														2,279,940
Footage Contracts	8,957,396														8,957,396
Rig Mob/Demob	165,000														165,000
(B) Rig 22 Correction
Forklift Rental/Third Party	452,380	—	—	—	—	—	—	—	—	—	—	—	—	—	452,380

Total Cash In-Flows	76,013,788	1,180,000	392,000	235,000	—	678,000	940,000	590,000	600,000	512,000	400,000	952,000	655,000	980,000	84,127,788
	—														—
Disbursements:	—														—
Net Payroll Rigs	14,862,330		270,000	—	270,000	—	270,000	—	270,000	—	270,000	—	270,000	—	16,482,330
(A) Net Payroll G & A	2,938,579		37,000		37,000	—	37,000	—	37,000	—	37,000	—	37,000	—	3,160,579
Net Payroll Shop	968,963		15,000	—	15,000	—	15,000	—	15,000	—	15,000	—	15,000	—	1,058,963
Per DEIM	3,530,350		65,000	—	65,000	—	65,000	—	65,000	—	65,000	—	65,000	—	3,920,350
Federal Income Taxes	3,127,408		56,000	—	56,000	—	56,000	—	56,000	—	56,000	—	56,000	—	3,463,408
State Income Taxes	989,490		14,500	—	14,500	—	14,500	—	14,500	—	14,500	—	14,500	—	1,076,490
FICA Taxes	3,167,270		50,000	—	50,000	—	50,000	—	50,000	—	50,000	—	50,000	—	3,467,270
FUTA	68,209		500	—	500	—	500	—	500	—	500	—	500	—	71,209
SUTA	233,547		3,000	—	3,000	—	3,000	—	3,000	—	3,000	—	3,000	—	251,547
Employee Health Insurance	1,752,831	58,000				58,000				58,000	—			58,000	1,984,831
Employee Dental/Other Insurance	255,550	20,000				20,000				20,000	—			20,000	335,550
Child Support	427,357		9,000		9,000		9,000	—	9,000	—	9,000	—	9,000	—	481,357
Shop Lease	150,000	5,000				5,000				5,000				5,000	170,000
Shop Utilities	76,203	3,000				3,000				3,000				3,000	88,203
Lodging	10,080	—				—				—					10,080
Uniforms	68,529	5,300				5,300				5,300				5,300	89,729
Copier Lease	1,437														1,437
Mobile Phones	36,087														36,087
Other	5,628														5,628
Truck Leases	193,000														193,000
Fork Lift Rent	198,000														198,000
Dell Group Management Fees	1,170,000														1,170,000
Insurance Liability, Property and Workers Comp.	3,061,200		85,000				85,000					85,000			3,316,200
Property Taxes	1,472,018									438,000					1,910,018
Legal Fees	612,000		2,000				2,000					2,000			618,000
Office Supplies	178,200		5,500				5,500					5,500			194,700
Dues and Publications	34,800	1,400				1,400				1,400				1,400	40,400
(C) Automobile Operating Costs	1,331,694	10,500	10,500	10,500	10,500	22,500	10,500	10,500	10,500	22,500	10,500	10,500	10,500	22,500	1,504,194
Phones	201,450					7,000				7,000	—			7,000	222,450
Bank Fees	11,685					50				50	—			50	11,835
(C) Travel	573,888	6,000	6,000	6,000	6,000	6,000	6,000	6,000	6,000	6,000	6,000	6,000	6,000	6,000	651,888
(C) Rig Operating Rental Equipment	1,053,549	14,000	14,000	14,000	14,000	14,000	14,000	14,000	14,000	14,000	14,000	14,000	14,000	14,000	1,235,549
(C) Rig Safety and Training Costs	308,249	3,700	3,700	3,700	3,700	3,700	3,700	3,700	3,700	3,700	3,700	3,700	3,700	3,700	356,349
(C) Rig Operating Maintenance	3,709,600	35,000	35,000	35,000	35,000	35,000	35,000	35,000	35,000	35,000	35,000	35,000	35,000	35,000	4,164,600
(C) Rig Operating Drilling Supplies	3,870,400	37,000	37,000	37,000	37,000	37,000	37,000	37,000	37,000	37,000	37,000	37,000	37,000	37,000	4,351,400
(C) Stack Lease	763,283	7,000	7,000	7,000	7,000	7,000	7,000	7,000	7,000	7,000	7,000	7,000	7,000	7,000	854,283
(C) Top Drive Lease	3,542,140		275,000				—								3,817,140
Rental Drill String	455,000	7,000	7,000	7,000	7,000	7,000	7,000	7,000	7,000	7,000	7,000	7,000	7,000	7,000	546,000
(C) Rig Improvements and Capital Exp.	2,901,500	25,000	25,000	25,000	25,000	25,000	25,000	25,000	25,000	25,000	25,000	25,000	25,000	25,000	3,226,500
Rig Mob/Demob	125,000														125,000
(D) Legal and Professional Fees (Ch. 11)	2,736,378		200,000				200,000					200,000			3,336,378
Sales Tax	727,000		25,000				25,000					25,000			802,000
US Trustee	190,000								30,000						220,000
Appraisal Fees	21,000														21,000
Debt Service/ Reserve	1,885,000		65,000				65,000					65,000			2,080,000
Footage Contract Costs	3,495,000														3,495,000
Texas Shop	102,000					2,000				2,000				2,000	108,000
Texas Utilities	36,000					1,500				1,500				1,500	40,500
Texas Office	24,000					1,000				1,000				1,000	27,000
Debt Service WSB	1,168,975		72,000				72,000				72,000				1,384,975
Turnkey Expense (Casing, Mud, Bits...)	610,000														610,000
Drill Stem	1,020,000														1,020,000
Pumps/Tanks/Drive	2,725,000														2,725,000
Reclass	—														—
	—														—

Total Disbursements	73,176,858	237,900	1,394,700	145,200	665,200	261,450	1,119,700	145,200	695,200	699,450	737,200	527,700	665,200	261,450	80,732,408

Net Weekly Cash Flow	2,836,929	942,100	(1,002,700)	89,800	(665,200)	416,550	(179,700)	444,800	(95,200)	(187,450)	(337,200)	424,300	(10,200)	718,550	3,395,379

Ending Balance	$3,528,127	$4,470,227	$3,467,527	$3,557,327	$2,892,127	$3,308,677	$3,128,977	$3,573,777	$3,478,577	$3,291,127	$2,953,927	$3,378,227	$3,368,027	$4,086,577	$4,086,577

Number of Rigs Running			5.00	5.00	5.00	5.00	5.00	5.00	5.00	5.00	5.00	5.00	5.00	5.00

(A)	Amounts include $18,500 paid to DGFI monthly and budgeted bi-weekly
(B)	Adjustment for additional time required on footage well and rig inspection
(C)	Costs spread weekly as they are incurred periodically during the month. Base calculation driven from a historical per day costs Actual payments are at various times based upon terms of invoices
(D)	Attorney fees spread monthly but will be paid after application, notice and hearing. GCP will be paid monthly per approved order

Exhibit 3 / Projections 12

Exhibit 4 to Second Amended Disclosure Statement to Debtors’ Second Amended Plan of Reorganization

Assumptions

Exhibit 4

Exhibit 4

Assumptions accompanying Projections

A.	Revenues.

i.	Beginning day rates are at current contract rates for the respective rigs.

ii.	Day rates for Years 2 forward are projected to remain constant.

iii.	Rig Utilization assumes current utilization remains constant for Years 1 and 2 (95%), but thereafter is reduced to 80% in Year 3 and 75% thereafter to align longer-term projections with historical averages and allow for mobilization, maintenance and repairs, other down time and to allow a contingency for economic unknowns.

B.	Direct Drilling Costs.

i.	Labor Costs are based upon present rates and remain constant; the decrease in labor costs in and after Year 3 is the result of the commensurate projected decrease in utilization.

ii.	Labor Burden is established upon historical costs based on a per rig, per day basis and includes but is not limited to employer payroll taxes, employee benefits, employee per diem and workers compensation insurance.

iii.	Repairs/Supplies/Shop/Safety costs includes but is not limited to the costs of routine repairs, maintenance and supplies.

iv.	Insurance includes property and casualty coverage, general liability, umbrella and motor vehicle insurance costs.

v.	Rental Equipment includes the cost of renting various equipment from third parties necessary for drilling operations.

vi.	Property Tax includes ad valorem assessments by various local and state taxing authorities.

C.	Gross Profit (revenues less cost of goods sold/direct drilling costs). Gross profits are projected, as a percentage of revenues, to average 39% for Years 1 and 2, 38% for Year 3 and 37% thereafter.

D.	Sales & Marketing and General & Administrative Expenses (“SG&A”). SG&A as a percent of total revenues is expected to average 6% for years 1 and 2, 7% for year 3 and 8% thereafter. The increase in SG&A as a percentage of revenue results directly from the decrease in projected utilization as a percentage of overall revenue and not due to increases in actual SG&A costs. These costs include the cost of sales, marketing, management, litigation expense and other indirect costs. SG&A expenses reflect the cost reductions resulting from the resignation of Dell Group Holdings, LLC and the in-house assumption of the executive, financial and other managerial oversight previously provided by Dell Group Holdings, LLC.

Assumptions – Page 1

E.	EBITDA. EBITDA is defined for purposes of the Projections as earnings before interest expense, income tax provision, depreciation and amortization. EBITDA is presented because it is generally accepted as providing useful information regarding a company’s ability to service and/or incur debt. EBITDA should not be considered in isolation from or as a substitute for net income, cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. EBITDA as a percent of total revenues is expected to average 29 to 32%.

F.	Interest Expense. Interest expense has been calculated based upon the rates and other provisions contained in the Plan.

G.	Income Taxes. The Projections assume the average combined federal, state and local income tax rate is estimated at 39%.

H.	Investing Activities Drilling Equipment. These cash outflows consist of the estimated annual average for large maintenance costs, fixed asset purchases, environmental, and other capital expenditures. The Projections assume a level of capital expenditures that can be supported by the capital structure and forecasted operating results.

I.	Restricted Cash. These are amounts either projected to be accumulated in the Debt Service Escrow Account or that are currently held with Washington State Bank. These funds are comprised of Excess Cash and are in addition to the installment payments to made under the Plan.

J.	Amortization Schedule. The Amortization Schedule provides for a straight-line amortization of the indebtedness owed to WSB and to Holders of New Debentures. No provision is made for early retirement of New Debentures under the Debenture Retirement Program.

K.	Statements of Cash Flows. This reflects the cumulative flow of Cash on an annual basis, in accordance with the Budget. The Company projects to retain at all times (as shown in the Ending Cash line item) $2,000,000 in Cash for operating capital sufficient to address cash flow fluctuations primarily due to uncertainties and delays in collection of accounts receivable.

Assumptions – Page 2

L.	Opening Balance Sheet. This reflects the projected Balance Sheet on an Effective Date of December 31, 2012, although the Effective Date will certainly occur on a later date. The Company has established a book value as of the Effective Date that is equal to the “Fair Market Value” according to Hadco International’s appraised values. While these values are not consistent with the Debtors’ beliefs as to the “replacement value” required for confirmation purposes and that are otherwise the appropriate values for the Drilling Rigs as of the Effective Date, the use of “Fair Market Value” presents a more favorable cash flow for the Reorganized Debtors due to greater depreciable asset values. The opening equity value of the Company is in excess of $<2,600,000> (negative equity) number that, if instead was calculated using the “replacement value” of the Drilling Rigs, would produce a substantially greater negative equity value.

Assumptions – Page 3

Exhibit 5 to Second Amended Disclosure Statement to Debtors’ Second Amended Plan of Reorganization

Liquidation Analysis

Exhibit 5

O&G

Liquidation

	Book Value as of March 31, 2012	Hypothetical Percentage Recovery	Estimated Liquidation Value High Estimate		Estimated Liquidation Value Low Estimate
Asset Analysis O&G

Cash and Cash Equivalents	$1,864,974	100%	$1,864,974	100%	$1,864,974
Restricted Cash - WSB	$535,065	100%	$535,065	100%	$535,065
Accounts Receivable	$5,812,979	50%	$2,906,490	30%	$1,743,894
Prepaid Insurance and Other	$504,155	0%	$—	0%	$—
Warehouse Inventory	$352,132	20%	$70,426	10%	$35,213
Deposits	$230,097	0%	$—	0%	$—
Other Receivables	$726,445	0%	$—	0%	$—
Other Company Property	$152,698	50%	$76,349	25%	$38,175

Total Current Assets	$10,178,545		$5,453,304		$4,217,320

		HADCO		M.E.L.
		Forced		Forced
Drilling Rigs	$35,416,453	Liquidation	$19,998,000	Liquidation	$11,915,900
		Value		Value

Ad Valorem Taxes on Drilling Rigs			$(1,014,863)		$(1,014,863)
Cost of Disposition	Included in Appraised Figures		$—	6.5% of Value	$(777,015)

			$24,436,441		$14,341,343
Other Secured Claims

Secured Truck Notes- Total note is $39,564 -Net BKV			$2,443		$2,443
Credit Card Secured by CD			$199,003		$199,003

			$201,446		$201,446

SUBTOTAL			$24,234,995		$14,139,897
Admin Claims
Admin. Claims for Professionals			$200,000		$200,000
Post Petition Trade Payables			$3,195,381		$3,195,381
Post Petition Taxes Payable			$12,455		$12,455

			$3,407,836		$3,407,836

NET PROCEEDS AVAILABLE FOR DISTRIBUTION			$20,827,159		$10,732,061

Exhibit 5 / Liquidation Analysis

Exhibit 6 to Second Amended Disclosure Statement to Debtors’ Second Amended Plan of Reorganization

Order Approving Employment of Voting Agent and Solicitation Procedures

[Dkt # 565]

Exhibit 6

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF MISSISSIPPI

)
In re:	)
)
O&G LEASING, LLC, et al.	)	Case No. 10-01851 EE
	)	Chapter 11
Debtors.	)	Jointly Administered
)

ORDER APPROVING EMPLOYMENT OF VOTING AGENT AND

SOLICITATION PROCEDURES

THIS CAUSE came before the Court on the Motion to Approve Employment of Voting Agent and Solicitation Procedures [Dkt #409] (the “Motion”) filed by the above captioned debtors and debtors-in-possession (“Debtors”) in these jointly administered reorganization cases in aid of the solicitation process to be undertaken in connection with solicitation of acceptances of plans of reorganization in these jointly administered cases. The Court, having considered the Motion, makes the following findings of fact and conclusions of law:

The Motion was duly noticed to all creditors and interested parties in accordance with all applicable Bankruptcy Rules

The Debtors filed their Plan of Reorganization [Dkt #407] and an accompanying Disclosure Statement [Dkt #408] (the “Disclosure Statement”) for which approval is being sought pursuant to § 1125 of the Bankruptcy Code. First Security Bank, as Trustee, filed its Indenture Trustee’s Chapter 11 Plan [Dkt #423] and an accompanying Disclosure Statement for Its Chapter 11 Plan [Dkt #425] for which approval is also being sought pursuant to § 1125 of the Bankruptcy Code.

Employment by the estate of BMC Group, Inc. (“BMC”) will ensure that the solicitation processes in connection with the aforementioned Chapter 11 plans (and modifications, amendments or substitutions thereof) in these cases is performed correctly, accurately and expediently and will ensure that solicitation in these cases is handled in the most effective and efficient manner.

1

Employment and retention of BMC, nunc pro tunc, pursuant to the terms of the retention agreement dated as of May 4, 2011 (the “BMC Agreement”), a copy of which is annexed as Exhibit “A” to the Motion, is fair and reasonable.

Based upon the Declaration of Tinamarie Fiel, BMC (a) is a “disinterested person” within the meaning of § 101(14) of the Bankruptcy Code, and (b) does not hold or represent an interest adverse to the Debtors’ estates.

Establishment of a record date and of procedures for solicitation of votes and tabulation of ballots will aid and assist plan proponents in connection with the process of soliciting votes on their plans, and the proposals contained in the Motion for establishment of such procedures are appropriate and should be approved as set forth below.

NOW, THEREFORE, based on the foregoing, it is, therefore,

ORDERED that the Motion is hereby granted in full. It is further

ORDERED that the Debtors are authorized to employ BMC on behalf of the estates to assist and administer the process of solicitation and tabulation of votes, noticing and such other related administrative services in these cases as may be requested of and agreed to by BMC, all in accordance with the BMC Agreement the terms of which are also hereby approved. It is further

ORDERED that the Debtors may pay BMC’s charges and expense reimbursements in the ordinary course of business without further notice or order from the Court. It is further

2

ORDERED that the form Ballots attached to the Motion as Exhibit “B” are approved for use by the Debtors in solicitation of votes on their Plan, subject to modifications as to form as may be necessary to conform to any changes in the Debtors’ Plan. It is further

ORDERED that the Solicitation Procedures described in the Motion, including the Debentures Solicitation Procedures contained in Exhibit “D” to the Motion and also attached hereto and incorporated herein by reference, are approved in full and shall apply to any plan filed and for which votes are solicited in these cases. It is further

ORDERED that the Tabulation Rules defined and set forth in ¶¶ 26 and 27 of the Motion are approved in full and shall apply to the tabulation of votes on any plan filed and for which votes are solicited in these cases. It is further

ORDERED that if any creditor or interested party seeks different treatment of its Claim or Interest for voting purposes, other than in accordance with the Tabulation Rules, such party shall file a motion, pursuant to Bankruptcy Rule 3018(a), for an order temporarily allowing such Claim or Interest in a different amount or classification for purposes of voting to accept or reject the Plan (a “Rule 3018 Motion”) and serve such motion on counsel for any plan proponent so that it is received by the later of (x) ten (10) days prior to the date established by which votes on the Plan must be received (the “Voting Deadline”) or (y) ten (10) days after the date of service of a notice of objection, if any, to the applicable Claim or Interest. Any Ballot submitted by a claimant that files a Rule 3018 Motion will be counted solely in accordance with the Tabulation Rules unless the underlying Claim or Interest is temporarily allowed by order of the Court for voting purposes in a different amount and/or classification, after notice and a hearing. It is further

3

ORDERED that the court will establish by separate Order, in accordance with Bankruptcy Rule 3017(d), a record date for determining the holders of 2009 Debentures entitled to receive Solicitation Packages and to vote on any plan (the “Record Date”), that is at least seven (7) days prior to the date that such Solicitation Packages are to be distributed. It is further

ORDERED that a true and correct copy of the Motion and this Order shall be included in and made a part of the Solicitation Packages of any plan for which votes are solicited in these cases.

Order submitted by:

Douglas C. Noble, MS Bar No. 10526

McCraney, Montagnet & Quin, PLLC

602 Steed Road • Suite 200

Ridgeland, Mississippi 39157

Telephone: (601) 707-5725

Facsimile: (601) 510-2939

Email: dnoble@mmqlaw.com

www.mmqlaw.com

4

EXHIBIT “D”

Debentures Solicitation Procedures

1. BMC will cause a Solicitation Package or Packages to be mailed by first class mail, postage prepaid, to (i) each Individual Holder, and (ii) each Master Ballot Agent for distribution to Beneficial Owners as of the Record Date, in the manner described below.

2. Pursuant to Bankruptcy Rules 1007(i) and 3017(e), to permit such mailing and facilitate the transmittal of Solicitation Packages to Individual Holders and Beneficial Owners of Debentures, First Security Bank of Searcy, Arkansas, solely in its capacity as indenture trustee for the Debentures, will be required to provide the following documents to BMC within three (3) business days after the Record Date: (i) a list in appropriate electronic or other format agreed to by BMC containing the names, addresses and holdings of the respective Individual Holders of Debentures as of the Record Date (a “Record Holder Register”); and (ii) a list in appropriate electronic or other format agreed to by the Debtors containing the names and addresses of the applicable Master Ballot Agents and, for each Master Ballot Agent, the aggregate holdings of the Beneficial Owners of Debentures for whom such Master Ballot Agent provides services (the “Master Ballot Agent Register”). First Security Bank shall cooperate fully with BMC in this process and in substantiating the validity and accuracy of the Record Holder Register and the Master Ballot Agent Register, as applicable.

3. Not less than twenty eight (28) days prior to the objection deadline for confirmation of the Plan, BMC will send each Individual Holder a Solicitation Package containing the appropriate Individual Ballot. The Individual Ballot must be completed and returned to BMC so that it is received prior to the Voting Deadline.

4. Upon receipt of the Master Ballot Agent Registers, BMC will (i) contact each Master Ballot Agent to determine the number of Solicitation Packages needed by the Master Ballot Agent for distribution to the applicable Beneficial Owners for whom the Master Ballot Agent performs services and (ii) deliver to each Master Ballot Agent a Master Ballot and the requisite number of Solicitation Packages with the appropriate Individual Ballots.

5. The Master Ballot Agents will be required to distribute the Solicitation Packages they receive as promptly as possible to the Beneficial Owners for whom they provide services. In particular, to obtain the votes of the Beneficial Owners, the Master Ballot Agents will include as part of each Solicitation Package sent to a Beneficial Owner an Individual Ballot and a return envelope provided by and addressed to the Master Ballot Agent. The Beneficial Owners then must return the Individual Ballots to the Master Ballot Agent in the manner and by the deadline directed by the Master Ballot Agent in the instructions accompanying the Individual Ballots. Upon receipt of the completed Individual Ballots from the Beneficial Owners, the Master Ballot Agent will summarize the votes of its respective Beneficial Owners on a Master Ballot in accordance with the instructions attached to the Master Ballot. See Ballots 2C and 5C attached as part of Exhibit B. The Master Ballot Agent must return the Master Ballot to BMC so that it is actually received prior to the Voting Deadline.

6. The Debtors will cause to be served a copy of the order of the Court approving the Solicitation Procedures described in the Motion, along with a copy of the Motion, on (i) First Security Bank of Searcy, Arkansas, and (ii) each known entity that is serving as a Master Ballot Agent. Upon written request, the Debtors will reimburse such entities (or their agents) in accordance with customary procedures for their reasonable, actual and necessary out of pocket expenses incurred in performing the tasks described above. No other fees, commissions or other remuneration will be payable to any Master Ballot Agent (or their agents or intermediaries) in connection with the distribution of Solicitation Packages to Beneficial Owners or the completion of Master Ballots.

7. With respect to the tabulation of Ballots cast by Individual Holders and Beneficial Owners of Debentures, the following procedures will apply:

•	All Master Ballot Agents will be required to retain the Individual Ballots cast by their respective Beneficial Owners for inspection for a period of six (6) months following the Voting Deadline.

•	BMC will compare (i) the votes cast by Individual Holders and Beneficial Owners to (ii) the applicable Record Holder Registers and the Master Ballot Agent Registers, respectively. Votes submitted by an Individual Record Holder on an Individual Ballot will not be counted in excess of the record position in the applicable Debenture for that particular Individual Holder, as identified on a Record Holder Register. Votes submitted by a Master Ballot Agent on a Master Ballot will not be counted in excess of the aggregate position in the Debentures of the Master Ballot Agent, as identified in a Master Ballot Agent Register. The submission of an Individual Ballot or a Master Ballot reflecting an aggregate amount of voting Claims or Interests that exceeds the record position as identified on a Record Holder Register or the aggregate position identified on a Master Ballot Agent Register, respectively, is referred to herein as an “overvote.”

•	To the extent that an Individual Ballot submitted by an Individual Holder contains an overvote or otherwise conflicts with a Record Holder Register, BMC will tabulate the Individual Record Holder’s vote to accept or reject the Plan based upon the verified information contained in the applicable Record Holder Register.

•	To the extent that a Master Ballot contains an overvote or votes that otherwise conflict with a Master Ballot Agent Register, BMC will attempt to resolve the overvote or conflicting vote prior to the Voting Deadline.

•	To the extent that an overvote or a conflicting vote on a Master Ballot is not reconciled prior to the Voting Deadline, BMC (i) will calculate the respective percentage of the total stated amount of the Master Ballot voted by each respective Beneficial Owner, (ii) will multiply such percentage for each Beneficial Owner by the amount of aggregate holdings for the applicable Master Ballot Agent identified on the applicable Master Ballot Agent Register and (iii) will tabulate votes to accept or reject the Plan based on the result of this calculation. The Debtors reserve the right to challenge the appropriateness of this calculation in any given case by seeking a determination of the Court within three (3) business days after the final voting results are certified by BMC.

•	A single Master Ballot Agent may complete and deliver to BMC multiple Master Ballots summarizing the votes of Beneficial Owners of Debentures. Votes reflected on multiple Master Ballots will be counted, except to the extent that they are duplicative of other Master Ballots. If two or more Master Ballots are inconsistent, the latest dated Master Ballot received prior to the Voting Deadline will, to the extent of such inconsistency, supersede and revoke any prior Master Ballot.

•	The tabulation of votes by Individual Holders and Beneficial Owners will be subject to the additional provisions contained in paragraph 26 of the Motion.